EXHIBIT 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of September 27, 2013

among

The Other Borrowers Party Hereto From Time to Time

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BANK OF MONTREAL,

acting under its trade name BMO CAPITAL MARKETS,

BBVA COMPASS BANK,

COOPERATIEVE CENTRAL RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK

NEDERLAND” NEW YORK BRANCH and

CITIBANK, N.A.,

as Syndication Agents

COBANK, ACB,

COMERICA BANK,

BANK OF AMERICA, N.A.

THE ROYAL BANK OF SCOTLAND PLC,

HSBC BANK USA, N.A.,

TD BANK, N.A.

FIFTH THIRD BANK and

REGIONS BANK,

as Documentation Agents

J.P. MORGAN SECURITIES LLC

and

BANK OF MONTREAL,

acting under its trade name BMO CAPITAL MARKETS

as Joint Bookrunners and Co-Lead Arrangers

TABLE OF CONTENTS, Page ii of iv

TABLE OF CONTENTS, Page iii of iv

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Guaranty Agreement
Exhibit C	–	Form of Security Agreement
Exhibit D	–	Form of Compliance Certificate
Exhibit E	–	Form of Incremental Facility Activation Notice
Exhibit F	–	Form of Solvency Certificate
Exhibit G	–	Form of Tax Exemption Certificate

SCHEDULES:

Schedule 1.01	–	Existing Letters of Credit
Schedule 2.01	–	Commitments
Schedule 3.12	–	Subsidiaries
Schedule 3.13	–	Labor Matters
Schedule 5.10	–	Post Closing Items
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Investments
Schedule 6.09	–	Certain Affiliate Transactions

TABLE OF CONTENTS, Page iv of vi

AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 27, 2013 (this “Agreement”) among DARLING INTERNATIONAL INC., a Delaware corporation, the Canadian Borrower, the LENDERS party hereto from time to time, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, BANK OF MONTREAL, acting under its trade name BMO CAPITAL MARKETS, BBVA COMPASS BANK, COOPERATIEVE CENTRAL RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND” NEW YORK BRANCH and CITIBANK, N.A. as Syndication Agents (in such capacity, the “Syndication Agents”) and COBANK, ACB, COMERICA BANK, BANK OF AMERICA, N.A, THE ROYAL BANK OF SCOTLAND PLC, HSBC BANK USA, N.A., TD BANK, N.A. FIFTH THIRD BANK and REGIONS BANK, as Documentation Agents (in such capacity, the “Documentation Agents”).

WHEREAS the Parent Borrower is a party to that certain Credit Agreement dated as of December 17, 2010 among the Parent Borrower, the lenders from time to time party thereto, the Administrative Agent and the other parties thereto (as amended by the First Amendment to the Credit Agreement dated March 25, 2011 and as amended, restated, amended and restated, supplemented or otherwise modified immediately prior to the effectiveness hereof, the “Existing Credit Agreement”);

WHEREAS the parties hereto agree to amend and restate the Existing Credit Agreement in its entirety as set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I.

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 10.02).

“Adjusted EBITDA” means, for any period (the “Subject Period”), the total of the following calculated without duplication for such period: (a) the EBITDA of the Parent Borrower and its Restricted Subsidiaries; plus (b) cash distributions actually received from joint ventures (including the Renewable Diesel Joint Venture); plus (c) on a pro forma basis, the pro forma EBITDA of Rothsay and each other Prior Target (or, as applicable, the EBITDA of any such Prior Target attributable to the assets acquired from such Prior Target), for any portion of such Subject Period occurring prior to the date of the acquisition of Rothsay or such other Prior Target (or the related assets, as the case may be) and including in the calculation of such pro forma EBITDA (without duplication) (i) credit for acquisition-related costs and cost savings to the extent expressly permitted pursuant to Article 11 of Regulation S-X under the Securities Act of 1933 and (ii) other adjustments for cost savings as are reasonably acceptable to the Administrative Agent; minus (d) the EBITDA of each Prior Company and, as applicable but without duplication, the EBITDA of the Parent Borrower and each Restricted Subsidiary attributable to all Prior Assets, in each case for any portion of such Subject Period occurring prior to the date of the disposal of such Prior Companies or Prior Assets. Notwithstanding the foregoing, the Adjusted EBITDA for the fiscal quarters ending December 29, 2012, March 30, 2013 and June 29, 2013 shall be $76,575,000, $85,122,000 and $78,297,000 respectively, subject to adjustment as set forth in clauses (c) and (d) above.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or with respect to the determination of the Alternate Base Rate, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period or, with respect to the determination of the Alternative Base Rate, for a one month interest period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or, in the case of Loans or Letters of Credit denominated in Canadian Dollars, JPMorgan Chase Bank, N.A., Toronto Branch or any Affiliate thereof designated by it, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Revolving Lender, subject to Section 2.21, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day and with respect to any Term Loan or Revolving Loan and with respect to any letter of credit fee or any commitment fee payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread/CDOR Spread”, “Commitment Fee Rate” or “Letter of Credit Fee”, as the case may be, based upon the Total Leverage Ratio as of the most recent determination date; provided that until delivery of the Parent Borrower’s consolidated financial statements for the first full fiscal quarter ended after the Effective Date as required by Section 5.01(a) or (b), the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 4:

Category	Total Leverage Ratio	Eurodollar Spread/CDOR Spread	ABR Spread/Canadian Prime Rate Spread	Commitment Fee Rate	Letter of Credit Fee
1	Greater than or equal to 3.50:1.00	2.75%	1.75%	0.50%	2.75%
2	Less than 3.50:1.00 but greater than or equal to 3.00:1.00	2.50%	1.50%	0.45%	2.50%
3	Less than 3.00:1.00 but greater than or equal to 2.50:1.00	2.25%	1.25%	0.40%	2.25%
4	Less than 2.50:1.00 but greater than or equal to 2.00:1.00	2.00%	1.00%	0.35%	2.00%
5	Less than 2.00:1.00 but greater than or equal to 1.50:1.00	1.75%	0.75%	0.30%	1.75%
6	Less than 1.50:1.00	1.50%	0.50%	0.25%	1.50%

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For purposes of the foregoing, (i) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Parent Borrower’s fiscal year based upon the Parent Borrower’s consolidated financial statements most recently delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to be in Category 1: (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Parent Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to any agents hereunder or to Lenders by means of electronic communications pursuant to Section 10.01.

“Approved Fund” means a Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Swap” means a concurrent purchase and sale or exchange of Related Business Assets between the Parent Borrower or any of its Restricted Subsidiaries and another Person; provided that the Parent Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of the contractually agreeing to such transaction) as determined in good faith by the Parent Borrower.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

CREDIT AGREEMENT, Page 3

“Available Amount” means, at any date, an amount equal to the sum of (i) $340,400,000 plus (ii) the Net Proceeds actually received by the Parent Borrower from and after the Effective Date to such date from the sale of Equity Interests of the Parent Borrower (other than Disqualified Equity Interests and other than Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Parent Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) minus (iii) the aggregate amount of cash Investments made after the Effective Date by the Parent Borrower or any Restricted Subsidiary in the Renewable Diesel Joint Venture pursuant to Section 6.04(u)(i) minus (iv) the aggregate amount of unreimbursed payments made after the Effective Date by the Parent Borrower or any Restricted Subsidiary in respect of Indebtedness permitted by Section 6.01(w) or the exercise of remedies under any Lien incurred pursuant to Section 6.02(y)(ii).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” means any bona fide (i) debt fund, (i) investment vehicle, (iii) regulated bank entity or (iv) non-regulated lending entity that is, in each case, engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business that is managed, sponsored or advised by any person Controlling, Controlled by or under common Control with a competitor of the Parent Borrower, its subsidiaries or Rothsay.

“Borrowers” means the Parent Borrower and the Canadian Borrower.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans or CDOR Rate Loans, as applicable, as to which a single Interest Period is in effect (it being understood that Loans denominated in dollars made under the USD Only Revolving Commitment and the USD/CAD Revolving Commitment shall be deemed Loans of the same “Class” for purposes hereof) or (b) a Swingline Loan.

“Borrowing Request” means a request by the applicable Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, Chicago, Illinois or Dallas, Texas, are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market; provided further than when used in connection with any Loans or Letters of Credit denominated in Canadian Dollars, such date shall also exclude any day on which commercial banks in Toronto, Ontario are authorized or required by law to remain closed.

“CAD Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make CAD Term Loans hereunder, expressed as an amount representing the maximum principal amount of the CAD Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 and (c) established or increased from time to time pursuant to an Incremental Assumption Agreement. The initial amount of each Lender’s CAD Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or

CREDIT AGREEMENT, Page 4

Incremental Assumption Agreement pursuant to which such Lender shall have assumed its CAD Term Commitment, as applicable. The Dollar Equivalent of the initial aggregate amount of the Lenders’ CAD Term Commitments is $150,000,000.

“CAD Term Facility” means the CAD Term Commitments and the extensions of credit made thereunder.

“CAD Term Lender” means a Lender with a CAD Term Commitment or an outstanding CAD Term Loan.

“CAD Term Loans” means a Loan made pursuant to clause (b) of Section 2.01 or an Incremental Term Loan denominated in Canadian Dollars.

“Canadian Benefit Plans” means any plan, agreement, fund, program, practice or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Canadian Loan Party has any liability with respect to any current or former employee, officer, director or contractor employed in Canada (or any spouses, dependents, survivors or beneficiaries of any such persons), including any Canadian Pension Plans but excluding any statutory benefit plans which any Canadian Loan Party is required to participate in or comply with, such as the Canada Pension Plan, the Quebec Pension Plan and plans administered pursuant to applicable health, tax, workplace safety insurance and employment insurance legislation.

“Canadian Borrower” means, as of the Canadian Borrower Joinder Date, Darling Canada.

“Canadian Borrower Joinder Date” means the date Darling Canada executes and delivers the joinder agreements described in Section 4.02(k).

“Canadian Collateral Reallocation” has the meaning set forth in Section 5.10(b).

“Canadian Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Deposit Obligations” means all Deposit Obligations to the extent the applicable Covered Party is a Canadian Subsidiary.

“Canadian Dollars” or “$C” means lawful money of Canada.

“Canadian LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit denominated in Canadian Dollars at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of any of the Borrowers at such time. The Canadian LC Exposure of any Revolving Lender at any time shall be its USD/CAD Applicable Percentage of the total Canadian LC Exposure at such time.

“Canadian Loan Party Obligations” means all obligations, indebtedness, and liabilities of the Canadian Loan Parties, or any one of them, to the Administrative Agent and the Lenders arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Canadian Loan Parties to repay the Canadian Borrowers’ Loans and LC Disbursements, interest on such Loans and LC Disbursements, and all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) arising therefrom and provided for in the Loan Documents.

CREDIT AGREEMENT, Page 5

“Canadian Loan Party” means each Loan Party formed under the laws of Canada or any province or territory thereof.

“Canadian Multi-Employer Plans” means all Canadian Benefit Plans to which a Canadian Loan Party is required to contribute pursuant to a collective agreement and which are not maintained or administered by a Canadian Loan Party or any of their Affiliates.

“Canadian Obligations” means the Canadian Loan Party Obligations, Canadian Swap Obligations and Canadian Deposit Obligations.

“Canadian Pension Plans” shall mean any Canadian Benefit Plan that is required to be registered under Canadian federal or provincial pension benefits standards legislation.

“Canadian Pension Termination Event” means the occurrence of any of the following: (i) the board of directors of any Canadian Loan Party passes a resolution to terminate or wind-up in whole or in part any Canadian Defined Benefit Plan or any Canadian Loan Party otherwise initiates any action or filing to voluntarily terminate or wind-up in whole or in part any Canadian Defined Benefit Plan; (ii) the institution of proceedings by any Governmental Authority to terminate in whole or in part any Canadian Defined Benefit Plan, including notice being given by the Superintendent of Financial Services or another Governmental Authority that it intends to proceed to wind-up in whole or in part a Canadian Defined Benefit Plan of a Canadian Loan Party; (iii) there is a cessation or suspension of contributions to the fund of a Canadian Defined Benefit Plan by a Canadian Loan Party (other than a cessation or suspension of contributions that is due to (a) an administrative error or (b) the taking of contribution holidays in accordance with applicable law); (iv) the receipt by a Canadian Loan Party of correspondence from any Governmental Authority related to the likely wind-up or termination (in whole or in part) of any Canadian Defined Benefit Plan; and (v) the wind-up or partial wind-up of a Canadian Defined Benefit Plan. Notwithstanding anything to the contrary herein, a Canadian Pension Termination Event shall not include any event that relates to the partial wind-up or termination of solely a defined contribution component of a Canadian Defined Benefit Plan.

“Canadian Prime Rate” shall mean, for any period, the rate per annum determined by the Administrative Agent to be the higher of (i) the rate of interest per annum most recently announced or established by JPMorgan Chase Bank, N.A., Toronto Branch as its reference rate in effect on such day for determining interest rates for Canadian Dollar denominated commercial loans in Canada and commonly known as “prime rate” (or its equivalent or analogous such rate), such rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A., Toronto Branch and (ii) the sum of (a) the yearly interest rate to which the one-month CDOR Rate is equivalent plus (b) one percent (1.0%). Any change in such rate due to a change in the “prime rate” or CDOR Rate shall be effective as of the opening of business on the day of such change in the “prime rate” or the CDOR Rate, as the case may be.

“Canadian Prime Rate Loan” shall mean a Swingline Loan denominated in Canadian Dollars.

“Canadian Prime Rate Borrowing” shall mean a Borrowing of Swingline Loans comprised of Canadian Prime Rate Loans.

“Canadian Revolving Exposure” means, at any particular time, the sum of (a) the Dollar Equivalent of the principal amount of the Canadian Revolving Loans outstanding at such time, (b) the Canadian LC Exposure outstanding at such time and (c) the Dollar Equivalent of the principal amount of the Swingline Loans denominated in Canadian Dollars outstanding at such time.

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“Canadian Revolving Loans” means the revolving loans made by Lenders holding Canadian Revolving Commitments under Section 2.01.

“Canadian Revolving Sublimit” means $225,000,000.

“Canadian Security Agreement” means the Canadian Pledge and Security Agreement among the Administrative Agent, the Canadian Borrower and the other Canadian Loan Parties in form and substance reasonably acceptable to the Administrative Agent.

“Canadian Subsidiary” means any Subsidiary of the Parent Borrower incorporated or otherwise organized under the laws of Canada or any province or territory thereof.

“Canadian Swap Obligations” means all Swap Obligations to the extent the applicable Covered Party is a Canadian Subsidiary.

“Capital Expenditures” means, for any period and a Person, without duplication (a) the additions to property, plant and equipment and other capital expenditures of such Person and its consolidated subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by such Person and its consolidated subsidiaries during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR Loan Rate” means the CDOR Rate plus, in the case of any Lender that is not a Schedule I Lender, 0.10% per annum.

“CDOR Rate” means, on any day when a CDOR Rate Loan is to be made pursuant hereto, the per annum rate of interest which is the rate determined as being the arithmetic average of the annual yield rates applicable to Canadian Dollar bankers’ acceptances having a term comparable to such Interest Period of the CDOR Rate Loan requested by the applicable Borrower displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or any successor thereto or Affiliate thereof) as at approximately 11:00 a.m. (Toronto time) on the date of the commencement of such Interest Period; provided, however, if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the discount rate quoted by the Administrative Agent or, in the event that the Administrative Agent does not at such time issue bankers’ acceptances, the Bank of Montreal (determined as of 11:00 a.m. (Toronto time) on such day) which would be applicable in respect of an issue of bankers’ acceptances having a term comparable to such Interest Period of the CDOR Rate Loan requested by the applicable Borrower on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

“CDOR Rate Borrowing” shall mean a Borrowing comprised of CDOR Rate Loans.

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“CDOR Rate Loan” shall mean a Loan denominated in Canadian Dollars made by the Lenders (or any one of them) to the applicable Borrower which bears interest at a rate based on the CDOR Loan Rate.

“Change in Control” means any of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Parent Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent Borrower by Persons who were neither (i) nominated by the board of directors of Parent Borrower nor (ii) appointed or elected by directors so nominated; or (c) the occurrence of a “Change of Control” or any comparable event resulting in a requirement for the Parent Borrower to make an offer to purchase any Pari Passu Notes, any Refinancing Notes or any Refinancing Junior Loans with an aggregate principal amount outstanding in excess of the Threshold Amount, as the term “Change of Control” or those events are defined under any of the documentation evidencing and governing any of the Pari Passu Notes, any Refinancing Notes or any Refinancing Junior Loans, as applicable.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented but solely to the extent the relevant increased costs or loss of yield would have been included if they had been imposed under applicable increased cost provisions and only to the extent the applicable Lender is requiring reimbursement therefor from similarly situated borrowers under comparable syndicated credit facilities (to the extent such Lender has the right to do so under its credit facilities with similarly situated borrowers).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, USD Only Revolving Loans, USD/CAD Revolving Loans, Term Loans, USD Term Loans, CAD Term Loans, Swingline Loans, Loans made pursuant to any Specified Refinancing Debt constituting revolving facility commitments, Loans made pursuant to any Specified Refinancing Debt constituting term loans, Loans made pursuant to an Incremental Revolving Commitment (other than an Incremental Commitment that is an increase of an existing revolving commitment) or Loans made pursuant to an Incremental Term Facility and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, USD Only Revolving Commitment, USD/CAD Revolving Commitment, Term Commitment, USD Term Commitment, CAD Term Commitment, Specified Refinancing Debt constituting revolving facility commitment, Specified Refinancing Debt constituting term loan commitment, an Incremental Revolving Commitment (other than an Incremental Commitment that is an increase of an existing revolving commitment) or a commitment for Incremental Term Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

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“Collateral” means, collectively, all of the assets and property (including Equity Interests) and interests therein and proceeds thereof, whether now owned or hereafter acquired, in or upon which a Lien is granted pursuant to any of the Security Documents as security for the Obligations or the Canadian Obligations, as applicable.

“Commitment” means a Revolving Commitment or the Term Commitment, or any combination thereof (as the context requires).

“Commitment Parties” means J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A. and Bank of Montreal, acting under its trade name BMO Capital Markets.

“Company Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other events, changes and effects, is, or would reasonably be expected to be, materially adverse to the business, financial condition, or results of operations of Rothsay, taken as a whole, or will prevent consummation of the transactions contemplated under the Rothsay Acquisition Agreement or otherwise will prevent the Parent Borrower or the Seller (as defined in the Rothsay Acquisition Agreement) from performing its obligations under the Rothsay Acquisition Agreement in any material respect; provided, however, that none of the following (either alone or in combination) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (a) any failure to meet internal projections (provided that the underlying cause or causes of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); or (b) any event, change or effect (including any litigation, loss of employees, cancellation or delay in customer orders, reduction in revenues or income, or disruption of business relationships) arising from or attributable or relating to: (i) the announcement or pendency of the transactions contemplated by the Rothsay Acquisition Agreement, (ii) conditions affecting the industry in which Rothsay operates, (iii) conditions affecting Canadian or United States’ economies or financial markets, (iv) war, act of terrorism, civil unrest or similar event, (v) compliance with the terms of, or taking any action required by, the Rothsay Acquisition Agreement, (vi) the taking of any action approved by, or consented to by, the Parent Borrower and the Commitment Parties in writing, (vii) any change in applicable laws, rules or regulations, and any changes in the interpretation thereof, or (viii) any matter that is disclosed clearly, fully and accurately in the Seller’s disclosure letter delivered to the Parent Borrower by the Seller concurrently with the execution and delivery of the Rothsay Acquisition Agreement, and, as to each such matter, the implications as to materiality are clear in the disclosure item, and the underlying facts relating thereto remain unchanged prior to the Closing; provided, however, that, solely with respect to the foregoing clause (viii), if either (a) a matter disclosed in such disclosure letter is disclosed vaguely, ambiguously, inaccurately or incompletely or (b) a change occurs with respect to the underlying facts relating to a matter that is disclosed in such disclosure letter, then, in either case, such matter shall no longer be included in the exclusion from the definition of “Company Material Adverse Effect” set forth in the foregoing clause (viii); provided, further, that, in the case of each of clauses (ii), (iii), (iv) and (vii), such event, change or effect does not disproportionately affect Rothsay relative to other businesses operating in the same industry in Canada.

“Consolidated Net Income” means, for any period and any Person (a “Subject Person”), such Subject Person’s consolidated net income (or loss) determined in accordance with GAAP, but excluding any extraordinary, nonrecurring, nonoperating or noncash gains, charges or losses, including or in addition, the following:

(a) the income (or loss) of any Unrestricted Subsidiary, any other Person who is not a Restricted Subsidiary but whose accounts would be consolidated with those of the Subject Person in the Subject Person’s consolidated financial statements in accordance with GAAP or any

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other Person (other than a Restricted Subsidiary) in which the Subject Person or a subsidiary has an ownership interest (including any joint venture); provided, however, that Consolidated Net Income shall include amounts in respect of the income of such when actually received in cash by the Subject Person or such subsidiary in the form of dividends or similar distributions;

(b) any gains or losses accrued on foreign currency receivables or on foreign currency payables of the Subject Person or a subsidiary organized under the laws of the United States which are not realized in a cash transaction;

(c) the income or loss of any foreign subsidiary or of any foreign Person (other than a subsidiary) in which the Subject Person or subsidiary has an ownership interest to the extent that the Dollar Equivalent amount of the income contains increases or decreases due to the fluctuation of a foreign currency exchange rate after the Effective Date; and

(d) the income or loss of any Person acquired by the Subject Person or a subsidiary for any period prior to the date of such acquisition (provided such income or loss may be included in the calculation of Adjusted EBITDA to the extent provided in the definition thereof).

It is understood that any fees, expenses and charges incurred in connection with the consummation of the Transactions (other than consolidated interest expense relating thereto),including any expenses relating to the extinguishment of Indebtedness shall be excluded from the calculation of Consolidated Net Income.

“Consolidated Net Tangible Assets” means Consolidated Total Assets after deducting:

(a) all current liabilities;

(b) any item representing investments in Unrestricted Subsidiaries; and

(c) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles.

“Consolidated Total Assets” means, as of any date of determination, the total amount of assets appearing on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Party” means each Loan Party and any other Subsidiary of the Parent Borrower designated by the Parent Borrower as a “Covered Party” for purposes of this Agreement.

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Criminal Code (Canada)” means the Criminal Code (Canada), R.S.C., 1985 c. C-46, as amended.

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“Darling Canada” means Darling International Canada Inc., a wholly-owned direct or indirect Subsidiary of the Parent Borrower formed under the laws of the province of New Brunswick, Canada.

“Date of Full Satisfaction” means, as of any date, that on or before such date: (i) the principal of and interest accrued to such date on each Loan (other than the contingent LC Exposure) shall have been paid in full in cash, (ii) all fees, expenses and other amounts then due and payable which constitute Loan Obligations (other than the contingent LC Exposure and other contingent amounts for which no claim or demand has been made) shall have been paid in full in cash, (iii) the Commitments shall have expired or been terminated, and (iv) the contingent LC Exposure shall have been secured by: (A) the grant of a first priority, perfected Lien on cash or cash equivalents in an amount at least equal to 102% of the amount of such LC Exposure or other collateral which is reasonably acceptable to the Issuing Bank or (B) the issuance of a “back–to–back” letter of credit in form and substance reasonably acceptable to the Issuing Bank with an original face amount at least equal to 102% of the amount of such LC Exposure.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has: (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within two Business Days of the date required to be funded by it hereunder, (b) notified the Parent Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within two Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that any Lender that has failed to give such timely confirmation shall cease to be a Defaulting Lender under this clause (c) immediately upon the delivery of such confirmation, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Obligations” means all obligations, indebtedness, and liabilities of the Covered Parties, or any one of them, to any Lender or any Affiliate of any Lender which have been designated by the Parent Borrower by written notice to the Administrative Agent as entitled to the security of the Collateral and which arise pursuant to any treasury, purchasing card, deposit, lock box or cash management services or arrangements (including in connection with any automated clearing house transfers of funds or any similar transactions between the Parent Borrower or any Subsidiary Loan Party and any Lender, Affiliate of a Lender, Issuing Bank or the Administrative Agent) entered into by such Lender or Affiliate with the

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Covered Parties, or any one of them, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation, indebtedness, and liabilities of the Covered Parties, or any one of them, to repay any credit extended in connection with such arrangements, interest thereon, and all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in the documentation executed in connection therewith.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Parent Borrower in good faith) of non-Cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05(o) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Parent Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Permitted Investments received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Permitted Investments).

“Disclosed Matters” means all the matters disclosed in on the Schedules hereto or in the Parent Borrower’s reports to the Securities and Exchange Commission on form 10-K for the fiscal year ended December 29, 2012 or the 10-Qs for the fiscal quarters ended March 30, 2013 and June 29, 2013. For the avoidance of doubt, the disclosure in the Disclosed Matters shall not be deemed to include any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligations or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, on or prior to the 91st day following the Term Loan Maturity Date; provided that (i) any Equity Interests that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the Parent Borrower to repurchase such Disqualified Equity Interests upon the occurrence of a change of control or asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all securities into which it is convertible or for which it is ratable or exchangeable) provide that the Parent Borrower may not repurchase or redeem any such Equity Interests (and all securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision unless the Loan Obligations are fully satisfied simultaneously therewith and (ii) only the portion of the Equity Interests meeting one of the foregoing clauses (a) through (d) prior to the date that is 91 days after the Term Loan Maturity Date will be deemed to be Disqualified Equity Interests.

“Disqualified Institution” means (i) those Persons that are competitors of the Parent Borrower or its subsidiaries or Rothsay or (ii) such other Persons, in each case, identified in writing to the Administrative Agent prior to the Effective Date (in each case, together with any person that is a readily identifiable Affiliate of any person set forth in clauses (i) and (ii); provided that the Parent Borrower, upon reasonable notice to the Administrative Agent after the Effective Date shall be permitted to supplement in writing the list of Persons that are Disqualified Institutions to the extent such supplemented Person is either a competitor that is an operating company or an Affiliate of any operating company competitor (other than an Affiliate that is a Bona Fide Debt Fund, unless such Person is otherwise a Disqualified Institution under clause (ii) above).

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“Documentation Agents” has the meaning assigned to such term in the preamble hereto.

“dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” shall mean, at any date of determination, (a) with respect to any amount denominated in dollars, such amount, and (b) with respect to any amount denominated in any currency other than dollars, the equivalent amount thereof in dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate in effect on such date for the purchase of dollars with such currency. The Dollar Equivalent at any time of the amount of any Letter of Credit, LC Disbursement or Loan denominated in Canadian Dollars shall be the amount most recently determined as provided in Section 1.06.

“Domestic Loan Party” means the Parent Borrower and each other Loan Party that is a Domestic Subsidiary.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Domestic Subsidiary Loan Party” means a Loan Party that is a Domestic Subsidiary.

“EBITDA” means, for any period and any Person, the total of the following each calculated without duplication on a consolidated basis for such period: (a) Consolidated Net Income; plus (b) any provision for (or less any benefit from) income or franchise taxes included in determining Consolidated Net Income; plus (c) interest expense (including the interest portion of Capital Lease Obligations) deducted in determining Consolidated Net Income; plus (d) amortization and depreciation expense deducted in determining Consolidated Net Income; plus (e), to the extent not disregarded in the calculation of Consolidated Net Income, non-cash charges.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.04(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loans and/or Commitments to such Person under Section 10.04(b)); provided that in any event, “Eligible Assignee” shall not include (i) any natural person or (ii) any Disqualified Institution.

“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, binding agreements or other legally enforceable requirements issued, promulgated or entered into by any Governmental Authority, regulating, relating in any way to or imposing standards of conduct concerning the environment, preservation or reclamation of natural resources or health and safety as it relates to environmental protection.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Person resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the release of any Hazardous Materials into the environment or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Accretive Investment” has the meaning set forth in Section 6.04(l).

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“Equity Interests” means shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests or any warrants, options or other rights to acquire such interests but excluding any debt securities convertible into such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (i) the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (k) with respect to any Foreign Benefit Plan, (A) the failure to make or remit any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Plan; (B) the failure to register or loss of registration in good standing with applicable regulatory authorities of any such Foreign Benefit Plan required to be registered; or (C) the failure of such Foreign Benefit Plan to comply with any material provisions of applicable law or regulations or with the material terms of such Foreign Benefit Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate but does not include any Loan or Borrowing bearing interest at a rate determined by reference to clause (c) of the definition of the term “Alternative Base Rate”.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excluded Subsidiary” means (i) any Subsidiary that is not a wholly-owned Subsidiary, (ii) any Foreign Subsidiary (other than, from and after the Canadian Borrower Joinder Date, any Canadian Subsidiary), (iii) any Unrestricted Subsidiary, (iv) any subsidiary that is prohibited by applicable law,

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regulation or Contractual Obligation from entering into (and providing the guarantees pursuant to) the Guaranty Agreement (including if it is not within the legal capacity of such Loan Party to do so (whether as a result of financial assistance, corporate benefit or thin capitalization rule or otherwise)) or that would require the consent, approval, license or authorization of a Governmental Authority in order to enter into (and provide the guarantees pursuant to) the Guaranty Agreement, (v) any Domestic Subsidiary if substantially all of its assets consist of the debt or Equity Interests of one or more direct or indirect Foreign Subsidiaries (other than, from and after the Canadian Borrower Joinder Date in respect of any Canadian Subsidiaries directly owned by such Domestic Subsidiary), (vi) not-for-profit Subsidiaries, (vii) captive insurance Subsidiaries, (viii) any Immaterial Subsidiary and (ix) any Subsidiary to the extent that the burden, difficulty, consequence or cost of entering into (and providing the guarantees pursuant to) the applicable Guaranty Agreement outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent and the Parent Borrower; provided, that notwithstanding anything to the contrary contained in this Agreement, no Subsidiary shall be an “Excluded Subsidiary” if such Subsidiary enters into, or is required to enter into, a guarantee of (or becomes, or is required to become, a borrower or other obligor under) any obligations of the Parent Borrower or any Domestic Subsidiary thereof under any Pari Passu Notes, Refinancing Notes or any Refinancing Junior Loans or any Permitted Refinancing of any such Pari Passu Notes, Refinancing Notes or any Refinancing Junior Loans, in each case, to the extent then outstanding.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) income, franchise or similar taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in which it is doing business, or in which it had a present or former connection (other than such connection arising solely from any Secured Party having executed, delivered, or performed its obligations or received a payment under, or enforced, any Loan Document) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender (including as a result of FATCA) at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding tax pursuant to Section 2.17(a), (d) in the case of a non-Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any United States backup withholding tax that is imposed on accounts payable to such non-Foreign Lender at the time such non-Foreign Lender becomes a party to this Agreement, (e) any amounts paid or payable on “outstanding debts to specified non-residents” as defined in subsection 18(5) of the Income Tax Act (Canada) which are recharacterized as a dividend under the provisions of the Income Tax Act (Canada) and (f) all liabilities, penalties and interest with respect to any of the foregoing excluded taxes.

“Existing Credit Agreement” has the meaning provided in the preamble hereto.

“Expiration Date” means the later of (a) December 31, 2013 and (b) the date the “End Date” (as defined in the Acquisition Agreement) is extended to in accordance with Section 10.4(a) of the Rothsay Acquisition Agreement, provided such date in this clause (b) shall not extend beyond February 28, 2014.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

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“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenants” means the covenants set forth in Sections 7.01, 7.02 and 7.03.

“Financial Officer” means the chief financial officer, executive vice president of finance and administration, principal accounting officer, treasurer or controller of, unless otherwise noted, the Parent Borrower (or any other officer acting in substantially the same capacity of the foregoing).

“Foreign Benefit Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to United States law and is sponsored, maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Currency Letter of Credit” shall mean any Letter of Credit denominated in Canadian Dollars.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Loan Party” means any Foreign Subsidiary that is a Subsidiary Loan Party.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation (including any obligations under an operating lease) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation (including any obligations under an operating lease) of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

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“Guaranty Agreement” means the guaranty agreement of the Loan Parties in respect of the Obligations (and/or the Canadian Obligations as set forth therein) in the form of Exhibit B hereto.

“Hazardous Materials” means any material, substance or waste regulated pursuant to or that could give rise to liability under, or classified, characterized or regulated as “hazardous,” “toxic,” “radioactive” or a “pollutant” or contaminant under, Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, and infectious or medical wastes.

“Immaterial Subsidiary” means, any Restricted Subsidiary of the Parent Borrower designated by the Parent Borrower pursuant to written notice provided to the Administrative Agent as an “Immaterial Subsidiary”; provided the EBITDA of the Immaterial Subsidiaries, individually or collectively, for the 4 fiscal quarter period ended most recently prior to such date shall not exceed 5% of the EBITDA of the Parent Borrower and its Subsidiaries taken as a whole. As of the Effective Date, Bio-Energy Products LLC, a Delaware limited liability company, has been designated as an Immaterial Subsidiary.

“Increased Amount Date” has the meaning assigned to such term in Section 2.20(a).

“Incremental Amount” means, at any time, (i) $375,000,000 plus (ii) additional amounts if, after giving effect to the incurrence of any Incremental Facilities (which for this purpose will be deemed to include the full amount of any Incremental Revolving Facility assuming the full amount of such increase had been drawn and/or the full amount of such facility was drawn) the Parent Borrower is in compliance, on a Pro Forma Basis, with a Secured Leverage Ratio of 3.00 to 1.00 as of the end of the most recent fiscal quarter for which financial statements were required to be delivered under Section 5.01(a) or (b); provided that for purposes of clause (ii), if the proceeds of the relevant Incremental Facility will be applied to finance a Permitted Acquisition, compliance with the Secured Leverage Ratio will be determined as of the date of the execution of the definitive agreement with respect thereto to the extent the closing of such Permitted Acquisition is no more than 180 days from such date of execution, it being understood that to the extent such closing is more than 180 days after the date of such execution, such compliance will be calculated as of the date the applicable Indebtedness is incurred (the determination method set forth in this proviso as it relates to compliance with an particular incurrence test set forth in this Agreement for the purposes of transactions relating to making a Permitted Acquisition, the “Permitted Acquisition Determination Method”). For the avoidance of doubt, the amount in clause (i) above shall be reduced by the aggregate amount of all Incremental Term Loans made plus all Incremental Revolving Commitments established prior to such time pursuant to Section 2.20(a) in reliance on such clause (i).

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Parent Borrower, among the Borrowers, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Lenders.

“Incremental Facility” means any facility established by the Lenders pursuant to Section 2.20.

“Incremental Facility Activation Notice” means a notice substantially in the form of Exhibit E.

“Incremental Revolving Commitment” means the Revolving Commitment, or if applicable, additional revolving commitments under this Agreement, of any Lender, established pursuant to Section 2.20, to make Incremental Revolving Loans (and other revolving credit exposure available) to a Borrower.

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“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loans” means the Revolving Loans made by one or more Lenders to a Borrower pursuant to Section 2.20.

“Incremental Term Lender” means each Lender which holds an Incremental Term Loan.

“Incremental Term Loans” means the Term Loans made by one or more Lenders to a Borrower pursuant to Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations of such Person in respect of the deferred purchase price of property (excluding trade payables) which purchase price is due more than six months after the date of placing such property in service or taking delivery of title thereto; (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset as determined by such Person in good faith on the date of determination and (ii) the amount of such Indebtedness of other Persons; (f) all Capital Lease Obligations of such Person; (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bankers’ acceptances or other similar instruments; (h) all obligations of such Person in respect of mandatory redemption or cash mandatory dividend rights on Disqualified Equity Interests; (i) all obligations of such Person under any Swap Agreement; and (j) all Guarantees by such Person in respect of the foregoing clauses (a) through (i). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of the obligations of the Parent Borrower or any Subsidiary in respect of any Swap Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated September 2013 relating to the Parent Borrower and the Transactions.

“Insolvent” with respect to any Multiemployer Plan, means the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Charges” means for any period, the sum of the following for the Parent Borrower and the Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP without duplication for such period: (a) the aggregate amount of interest, including payments in the nature of interest under Capital Lease Obligations, paid in cash; plus (b) on a pro forma basis, the Interest Charges pursuant to clause (a) above of each Prior Target (or, as applicable, the Interest Charges pursuant to clause (a) above of a Prior Target specifically attributable to the assets acquired from such Prior Target and continuing after such acquisition), with pro forma adjustment thereto to reflect the incurrence of any

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additional or replacement Indebtedness in connection with the acquisition of such Prior Target or assets (determined at the prevailing interest rate on such Indebtedness on the date incurred) and the payment of any Indebtedness of such Prior Target in connection with such acquisition, for any portion of such period occurring prior to the date of the acquisition of such Prior Target (or the related assets, as the case may be); minus (c) the Interest Charges of each Prior Company pursuant to clause (a) above and, as applicable but without duplication, the Interest Charges pursuant to clause (a) above of the Parent Borrower and each Restricted Subsidiary specifically attributable to all Prior Assets, with pro forma adjustment thereto to reflect the assumption, repayment or retirement of Indebtedness of the Parent Borrower or its Restricted Subsidiaries in connection with the disposal of such Prior Company or Prior Assets, in each case for any portion of such period occurring prior to the date of the disposal of such Prior Companies or Prior Assets; provided that for the purposes of determining the Interest Coverage Ratio for the periods ending on the last day of each of the first, second and third fiscal quarters following the Effective Date, Interest Charges for the relevant period shall be deemed to equal Interest Charges for such fiscal quarter (and, in the case of the latter two such determinations, for such fiscal quarter and each previous fiscal quarter ending after the Effective Date) multiplied by 4, 2 and 4/3, respectively.

“Interest Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of:

(a) Adjusted EBITDA for Parent Borrower and the Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP for the period of four (4) consecutive fiscal quarters then ended, to

(b) Interest Charges for the period of four (4) consecutive fiscal quarters then ended.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan or CDOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing or CDOR Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing or CDOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect or twelve months if requested by the applicable Borrower and available to from all applicable Lenders, provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate”: as defined in the definition of “LIBO Rate”.

“Investment” has the meaning assigned to such term in Section 6.04.

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“Issuing Bank” means JPMorgan Chase Bank, N.A., and TD Bank, N.A. and, with respect to any Letters of Credit described on Schedule 1.01 and outstanding on the Effective Date, PNC Bank, National Association, Comerica Bank, TD Bank, N.A., each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank and the Borrowers may, in their discretion, arrange for one or more Letters of Credit to be issued by one or more of the other Revolving Lenders. In the event an Affiliate or other Revolving Lender issues a Letter of Credit hereunder under the terms of the foregoing sentence, the term “Issuing Bank” shall include any such Affiliate or Revolving Lender with respect to Letters of Credit issued by such Affiliate or Revolving Lender, as applicable.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any then existing Term Loan, Incremental Term Loan, Revolving Commitment, Incremental Revolving Commitment, Refinancing Note or Refinancing Junior Loan.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage (or in the case of Letters of Credit denominated in Canadian Dollars, USD/CAD Applicable Percentage) of the total LC Exposure at such time.

“Lenders” means (a) for all purposes, the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Incremental Assumption Agreement or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise and (b) for purposes of the definitions of “Swap Obligations”, “Deposit Obligations” and “Secured Parties” only, shall include any Person who was a Lender or an Affiliate of a Lender at the time a Swap Agreement or Deposit Obligation was entered into by one or more of the Covered Parties, even though, at a later time of determination, such Person no longer holds any Commitments or Loans hereunder. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender. As a result of clause (b) of this definition, the Swap Obligations and Deposit Obligations owed to a Lender or its Affiliates shall continue to be “Swap Obligations” and “Deposit Obligations”, respectively, entitled to share in the benefits of the Collateral as herein provided, even though such Lender ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and any letter of credit described on Schedule 1.01 and outstanding on the Effective Date.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available at

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such time for such Interest Period (an “Impacted Interest Period”) with respect to dollars, then the LIBO Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Lien” means any mortgage, pledge, security interest, encumbrance, hypothecation, lien or charge of any kind in the nature of security (including any conditional sale agreement, title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan Documents” means this Agreement, the Guaranty Agreement, the U.S. Security Agreement, the Canadian Security Agreement, any promissory note delivered pursuant to Section 2.09(e) and any other document or instrument designated by the Parent Borrower and the Administrative Agent as a “Loan Document”.

“Loan Obligations” means all obligations, indebtedness, and liabilities of the Loan Parties, or any one of them, to the Administrative Agent and the Lenders arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Loan Parties to repay the Loans, the LC Disbursements, interest on the Loans and LC Disbursements, and all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in the Loan Documents.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means, with respect to any extensions of credit hereunder denominated in dollars, Chicago time and with respect to any extensions of credit hereunder denominated in Canadian Dollars, Toronto time.

“Material Adverse Effect” means a material and adverse effect on (a) the business, assets, property, financial condition or results of operations of the Parent Borrower and the Restricted Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents or (c) the rights of or remedies available to the Administrative Agent or any of the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit but including, without limitation, obligations in respect of one or more Swap Agreements) of any one or more of the Parent Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

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“Net Proceeds” means, with respect to any Prepayment Event (or, for purposes of the Available Amount, the issuance of Equity Interests) (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses (including underwriting discounts, investment banking fees, commissions, collection expenses and other customary transaction costs) paid or reasonably estimated to be payable by the Parent Borrower and the Restricted Subsidiaries in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments made by the Parent Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Parent Borrower and the Restricted Subsidiaries, and the amount of any reserves established by the Parent Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Parent Borrower).

“Obligations” means all Loan Obligations, the Swap Obligations and all Deposit Obligations.

“OFAC” has the meaning set forth in Section 3.18(b).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document including any interest, additions to tax or penalties applicable thereto.

“Parent Borrower” means Darling International Inc., a Delaware corporation.

“Pari Passu Liens” shall mean any Lien on the Collateral granted to the Administrative Agent for the benefit of the Pari Passu Noteholders pursuant to the U.S. Security Agreement, the Canadian Security Agreement and/or any of the other Security Documents securing the Pari Passu Notes Obligations.

“Pari Passu Notes” means the Senior Unsecured Notes due December 17, 2018 issued by the Parent Borrower in the aggregate principal amount of $250,000,000, as amended, restated, refinanced, replaced or otherwise modified from time to time (including any Permitted Refinancing Indebtedness specifically designated as such by the Parent Borrower in respect thereof).

“Pari Passu Notes Documents” means the Indenture dated December 17, 2010, among the Parent Borrower, U.S. Bank National Association, as trustee and the other parties thereto or any similar agreement relating to any Permitted Refinancing Indebtedness specifically designated as such by the Parent Borrower in respect of the Pari Passu Notes.

“Pari Passu Notes Obligations” means the “Obligations” (as such term is defined in the Pari Passu Notes Documents as of the date of the Effective Date) of the Parent Borrower and its Subsidiaries arising under and in respect of the Pari Passu Notes and the other Pari Passu Notes Documents (including any “Obligations” arising under any Permitted Refinancing Indebtedness specifically designated as such by the Parent Borrower in respect thereof).

“Pari Passu Noteholders” shall mean the holders of the Pari Passu Notes Obligations and any agent or trustee therefor.

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“Pari Passu Notes Repayment Date” shall mean the date on which the Pari Passu Notes are repaid or otherwise redeemed in full (or irrevocable notice for the repayment or redemption thereof will be given to the extent accompanied by any prepayments or deposits required to defease, terminate and satisfy in full the Pari Passu Notes).

“Participant Register” has the meaning set forth in Section 10.04(c)(ii).

“Participant” has the meaning set forth in Section 10.04(c)(i).

“Patriot Act” has the meaning set forth in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition Determination Method” has the meaning set forth in the definition of Incremental Amount.

“Permitted Investments” means:

(a) dollars, Canadian Dollars or the currency of any country having a credit rating of “A” (or the equivalent thereof) or better from either S&P or Moody’s;

(b) securities issued or directly and fully guaranteed or insured by the United States of America or the Government of Canada or any agency or instrumentality of the United States America or the Government of Canada (provided that the full faith and credit of the United States America or the Government of Canada, as applicable, is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(c) marketable general obligations issued by any state of the United States of America or province of Canada or any political subdivision of any such state or province or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of such state or province, as applicable, is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from any of S&P or Moody’s;

(d) certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” (or the equivalent thereof) by S&P or Moody’s, and having combined capital and surplus in excess of $500 million;

(e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b), (c) and (d) entered into with any bank meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s, or carrying an

CREDIT AGREEMENT, Page 23

equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(g) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (f) above.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to refinance, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), except as otherwise permitted under Section 6.01, (b) the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the final maturity date of the Indebtedness being refinanced, (c) if the original Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced except to the extent permitted under Section 6.04 and (e) if the Indebtedness being Refinanced is (or would have been required to be) secured by any collateral of a Loan Party (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable, taken as a whole, to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or, with respect to Title IV of ERISA only, any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time, together with all regulations made thereunder; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by (i) a Personal Property Security Act as in effect in a Canadian jurisdiction other than Ontario, or (ii) the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Québec, as applicable.

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“Prepayment Event” means:

(a) any Disposition (including pursuant to a sale and leaseback transaction) of any asset of the Parent Borrower or any Restricted Subsidiary under Section 6.05(o) or (u); or

(b) any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Parent Borrower or any Restricted Subsidiary; or

(c) the incurrence by the Parent Borrower or any Restricted Subsidiary of any Indebtedness other than Indebtedness permitted under Section 6.01 and Indebtedness incurred with the consent of the Required Lenders.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Assets” means assets comprising a division or branch of Parent Borrower or a Restricted Subsidiary disposed of in a transaction in accordance with this Agreement which would not make the seller a “Prior Company”.

“Prior Company” means any Restricted Subsidiary whose Equity Interests, or all or substantially all of whose assets have been disposed of, in a transaction in accordance with this Agreement.

“Prior Target” means all Targets acquired or whose assets have been acquired in a transaction permitted by Section 6.04.

“Pro Forma Basis” means, with respect to any proposed incurrence of Indebtedness, acquisition, Restricted Payment or payment made pursuant to Section 6.08(b), designation of any Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary, as applicable, or other transaction requiring the calculation of a financial metric on a Pro Forma Basis, such financial metric calculated: (a) for the most recent four (4) fiscal quarter period then ended on a pro forma basis as if the incurrence of Indebtedness, acquisition, Restricted Payment, payment made pursuant to Section 6.08(b), such Subsidiary designation or other transaction as applicable, had occurred as of the first day of such period, (b) to include any Indebtedness incurred, assumed or repaid in connection therewith (assuming, to the extent such Indebtedness bears interest at a floating rate, the rate in effect at the time of calculation for the entire period of calculation), (c) based on the assumption that any sale of Subsidiaries or lines of business which occurred during such period occurred on the first day of such period, and (d) with respect to an acquisition or investment, as if the Target were a “Prior Target” for purposes of calculating Adjusted EBITDA.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Borrowers, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.22.

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“Refinancing Junior Loans” means loans under credit or loan agreements that are unsecured or secured by the Collateral of the Loan Parties on a junior basis to the Credit Facilities, incurred in respect of a refinancing of outstanding Indebtedness of the Borrowers under the Credit Facilities; provided that, (a) if such Refinancing Junior Loans shall be secured by a security interest in the Collateral, then such Refinancing Junior Loans shall be issued subject to customary intercreditor arrangements that are reasonably satisfactory to the Administrative Agent; (b) no Refinancing Junior Loans shall mature prior to the final maturity date of the Indebtedness being refinanced, or have a weighted average life to maturity that is less than the weighted average life to maturity of the Indebtedness being refinanced thereby; (c) the borrower of the Refinancing Junior Loans shall be the Borrower with respect to the Indebtedness being refinanced; (d) such Refinancing Junior Loans shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Parent Borrower and the lenders party thereto; (e) the other terms and conditions (excluding those referenced in clauses (b) and (d) above) of such Refinancing Facility or Refinancing Notes shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Parent Borrower) to the lenders providing such Refinancing Notes than, those applicable to the Loans or commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Loans or commitments existing at the time of such refinancing or replacement); (f) the Refinancing Junior Loans may not have guarantors, obligors or security in any case more extensive than that which applied to the applicable Loans being so refinanced; and (g) the Net Cash Proceeds of such Refinancing Junior Loans shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans under the applicable Class of Loans being so refinanced in accordance with Section 2.11.

“Refinancing Junior Loans Agreements” means, collectively, the loan agreements, credit agreements or other similar agreements pursuant to which any Refinancing Junior Loans are incurred, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Refinancing Notes” means one or more series of (i) senior unsecured notes or (ii) senior secured notes secured by the Collateral of the Loan Parties (x) on an equal and ratable basis with the Credit Facilities or (y) on a junior basis to the Credit Facilities (to the extent then secured by such Collateral) in each case issued in respect of a refinancing of outstanding Indebtedness of a Borrower under any one or more Classes of Term Loans; provided that, (a) if such Refinancing Notes shall be secured by a security interest in the Collateral, then such Refinancing Notes shall be issued subject to customary intercreditor arrangements that are reasonably satisfactory to the Administrative Agent; (b) no Refinancing Notes shall mature prior to the date that is after the final maturity date of, or have a weighted average life to maturity that is less than the weighted average life to maturity of, in each case, the Class of Term Loans being refinanced; (c) no Refinancing Notes shall be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary assets sale or change of control provisions); (d) such Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Parent Borrower and the lenders party thereto; (e) the other terms and conditions (excluding those referenced in clauses (b) and (d) above) of such Refinancing Facility or Refinancing Notes shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Parent Borrower) to the lenders providing such Refinancing Notes than, those applicable to the Loans or commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Loans or commitments existing at the time of such refinancing or replacement); (f) the Refinancing Notes may not have guarantors, obligors or security in any case more extensive than that which applied to the applicable Term Loans being so refinanced and the borrower of the Refinancing Notes shall be the Borrower with respect to the Indebtedness being

CREDIT AGREEMENT, Page 26

refinanced; and (g) the Net Cash Proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans under the applicable Class of Term Loans being so refinanced in accordance with Section 2.11.

“Refinancing Notes Indentures” means, collectively, the indentures or other similar agreements pursuant to which any Refinancing Notes are issued, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Register” has the meaning set forth in Section 10.04.

“Related Business” means any business which is the same as or related, ancillary or complementary to, or a reasonable extension or expansion of, any of the businesses of the Parent Borrower and its Restricted Subsidiaries on the Effective Date, including, for the avoidance of doubt, the Renewable Diesel Joint Venture.

“Related Business Assets” means any property, plant, equipment or other assets (excluding assets that are qualified as current assets under GAAP) to be used or useful by the Parent Borrower or a Restricted Subsidiary in a Related Business or capital expenditures relating thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers and employees of such Person and such Person’s Affiliates.

“Renewable Diesel Joint Venture” means one or more joint ventures formed with an Affiliate of Valero Energy Corporation in connection with the building and/or operation of one or more renewable diesel facilities at various sites in the United States.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Pension Plan.

“Responsible Officer” means the chief executive officer, president, any vice president, any Financial Officer or Secretary of the Parent Borrower (or such other entity to which such reference relates).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

“Restricted Indebtedness” has the meaning assigned to such term in Section 6.08(b).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent Borrower or any Restricted Subsidiary.

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“Restricted Subsidiaries” means the Subsidiary Loan Parties and each other Subsidiary of the Parent Borrower and/or the Canadian Borrower that is not an Unrestricted Subsidiary. The Parent Borrower may designate any Unrestricted Subsidiary as a Restricted Subsidiary at any time by written notice to the Administrative Agent if after giving effect to such designation, the Parent Borrower is and is in compliance with the financial covenants herein on a Pro Forma Basis, no Default exits or would otherwise result therefrom and the Parent Borrower complies with the obligations under clause (b) of Section 5.10.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means the USD/CAD Revolving Commitment and USD Only Revolving Commitment. The aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $1,000,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender” means, as of any date of determination, each Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a USD/CAD Revolving Loan and/or a USD Only Revolving Loan, as the context may require.

“Revolving Maturity Date” means September 27, 2018.

“Rothsay” means the assets and property acquired by the Parent Borrower and/or one of its Affiliates pursuant to the Rothsay Acquisition Agreement.

“Rothsay Acquisition” means the acquisition by the Parent Borrower and/or its Affiliates of Rothsay pursuant to the Rothsay Acquisition Agreement.

“Rothsay Acquisition Agreement” means that certain Acquisition Agreement (together with all exhibits, schedules and disclosure letters thereto), dated as of August 23, 2013 between Maple Leaf Foods Inc. and the Parent Borrower.

“S&P” means Standard & Poor’s Financial Services, LLC., or any successor to the ratings agency business thereof.

“Schedule I Lender” means a Lender which is a Canadian chartered bank listed on Schedule I to the Bank Act (Canada), R.S.C., 1985, c. B-2, as amended.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness secured by a Lien minus all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters of credit, bankers acceptances or similar instruments (including the Letters of Credit) outstanding as of such date to (b) Adjusted EBITDA for the four fiscal quarter period most recently ended.

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“Secured Parties” means (a) the Agent, the Lenders and each Affiliate of a Lender who is owed any portion of the Obligations and (b) the Pari Passu Noteholders.

“Security Documents” means the U.S. Security Agreement, the Canadian Security Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.10 to secure any of the Obligations.

“Specified Refinancing Debt” has the meaning specified in Section 2.22(a).

“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

“Specified Representations” has the meaning assigned to such term in Section 4.02(a).

“Spot Rate” shall mean, on any day, with respect to any currency in relation to dollars, the rate at which such currency may be exchanged into dollars, as set forth at approximately 12:00 noon, London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on the applicable Reuters World Currency Page, the Spot Rate shall be calculated by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent, at or about 11:00 a.m., London time, on such date for the purchase of dollars for delivery two Business Days later; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrowers, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Person” has the meaning assigned to such term in the definition of Consolidated Net Income.

“Subordinated Indebtedness” shall mean any Refinancing Junior Loans and any Indebtedness of the Parent Borrower or any Restricted Subsidiary that is by its terms contractually subordinated in right of payment to any of the Obligations.

“Subordinated Indebtedness Documents” shall mean the documentation governing any Subordinated Indebtedness.

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“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless otherwise specified, any subsidiary of the Parent Borrower.

“Subsidiary Loan Party” means each Subsidiary that has become a party to the Guaranty Agreement.

“Swap Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current, former or future directors, officers, members of management, employees or consultants of the Parent Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means all obligations, indebtedness, and liabilities of the Covered Parties, or any one of them, to any Lender or any Affiliate of any Lender which have been designated by the Parent Borrower by written notice to the Administrative Agent as entitled to the security of the Collateral and which arise pursuant to any Swap Agreements with the Covered Parties, or any one of them, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in such Swap Agreements.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage (or in the case of Swingline Loans denominated in Canadian Dollars, its USD/CAD Applicable Percentage) of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agents” has the meaning assigned to such term in the preamble hereto.

“Target” means the Person who is to be acquired, in whose Equity Interests an Investment is to be made or whose assets are to be acquired in an acquisition permitted by clause (l) or clause (s) of Section 6.04.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means the USD Term Commitment and the CAD Term Commitment.

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“Term Facility” means the USD Term Commitments and the CAD Term Commitments and the extensions of credit made thereunder.

“Term Lender” means, as of any date of determination, each Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means a Loan made pursuant to clause (a) or clause (b) of Section 2.01 or an Incremental Term Loan.

“Term Loan Maturity Date” means September 27, 2018.

“Threshold Amount” means $50,000,000.

“Total Indebtedness” means, at the time of determination, the sum of the following determined for Parent Borrower and the Restricted Subsidiaries on a consolidated basis (without duplication) in accordance with GAAP: (a) all obligations for borrowed money; plus (b) all Guarantees of obligations for borrowed money; plus (c) all Capital Lease Obligations and purchase money indebtedness; plus (d) all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters of credit, bankers acceptances or similar instruments.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness minus all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters of credit, bankers acceptances or similar instruments (including the Letters of Credit) outstanding as of such date outstanding as of such date to (b) Adjusted EBITDA for the four fiscal quarter period most recently ended.

“Transactions” means the Rothsay Acquisition, the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the CDOR Rate or the Canadian Prime Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Subsidiaries” means Insurance Company of Colorado, Inc. and each other Subsidiary of the Parent Borrower (other than a Borrower) designated by the Parent Borrower pursuant to written notice provided to the Administrative Agent as an “Unrestricted Subsidiary”, it being agreed such Subsidiary also shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under any Refinancing Notes or any Refinancing Junior Loans and any Permitted Refinancing of any of the foregoing (and successive Permitted Refinancings thereof); provided the Parent Borrower shall not be permitted to designate any Subsidiary as an Unrestricted Subsidiary if after giving effect to such designation, the Parent Borrower is not projected to be in compliance with the financial covenants herein on a Pro Forma Basis or if a Default exists or would otherwise result therefrom. As of the Effective Date, Darling Green Energy LLC, a Delaware limited liability company, and Rosellen Marine, Ltd., a Cyprus corporation, have each been designated as an Unrestricted Subsidiary.

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“U.S. Security Agreement” means an agreement, substantially in the form of Exhibit C, executed by the Loan Parties.

“USD Only Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make USD Only Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 and (c) as established or increased from time to time pursuant to an Incremental Assumption Agreement. The amount of each Lender’s USD Only Revolving Commitment as of the Effective Date is set forth on Schedule 2.01. The aggregate amount of the Lenders’ USD Only Revolving Commitments as of the Effective Date is $85,185,185.19.

“USD Only Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s USD Only Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“USD Only Revolving Facility” means the USD Only Revolving Commitments and the extensions of credit made thereunder.

“USD Only Revolving Lender” means, as of any date of determination, each Lender with a USD Only Revolving Commitment or, if the USD Only Revolving Commitments have terminated or expired, a Lender with USD Only Revolving Exposure.

“USD Only Revolving Loan” means a Loan made pursuant to clause (d) of Section 2.01 or an Incremental Revolving Loan made under the USD Only Revolving Facility.

“USD Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make USD Term Loans hereunder, expressed as an amount representing the maximum principal amount of the USD Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 and (c) established or increased from time to time pursuant to an Incremental Assumption Agreement. The initial amount of each Lender’s USD Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its USD Term Commitment, as applicable. The initial aggregate amount of the Lenders’ USD Term Commitments is $200,000,000.

“USD Term Facility” means the USD Term Commitments and the extensions of credit made thereunder.

“USD Term Lender” means a Lender with a USD Term Commitment or an outstanding USD Term Loan.

“USD Term Loans” means a Loan made pursuant to clause (a) of Section 2.01 or an Incremental Term Loan denominated in dollars.

“USD/CAD Applicable Percentage” means, with respect to any USD/CAD Revolving Lender, subject to Section 2.21, the percentage of the total USD/CAD Revolving Commitments represented by

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such Lender’s USD/CAD Revolving Commitment. If the USD/CAD Revolving Commitments have terminated or expired, the USD/CAD Applicable Percentages shall be determined based upon the USD//CAD Revolving Commitments most recently in effect, giving effect to any assignments.

“USD/CAD Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make USD/CAD Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 and (c) as established or increased from time to time pursuant to an Incremental Assumption Agreement. The amount of each Lender’s USD/CAD Revolving Commitment as of the Effective Date is set forth on Schedule 2.01. The aggregate amount of the Lenders’ USD/CAD Revolving Commitments as of the Effective Date is $914,814,814.81.

“USD/CAD Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s USD/CAD Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“USD/CAD Revolving Facility” means the USD/CAD Revolving Commitments and the extensions of credit made thereunder.

“USD/CAD Revolving Lender” means, as of any date of determination, each Lender with a USD/CAD Revolving Commitment or, if the USD/CAD Revolving Commitments have terminated or expired, a Lender with USD/CAD Revolving Exposure.

“USD/CAD Revolving Loan” means a Loan made pursuant to clause (c) of Section 2.01 or an Incremental Revolving Loan made under the USD/CAD Revolving Facility.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document (including any Loan Document) herein shall be construed as referring to such agreement, instrument or other document (including any Loan Document) as from time to time amended, restated, amended and restated, supplemented, extended, renewed, replaced, refinanced or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, extensions, renewals, replacements, refinancings or modifications set forth herein), (b) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to

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this Agreement in its entirety and not to any particular provision hereof or thereof, (d) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles and Sections, clauses and paragraphs of, and Exhibits and Schedules to, this Agreement or such Loan Document, as applicable, and (e) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.08 and 6.09, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, contractual restriction, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.08 and 6.09, the Parent Borrower, in its sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the Senior Secured Leverage Ratio, Adjusted EBITDA or Consolidated Total Assets (or any component definitions of any of the foregoing) shall be construed and interpreted in accordance with GAAP, as in effect on the Effective Date unless otherwise agreed to by the Parent Borrower and the Required Lenders; provided that, if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP (or the application thereof) as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Notwithstanding the foregoing, (a) Capital Lease Obligations shall be excluded from (i) the calculation of Interest Charges, (ii) for the purposes of calculating the Total Leverage Ratio, Secured Leverage Ratio and Total Indebtedness, (iii) for the purposes of Section 6.01, Indebtedness and (iv) Section 6.04(o) (to the extent recharacterized as a Capital Lease Obligation after such lease is entered into), in each case, to the extent such Capital Lease Obligations would have been characterized as operating leases based on GAAP as of the Effective Date and (b) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent Borrower and its Subsidiaries shall be determined without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).

In calculating the Total Leverage Ratio and/or the Secured Leverage Ratio for purposes of determining the permissibility of any incurrence of Indebtedness hereunder, including, without limitation, under clause (ii) of the definition of “Incremental Amount”, the amount of any Indebtedness incurred in reliance on a provision of this Agreement that does not require compliance with a Total Leverage Ratio and/or Secured Leverage Ratio test substantially concurrently with any Indebtedness incurred in reliance on a provision

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of this Agreement that requires compliance with a Total Leverage Ratio and/or Secured Leverage Ratio test shall be disregarded in the calculation of Total Indebtedness for purposes of such Total Leverage Ratio and/or Secured Leverage Ratio test.

If the Parent Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, upon the execution of an amendment hereof in accordance therewith to accommodate such change, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Parent Borrower cannot elect to report under GAAP), it being understood and agreed that all financial statements shall be prepared in accordance with IFRS.

Section 1.05. Business Days; Payments. If any payment or performance under any Loan Document shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.06. Exchange Rates; Currency Equivalents. Unless expressly provided otherwise, any amounts specified in this Agreement shall be in dollars.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent amounts of Loans and Letters of Credit denominated in Canadian Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between Canadian Dollars and dollars until the next Revaluation Date to occur.

(b) The Administrative Agent shall determine the Dollar Equivalent of any Foreign Currency Letter of Credit or Borrowing not denominated in dollars in accordance with the terms set forth herein, and a determination thereof by the Administrative Agent shall be presumptively correct absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Borrower in any document delivered to the Administrative Agent.

(c) The Administrative Agent shall determine the Dollar Equivalent of any Foreign Currency Letter of Credit as of (a) a date on or about the date on which the applicable Issuing Bank receives a request from the applicable Borrower for the issuance of such Letter of Credit, (b) each subsequent date on which such Letter of Credit shall be renewed or extended or the stated amount of such Letter of Credit shall be increased, (c) March 31 and September 30 in each year and (d) during the continuance of an Event of Default, as reasonably requested by the Administrative Agent, in each case using the Spot Rate in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.06(c).

(d) The Administrative Agent shall determine the Dollar Equivalent of any Borrowing not denominated in dollars as of (a) a date on or about the date on which the Administrative Agent receives a Borrowing Request in respect of such Borrowing using the Spot Rate in effect on the date of determination, (b) as of the date of the commencement of each Interest Period after the initial Interest Period therefor and (c) during the continuance of an Event of Default, as reasonably requested by the Administrative Agent, using the Spot Rate in effect (x) in the case of clauses (a) and (b) above, on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and (y) in the case of clause (c) above, on the date of determination, and each such amount shall be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section 1.06(d).

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(e) The Administrative Agent shall notify the Borrowers, the Lenders and the applicable Issuing Bank of each such determination (such date, a “Revaluation Date”) and revaluation of the Dollar Equivalent of each Letter of Credit and Borrowing.

(f) The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round off amounts pursuant to this Section 1.06 to the nearest higher or lower amount in whole dollars or cents to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole dollars or in whole cents, as may be necessary or appropriate.

(g) Unless otherwise provided, Dollar Equivalent amounts set forth in Articles II or VIII may be exceeded by a percentage amount equal to 5% of such amount; provided, that such excess is solely as a result of fluctuations in applicable currency exchange rates after the last time such determinations were made and, in any such cases, the applicable limits set forth in Articles II or VIII, as applicable, will not be deemed to have exceeded solely as a result of such fluctuations in currency exchange rates. For the avoidance of doubt, in no event shall a prepayment be required under Section 2.11(b) if the Dollar Equivalent of the relevant amounts set forth therein does not exceed 5% of such relevant amounts solely as a result of fluctuations in currency exchange rates.

For purposes of any determination under Article V, Article VI (other than the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article VIII with respect to the amount of any Indebtedness, Lien, Restricted Payment, debt prepayment, Investment, Disposition, sale and lease-back transaction, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “subject transaction”), in a currency other than dollars, (i) the Dollar Equivalent of a subject transaction in a currency other than dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such subject transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than dollars, and the relevant refinancing or replacement would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement and (y) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any subject transaction so long as such subject transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Article VII and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than dollars shall be translated into dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b), as applicable, for the relevant four fiscal quarter period and will, with respect to any Indebtedness, reflect the currency

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translation effects, determined in accordance with GAAP, of any Swap Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness.

Section 1.07. Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, or Loans in connection with any Specified Refinancing Debt or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

ARTICLE II.

The Credits

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees (a) to make a USD Term Loan in dollars to the Parent Borrower on the Acquisition Closing Date in an aggregate principal amount not exceeding its USD Term Commitment, (b) to make a CAD Term Loan in Canadian Dollars to the Canadian Borrower on the Acquisition Closing Date in an aggregate principal amount not exceeding its CAD Term Commitment, (c) to make USD/CAD Revolving Loans in (x) dollars or Canadian Dollars to the Parent Borrower and (y) Canadian dollars to the Canadian Borrower, in each case, from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) the Dollar Equivalent of such Lender’s USD/CAD Revolving Exposure exceeding such Lender’s USD/CAD Revolving Commitment, (ii) the aggregate Dollar Equivalent of the USD/CAD Revolving Exposure of all Lenders exceeding the aggregate USD/CAD Revolving Commitment of all Lenders or (iii) the Dollar Equivalent of the aggregate Canadian Revolving Exposure exceeding the Canadian Revolving Sublimit and (d) to make USD Only Revolving Loans in dollars to the Parent Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s USD Only Revolving Exposure exceeding such Lender’s USD Only Revolving Commitment or (ii) the aggregate Dollar Equivalent of the USD Only Revolving Exposure of all Lenders exceeding the aggregate USD Only Revolving Commitment of all Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

Section 2.02. Loans and Borrowings.

(a) Loans Made Ratably. Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class; provided that dollar denominated Revolving Loans shall be made ratably under the combined Revolving Facility (versus under either the USD Only Revolving Facility and the USD/CAD Revolving Facility) in accordance with the Lenders’ respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Initial Type of Loans. Subject to Section 2.14, (i) each Term Borrowing by the Parent Borrower shall be comprised entirely of ABR Loans or Eurodollar Loans as the Parent Borrower

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may request in accordance herewith, (ii) each Revolving Borrowing by the Parent Borrower shall be comprised entirely of ABR Loans, Eurodollar Loans or CDOR Rate Loans as the Parent Borrower may request in accordance herewith and (iii) subject to the next sentence, each Borrowing by the Canadian Borrower shall be comprised entirely of CDOR Rate Loans. Each Swingline Loan shall be denominated in dollars or Canadian Dollars and shall be an ABR Loan or Canadian Prime Rate Loan, respectively. Each Lender at its option may make any ABR Loan, Eurodollar Loan or CDOR Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Eurodollar Borrowings and CDOR Rate Loans. At the commencement of each Interest Period for any Eurodollar Borrowing or CDOR Rate Borrowing, as applicable, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 or $C1,000,000 and not less than $C2,500,000, as applicable. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $1.00 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Borrowings and a total of 10 CDOR Rate Borrowings outstanding at any time.

(d) Limitation on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing as a Eurodollar Loan or CDOR Rate Loan if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Term Loan Maturity Date, as applicable.

Section 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing or a CDOR Rate Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing or CDOR Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) or an ABR Borrowing on the Acquisition Closing Date to be used in consummating the Rothsay Acquisition may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by telecopy or email to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing, or a Term Borrowing;

(ii) the identity of the Borrower and the aggregate amount and currency of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

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(iv) whether such Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or a CDOR Rate Borrowing;

(v) in the case of a Eurodollar Borrowing or CDOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing by the Parent Borrower is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing or CDOR Rate Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Swingline Loans.

(a) Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Parent Borrower in dollars, and to the Canadian Borrower in Canadian Dollars, from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000, (ii) the Dollar Equivalent of the sum of the total Revolving Exposures exceeding the total Revolving Commitments, (iii) the USD Only Revolving Exposures exceeding the USD Only Revolving Commitment, (iv) the USD/CAD Revolving Exposures exceeding the USD/CAD Revolving Commitment and (v) the Dollar Equivalent of the aggregate Canadian Revolving Exposure exceeding the Canadian Revolving Sublimit; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan; provided further that notwithstanding anything herein to the contrary, solely for the purpose of consummating the Rothsay Acquisition and only to the extent the Closing Date (as defined in the Rothsay Acquisition Agreement) shall be within 3 Business Days of the satisfaction of the conditions to the occurrence such Closing Date (as set out in the definition of Closing Date in the Rothsay Acquisition Agreement), the Parent Borrower (x) may borrow Swingline Loans on the Acquisition Closing Date in Canadian Dollars and in (1) an amount up to the amount of the CAD Term Commitment on the Acquisition Closing Date plus (2) an additional amount the Dollar Equivalent of which does not exceed $125,000,000 and (y) to the extent it exercises such right, shall submit to the Administrative Agent, substantially simultaneously with the submission of any notice of borrowing for such Swingline Loans, a notice of borrowing for CAD Term Loans in an aggregate amount not less than the amount of such Swingline Loans to be borrowed on the Acquisition Closing Date (and if such amount of CAD Term Loans is less than the amount of such Swingline Loans, an additional notice of borrowing for Revolving Loans denominated in Canadian Dollars), which such notice or notices shall not be revocable unless such Swingline Loans are not borrowed on the Acquisition Closing Date; the proceeds of any such Loans made on the Acquisition Closing Date shall be applied by the Borrowers first, to repay the principal of such Swingline Loan and any interest owing thereunder to the Swingline Lender, with any amounts in excess thereof to be retained by the Canadian Borrower. Within the foregoing limits and subject to the terms and conditions set forth herein, the relevant Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Borrowing Procedure. To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or email), not later than 1:00 p.m., Local Time, on the day of a proposed Swingline Loan. Each such notice shall be

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irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan; provided that any notice requesting a Swingline Loan in Canadian Dollars shall be accompanied by a borrowing notice for a Borrowing 3 Business Days hence for a like amount of CAD Revolving Loans pursuant to Section 2.03 (it being understood such notice for CAD Revolving Loans may be delivered not later than 1:00 p.m. Local Time instead of 11:00 a.m. Local Time), which notice shall only be revocable if such Swingline Loan denominated in Canadian Dollars is not made; the proceeds of any such CAD Revolving Loans made shall be applied by the Borrowers first, to repay the principal of such Swingline Loan and any interest owing thereunder to the Swingline Lender, with any amounts in excess thereof to be retained by the Canadian Borrower. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from such Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of the applicable Borrower with the Swingline Lender or by wire transfer, automated clearinghouse debit or interbank transfer to such other account, accounts or Persons designated by the applicable Borrower in the applicable request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c) Revolving Lender Participation in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the dollar denominated Swingline Loans outstanding; provided that such dollar denominated Swingline Loans shall be participated in (and paid) under the combined Revolving Facility (versus under either the USD only Revolving Facility and the USD/CAD Revolving Facility) in accordance with the lenders’ respective Revolving Commitments. Such notice shall specify the aggregate amount of dollar denominated Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans in dollars. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the applicable Borrower in writing of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower (or such other Person) for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

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Section 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Parent Borrower may request the issuance of Letters of Credit denominated in dollars or Canadian Dollars for its own account (or the account of any of its Subsidiaries) and the Canadian Borrower may request the issuance of Letters of Credit denominated in Canadian Dollars for its own account (or the account of any of its Subsidiaries), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit (but any default or breach under such application and not hereunder shall not give rise to a Default or Event of Default hereunder). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Equivalent of the LC Exposure shall not exceed $100,000,000, (ii) the Dollar Equivalent of the total Revolving Exposures shall not exceed the total Revolving Commitments, (iii) the USD Only Revolving Exposures exceeding the USD Only Revolving Commitment, (iv) the USD/CAD Revolving Exposures exceeding the USD/CAD Revolving Commitment and (v) to the extent a Letter of Credit has been requested to be issued, amended, renewed or extended in Canadian Dollars, the Dollar Equivalent of the aggregate Canadian Revolving Exposure shall not exceed the Canadian Revolving Sublimit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) unless consented to by the Issuing Bank, the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) (provided that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods not to extend past the date in clause (ii) below unless the applicable Borrower shall have made arrangements reasonably satisfactory to the applicable Issuing Bank) and (ii) the date that is five Business Days prior to the Revolving Maturity Date unless the applicable Borrower shall have made arrangements reasonably satisfactory to the applicable Issuing Bank with respect to cash collateralizing or backstopping such Letter of Credit.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s

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Applicable Percentage (or in the case of a Letter of Credit denominated in Canadian Dollars, the USD/CAD Applicable Percentage) of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay (in dollars, which in the case of a Letter of Credit not denominated in dollars shall be determined based on the Dollar Equivalent, using the applicable Spot Rate in effect on the date such payment is required), to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage (or in the case of a Letter of Credit denominated in Canadian Dollars, the USD/CAD Applicable Percentage) of each LC Disbursement made by the Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Notwithstanding anything herein to the contrary, the Administrative Agent may, in its reasonable discretion, take such actions as it deems advisable to allocate Letters of Credit and participations therein between any revolving facilities outstanding hereunder; it being understood that, subject to the preceding, dollar denominated Letters of Credit shall be allocated (and participated in and paid) under the combined Revolving Facility (versus under either the USD Only Revolving Facility and the USD/CAD Revolving Facility) in accordance with the Lenders’ respective Revolving Commitments. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the currency of such LC Disbursement not later than 4:00 p.m., Local Time, on the first Business Day after such LC Disbursement is made if the applicable Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the applicable Borrower prior to such time on such date such notice shall be deemed received on the next day and then not later than 1:00 p.m., Local Time, on the Business Day immediately following the day that the applicable Borrower is deemed to have received such notice; provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or CDOR Rate Borrowing, as applicable, or Swingline Loan in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or CDOR Rate Borrowing, as applicable, or, if applicable, Swingline Loan. If the applicable Borrower fails to make such payment when due, then (A) if such payment relates to a Foreign Currency Letter of Credit, automatically and with no further action required, such Borrower’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the applicable Spot Rate on the date when such payment was due, of such LC Disbursement and (B) in the case of each LC Disbursement the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage (or in the case of a Letter of Credit denominated in Canadian Dollars, the USD/CAD Applicable Percentage) thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in dollars its Applicable Percentage (or in the case of a Letter of Credit denominated in Canadian Dollars, the USD/CAD Applicable Percentage) of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower

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pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, CDOR Rate Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement in accordance with this Section 2.05(e).

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank or its Related Parties from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the applicable Borrower to the extent permitted by applicable law) suffered by the applicable Borrower that are caused by the Issuing Bank’s gross negligence, willful misconduct or failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of, or material breach of the terms of the Loan Documents by, the Issuing Bank, the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy or email) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC

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Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, (i) in the case of LC Disbursements made in dollars, and at all times following the conversion to dollars of an LC Disbursement made in Canadian Dollars pursuant to paragraph (e) above, at the rate per annum then applicable to ABR Revolving Loans and (ii) in the case of LC Disbursements made in Canadian Dollars, and at all times prior to their conversion to dollars pursuant to paragraph (e) above, at the rate applicable to CDOR Rate Loans with an Interest Period of one month’s duration determined on the date such LC Disbursement is made; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13 (c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.05 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the applicable Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the applicable Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in dollars or, if applicable, Canadian Dollars, equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Section 8.01. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the relevant Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the relevant Borrowers for the LC Exposure at such time, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the relevant Borrowers under this Agreement. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three Business Days following a request to do so after all Events of Default have been cured or waived.

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(k) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 8.01, all amounts (i) that a Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited Cash Collateral pursuant to paragraph (j) above, if such Cash Collateral was deposited in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to paragraph (e) of this Section 2.05 in respect of unreimbursed LC Disbursements made under any Foreign Currency Letter of Credit and (iii) of each Lender’s participation in any Foreign Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Equivalent, calculated using the applicable Spot Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Bank or any Lender in respect of the obligations described in this paragraph (k) shall accrue and be payable in dollars at the rates otherwise applicable hereunder.

Section 2.06. Funding of Borrowings.

(a) By Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the applicable Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans, CDOR Rate Loans or Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Fundings Assumed Made. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans, or if applicable for Borrowings denominated in Canadian Dollars, a rate determined in a customary manner in good faith by the Administrative Agent. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

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Section 2.07. Interest Elections.

(a) Conversion and Continuation. Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing or a CDOR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing or CDOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Delivery of Interest Election Request. To make an election pursuant to this Section 2.07, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the applicable Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by telecopy or email to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.

(c) Contents of Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or a CDOR Rate Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing or a CDOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or a CDOR Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Automatic Conversion. If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing or CDOR Rate Borrowing prior to the third Business Day prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing or a CDOR Rate Borrowing with an Interest Period of one month’s duration, respectively.

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(f) Limitations on Election. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower in writing, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in dollars may be converted to or continued as a Eurodollar Borrowing, (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Borrowing denominated in Canadian Dollars will, at the expiration of the then current Interest Period each such Borrowing, be automatically continued as a Borrowing of CDOR Rate Loans with an Interest Period of one month.

Section 2.08. Termination and Reduction of Commitments.

(a) Termination Date. Unless previously terminated, (i) the USD Term Commitments shall terminate at 5:00 p.m., Chicago, Illinois time, on the Expiration Date, (ii) the CAD Term Commitments shall terminate at 5:00 p.m., Toronto time, on the Expiration Date and (iii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) Optional Termination or Reduction. The Parent Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of the relevant Commitments) and (ii) the Parent Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (i) any Lender’s Revolving Exposure exceeds such Lender’s Revolving Commitment, (ii) the aggregate Revolving Exposure of all Lenders exceeds the aggregate Revolving Commitment of all Lenders or (iii) the Dollar Equivalent of the aggregate Canadian Revolving Exposure exceeds the Canadian Revolving Sublimit, in each case, calculated based on the Dollar Equivalent amount as of such date of termination or reduction.

(c) Notice of Termination or Reduction. The Parent Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section 2.08(c) shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Parent Borrower may state that such notice is conditioned upon the effectiveness of the consummation of an acquisition or disposition or the effectiveness of other credit facilities, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09. Repayment of Loans; Evidence of Debt.

(a) Promise to Pay. Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Lender made to such Borrower on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Lender made to such Borrower as provided in Section 2.10 and (iii) to the Swingline

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Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Revolving Maturity Date and the day that is 10 Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding.

(b) Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender by such Borrower from time to time hereunder.

(c) Administrative Agent Records. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders by each Borrower and each Lender’s share thereof.

(d) Prima Facie Evidence. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between such accounts of the Administrative Agent and any Lender’s records, the Administrative Agent’s accounts shall govern.

(e) Request for a Note. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note; provided that any such promissory notes to be issued on the Effective Date shall be requested by the relevant Lender at least 5 Business Days prior to the Effective Date. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns); provided that in the event of any assignment of Loans evidenced by a promissory note, the applicable Borrower shall not be obligated to execute and deliver a promissory note, to the assignee of such Loans unless and until the assignor Lender has returned its promissory note, to the relevant Borrower or the relevant Borrower has received a lost note affidavit and indemnity from the assigning Lender in form and substance reasonably acceptable to the relevant Borrower.

Section 2.10. Amortization of Term Loans. Each Borrower shall repay the Term Borrowings made by it in the applicable currency of such Term Borrowings in quarterly principal installments as follows:

(a) for the first eight (8) quarterly installments, in the amount of 1.25% of the aggregate principal amount of the relevant Term Loans made on the Acquisition Closing Date, each, due and payable on the last day of each March, June, September and December, of each year commencing on the last day of such month falling on or after the last day of the first full fiscal quarter of the Parent Borrower following the Acquisition Closing Date and continuing until the last day of the eighth (8th) such quarterly period following the Acquisition Closing Date;

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(b) for the ninth (9th) through sixteenth (16th) quarterly installments, in the amount of 1.875% of the aggregate principal amount of the relevant Term Loans made on the Acquisition Closing Date, each, due and payable on the last day of each March, June, September and December, of each year commencing on the last day of such month falling after the last quarterly payment made pursuant to clause (a) above and continuing until the last day of the sixteenth (16th) such quarterly period following the Acquisition Closing Date;

(c) for each quarterly installment after such 16th installment referred to in clause (b) above, in the amount of 3.75% of the aggregate principal amount of the relevant Term Loans made on the Acquisition Closing Date, each, due and payable on the last day of each March, June, September and December, of each year commencing on the last day of such month falling after the last quarterly payment made pursuant to clause (b) above and continuing until the last day of such quarterly period ending immediately prior to the Term Loan Maturity Date; and

(d) one final installment in the amount of the relevant Term Loans then outstanding, due and payable on the Term Loan Maturity Date;

Prior to any repayment of any Term Borrowings, the Parent Borrower shall select the Class and Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 12:00 p.m., Local Time, three Business Days before the scheduled date of such repayment; provided that to the extent the Parent Borrower does not specify in such notice the Borrowing or Borrowings to be repaid the Administrative Agent shall first apply such amounts to ABR Loans and/or CDOR Rate Loans, as applicable, and thereafter use commercially reasonable efforts to minimize the cost to the Parent Borrower of such repayment under Section 2.16. Each repayment of a Class and Borrowing shall be applied ratably to the Loans included in the repaid Class and Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.11. Prepayment of Loans.

(a) Optional Prepayment. The applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing within a Class in whole or in part without prepayment penalty or premium, subject to the requirements of this Section 2.11 and Section 2.16.

(b) Mandatory Prepayment of Revolving Loans. In the event and on such occasion that (i) such Lender’s Revolving Exposure exceeds such Lender’s Revolving Commitment, (ii) the aggregate Revolving Exposure of all Lenders exceeds the aggregate Revolving Commitment of all Lenders or (iii) the aggregate Canadian Revolving Exposure exceeds the Canadian Revolving Sublimit, in each case calculated based on the Dollar Equivalent amount as of the applicable date of determination, the applicable Borrower shall prepay Revolving Borrowings or Swingline Borrowings in an aggregate amount to eliminate such excess.

Upon the incurrence by Parent Borrower or any Restricted Subsidiary of any Specified Refinancing Debt constituting revolving credit facilities, the Borrowers shall prepay an aggregate principal amount of Revolving Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Parent Borrower or such Restricted Subsidiary.

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(c) Mandatory Prepayments from Net Proceeds of Prepayment Event. In the event and on each occasion that any Net Proceeds are received by or on behalf the Parent Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Parent Borrower shall, within 3 Business Days after such Net Proceeds are received, prepay or cause to be prepaid Term Borrowings (on a ratable basis among any outstanding USD Term Loans and CAD Term Loans based on the outstanding principal amounts thereof) in an aggregate amount equal to such Net Proceeds; provided that:

(i) subject to the terms of clause (ii) below, in the case of any event described in clauses (a) or (b) of the definition of the term Prepayment Event, if the Parent Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Parent Borrower and the Subsidiaries intend to apply the Net Proceeds from such event, within 18 months after receipt of such Net Proceeds, to acquire or replace assets (other than ordinary course current assets, it being understood such limitation shall not apply to the acquisition of any Person or all or substantially all of the assets of a division or branch of such Person) or repair, improve or maintain assets to be used in the business of, or otherwise useful in the operations of, the Parent Borrower and the Restricted Subsidiaries, including, without limitation, to make an acquisition permitted by Section 6.04(l), to engage in an Asset Swap permitted by Section 6.04(k) or to make an Investment permitted by Section 6.04(q), (s) or (u), then no prepayment shall be required pursuant to this clause (c) in respect of such event except to the extent of any Net Proceeds therefrom that have not been so applied within 18 months (or in the case of a binding commitment in respect of an application within such 18 months, 24 months) after receipt of such Net Proceeds, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied; and

(ii) Net Proceeds from a single Prepayment Event shall not be required to be used to prepay Term Borrowings under this clause (c) if the aggregate amount of Net Proceeds received from such Prepayment Event do not exceed $2,500,000 unless such Net Proceeds, when added to the aggregate amount of Net Proceeds received from all Prepayment Events occurring in the same fiscal year which are not reinvested pursuant to this clause (c) exceed $10,000,000 (in which event the aggregate amount of such Net Proceeds from all such Prepayment Events in excess of $10,000,000, shall then be required to be used to prepay the Term Borrowings under this clause (c)).

(d) Notwithstanding any other provisions of Section 2.11(c), (i) to the extent that (and for so long as) any of or all the Net Cash Proceeds of any Prepayment Event giving rise to a mandatory prepayment pursuant to Section 2.11(c) are prohibited or restricted by applicable local law from being repatriated to the jurisdiction of organization of the Parent Borrower, an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) but may be retained by the applicable Restricted Subsidiary so long as the applicable local law will not permit such repatriation to the Parent Borrower (the Parent Borrower hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all commercially reasonable actions available under applicable local law to permit such repatriation), and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, an amount equal to such Net Cash Proceeds will be promptly applied (net of additional Taxes payable or reserved against as a result of such repatriation or potential repatriation) to the repayment of the Term Loans pursuant to Section 2.11(c) and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all of the Net Cash Proceeds of any Prepayment Event to the jurisdiction of organization of the Parent Borrower would have a material adverse Tax consequence with respect to such Net Cash Proceeds (taking into account any foreign tax credit or benefit that would be realized in connection with such repatriation), the Net Cash Proceeds so affected may be retained by the applicable Restricted Subsidiary.

(e) Notice of Prepayment; Application of Prepayments. The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or email) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing or CDOR Rate Borrowing, not later than 11:30 a.m., Local Time (or such later time as the Administrative Agent may agree), three Business Days before the date of

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prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:30 a.m., Local Time (or such later time as the Administrative Agent may agree), one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Local Time, (or such later time as the Administrative Agent may agree), on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, a notice of optional prepayment delivered by the applicable Borrower may state that such notice is conditioned upon the effectiveness of the consummation of any acquisition or disposition or the effectiveness of other credit facilities, in which case such notice of prepayment may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of Loans pursuant to this Section shall be applied ratably to each Class of Loans prepaid in connection with this Section. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. Prepayments of Term Loans shall be applied first, to the next four scheduled installments thereof in direct order of maturity and second, pro rata based on the principal amount of each installment.

(f) Upon the incurrence or issuance by Parent Borrower or any Restricted Subsidiary of any Refinancing Notes, any Specified Refinancing Term Loans or any Refinancing Junior Loans, the Borrowers shall prepay an aggregate principal amount of the Class of Term Loans and/or Revolving Loans being refinanced in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Parent Borrower or such Restricted Subsidiary in a manner consistent with clause (e) above.

Section 2.12. Fees.

(a) Commitment Fees. The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. The Parent Borrower agrees to pay to the Administrative Agent for the account of each Term Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of each Term Commitment of such Lender during the period from and including the Effective Date to and including the Acquisition Closing Date. Accrued commitment fees in respect of the Revolving Commitments shall be payable in arrears on the date which is three Business Days following the last day of each March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). A Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Letter of Credit Fees. The Parent Borrower agrees to pay:

(i) Participation Fee. To the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate for Eurodollar Borrowings (or CDOR Rate Borrowings in the case of

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Letters of Credit denominated in Canadian Dollars) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure;

(ii) Standby Letter of Credit Fronting Fees. To the Issuing Bank a fronting fee with respect to standby Letters of Credit, which shall accrue at the rate of 0.10% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to standby Letters of Credit during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to standby Letters of Credit;

(iii) Commercial Letters of Credit Fronting Fees. To the Issuing Bank a fronting fee with respect to each commercial Letter of Credit, which fee shall equal the product of 1.00% of the initial stated amount of such commercial Letter of Credit multiplied by a fraction, the numerator of which is the number of days included in the term of such commercial Letter of Credit and whose denominator is 360; and

(iv) Issuing Bank Standard Fees. The Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

Participation fees and standby Letter of Credit fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that: (A) all such fees shall be payable on the date on which the Revolving Commitments terminate; (B) any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand; and (C) all fronting fees payable with respect to commercial Letters of Credit shall be payable on the date of the issuance thereof. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and standby Letter of Credit fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Agent Fees. The Parent Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Parent Borrower and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid in dollars on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.13. Interest.

(a) ABR Borrowings/Canadian Prime Rate Swingline. The Loans comprising each ABR Borrowing (including each applicable Swingline Loan denominated in dollars) shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Borrowings. Each Swingline Loan denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the Applicable Rate for Canadian Prime Rate Borrowings.

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(b) Eurodollar Borrowings/CDOR Rate Borrowings. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Eurodollar Borrowings. The Loans comprising each CDOR Rate Borrowing shall bear interest at the CDOR Loan Rate for the Interest Period in effect for such CDOR Rate Borrowing plus the Applicable Rate.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by the applicable Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate then applicable to ABR Revolving Loans (in the case of amounts owing in dollars), Canadian Prime Rate Borrowings (in the case of amounts owing in Canadian Dollars in respect of Swingline Loans) or CDOR Rate Loans with an Interest Period of one month’s duration determined on the date such amounts were due and then on each monthly anniversary thereof (in the case of any other such amounts owing in Canadian Dollars), in each case, as provided in paragraph (a), or if applicable, paragraph (b), of this Section 2.13.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan occurring after the Effective Date and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or CDOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate or the Canadian Prime Rate at times when the Alternate Base Rate or Canadian Prime Rate is based on the Prime Rate or other applicable “prime rate”, and the CDOR Loan Rate, in each case, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate and CDOR Loan Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada) (R.S.C. 1985, c.I15, as amended), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 365 days (or 366 days in a leap year)) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 365 days (or 366 days in a leap year), respectively.

Section 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing or CDOR Borrowing, as applicable:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate or CDOR Rate, as applicable, for such Interest Period; or

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(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or CDOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or email as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to or continued as an ABR Borrowing, (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing, (iii) any Interest Election Request or Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as or Borrowing of, a CDOR Rate Borrowing shall be ineffective and such Borrowing shall be maintained or made, as applicable, at a rate determined in a customary manner in good faith by the Administrative Agent and the Borrowers.

Section 2.15. Increased Costs.

(a) Change In Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or CDOR Rate) or the Issuing Bank; or

(ii) subject any Lender or the Issuing Bank to any Taxes (other than Indemnified Taxes or Other Taxes indemnifiable under Section 2.17 and Excluded Taxes) on its Loans, loan principal, Letters of Credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement, Eurodollar Loans or CDOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or CDOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers (it being understood the Canadian Borrower shall only be liable hereunder for amounts to the extent related to the Canadian Obligations) will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender or the Issuing Bank determines that any Change in Law regarding capital adequacy, insurance or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the

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Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy, insurance or liquidity), then from time to time the Borrowers (it being understood the Canadian Borrower shall only be liable hereunder for amounts to the extent related to the Canadian Obligations) will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Delivery of Certificate. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Limitation on Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or CDOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert to or from, continue as or prepay any Eurodollar Revolving Loan, Eurodollar Term Loan or CDOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(e) and is revoked in accordance therewith), or (d) the reallocation of any Eurodollar Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19 or Section 2.20, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or CDOR Loan Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar or Canadian Dollar deposits, as applicable, of a comparable amount and period from other banks in the eurodollar market or the Canadian bankers’ acceptance market, respectively. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

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Section 2.17. Taxes.

(a) Gross Up. Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the applicable Withholding Agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, and (ii) the applicable Withholding Agent shall make such deductions and pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes. In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnification. Each Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Receipts. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, the Loan Party shall deliver to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Administrative Agent Indemnity. Each Lender shall indemnify the Administrative Agent, within 30 days after demand therefor, for (i) the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender (but only to the extent that a Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrowers to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c)(ii) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

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(f) Forms. Each Lender other than a Foreign Lender shall deliver to the Parent Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed originals of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. Each Foreign Lender (including each Participant that acquired a participation from a Foreign Lender) shall deliver to the Parent Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two properly completed and duly signed originals of U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), or any subsequent versions thereof or successors thereto, (ii) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Parent Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Parent Borrower or the Administrative Agent. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Parent Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Lender shall not be required to deliver any form pursuant to this Section that such Foreign Lender is not legally able to deliver.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Refund. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out–of–pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus

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any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(h) Survival. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(i) Terms. For purposes of this Section, the term “applicable law” includes FATCA.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-Offs; Proceeds of Collateral.

(a) Payments Generally. Unless otherwise specified herein, each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the account designated to the applicable Borrower by the Administrative Agent, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments under each Loan Document of (i) principal and interest in respect of any Loan and LC Disbursements and participation fees in respect of Letters of Credit shall be made in the currency in which such Loan or Letter of Credit, respectively, is denominated and (ii) any other amount shall be made in dollars.

(b) Pro Rata Application. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Set-offs. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of

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principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law but subject to Section 10.08, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Payments from Borrowers Assumed Made. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate (or in the case of amounts not denominated in dollars, the Administrative Agent’s cost of funds) and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) Set-Off Against Amounts Owed Lenders. If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(c) or (d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Application of Proceeds of Collateral and Guaranty. Subject to the terms of any intercreditor agreement entered into by the Administrative Agent in accordance with Section 9.10(e), all amounts received under the Guaranty Agreement and all proceeds received by the Administrative Agent from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees of the Administrative Agent hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys’ fees and expenses in accordance with Section 10.03) owing to the Administrative Agent in its capacity as Administrative Agent only and then any remaining amount of such proceeds shall be distributed:

(i) first, to an account at the Administrative Agent over which the Administrative Agent shall have control in an amount equal to 102% of the LC Exposure then outstanding;

(ii) second, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of Loan Obligations, Pari Passu Notes Obligations and Swap Obligations, until all the Loan Obligations, Pari Passu Notes Obligations and Swap Obligations have been paid and satisfied in full or cash collateralized;

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(iii) third, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of the Deposit Obligations, until all Deposit Obligations have been paid and satisfied in full or cash collateralized;

(iv) fourth, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of the remaining Obligations and Pari Passu Notes Obligations; and

(v) fifth, to the Person entitled thereto as directed by the Parent Borrower or as otherwise determined by applicable law or applicable court order.

For the avoidance of doubt, on and after the Canadian Collateral Reallocation the guarantees provided by the Canadian Loan Parties and the Collateral granted by the Canadian Loan Parties will only guarantee or secure, as applicable, the Canadian Obligations and the proceeds of such guarantee or Collateral shall be applied as set forth above, but only to the extent the amounts above constitute Canadian Obligations.

(g) Noncash Proceeds. Notwithstanding anything contained herein to the contrary, if the Administrative Agent shall ever acquire any Collateral through foreclosure or by a conveyance in lieu of foreclosure or by retaining any of the Collateral in satisfaction of all or part of the Obligations or if any proceeds of Collateral received by the Administrative Agent to be distributed and shared pursuant to this Section 2.18 are in a form other than immediately available funds, the Administrative Agent shall not be required to remit any share thereof under the terms hereof and the Secured Parties shall only be entitled to their undivided interests in the Collateral or noncash proceeds as determined by paragraph (f) of this Section 2.18. The Secured Parties shall receive the applicable portions (in accordance with the foregoing paragraph (f)) of any immediately available funds consisting of proceeds from such Collateral or proceeds of such noncash proceeds so acquired only if and when received by the Administrative Agent in connection with the subsequent disposition thereof. While any Collateral or other property to be shared pursuant to this Section is held by the Administrative Agent pursuant to this paragraph (g), the Administrative Agent shall hold such Collateral or other property for the benefit of the Secured Parties and all matters relating to the management, operation, further disposition or any other aspect of such Collateral or other property shall be resolved by the agreement of the Required Lenders.

(h) Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by the Administrative Agent hereunder is rescinded or must otherwise be restored or returned by the Administrative Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Administrative Agent.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) Mitigation. If any Lender requests compensation under Section 2.15, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b) Replacement. If (i) a Lender requests compensation under Section 2.15, (ii) a Borrower is required to pay any additional amount to a Lender or any Governmental Authority for the account of a Lender pursuant to Section 2.17, (iii) a Lender is a Defaulting Lender, or (iv) a Lender shall become a Non-consenting Lender (as defined below), then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations in one or more Classes (as the Parent Borrower shall elect) under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Parent Borrower shall have received the prior written consent of the Administrative Agent to such assignee Lender to the extent required by Section 10.04, which consent shall not unreasonably be withheld, (ii) such assignor Lender shall have received payment of an amount equal to the outstanding principal of its Loans of the relevant Class or Classes (and participations in LC Disbursements and Swingline Loans, to the extent applicable) accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. In the event that (i) the Parent Borrower or the Administrative Agent have requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any other modification thereto, (ii) the consent, waiver or other modification in question requires the agreement of all Lenders (or all directly affected Lenders) in accordance with the terms of Section 10.02 and (iii) the Required Lenders (or, in the case of any Class voting, the holders of a majority of the outstanding Loans and unused Commitments in respect of such Class) have agreed to such consent, waiver or other modification, then any Lender who does not agree to such consent, waiver or other modification shall be deemed a “Non-consenting Lender”.

Section 2.20. Incremental Facilities.

(a) The Parent Borrower may, by written notice to the Administrative Agent at any time, on one or more occasions, request to (i) add one or more new tranches of term facilities and/or increase the principal amount of the Term Loans, any Incremental Term Loans or any Specified Refinancing Term Loans by requesting new term loans commitments to be added to such Loans (any such new tranche or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new tranches of incremental revolving facilities and/or increase the principal amount of any such tranche of incremental revolving facilities (each, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate amount not to exceed the Incremental Amount. Such notice shall set forth (i) the amount of the Incremental Term Loans and/or Incremental Revolving Commitments being requested (which shall be (x) with respect to Incremental Term Loans denominated in dollars, in minimum increments of $15,000,000, and with respect to Incremental Term Loans denominated in Canadian Dollars, in minimum increments of $7,500,000, (y) with respect to Incremental Revolving Commitments denominated in dollars, in minimum increments of $10,000,000, and with respect to Incremental Revolving Commitments denominated in Canadian Dollars, in minimum increments of $5,000,000 or (z) equal to the remaining Incremental Amount) and (ii) the date, which shall be a Business Day, on which such Incremental Term Loans are requested to be made and/or Incremental Revolving Commitments are requested to become effective (the “Increased Amount Date”) pursuant to an Incremental Facility Activation Notice.

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(b) Incremental Loans may be provided by any existing Lender (it being understood each existing Lender shall have no obligation to participate in any Incremental Facility), or by any other lender (any such other lender being called an “Additional Lender”); provided that the Administrative Agent and Issuing Bank shall have consented (such consent not to be unreasonably withheld) to such Additional Lender’s providing such Incremental Facilities if such consent would be required under Section 10.04(b) for an assignment of Loans to such Additional Lender.

(c) The creation or provision of any Incremental Facility or Incremental Loan shall not require the approval of any existing Lender other than any existing Lender providing all or part of any Incremental Facility or Incremental Loan.

(d) The applicable Borrower and each Lender or Additional Lender providing a portion of the Incremental Facilities shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Facilities of such Lender or Additional Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Term Loans and/or Incremental Revolving Commitments to be made thereunder; provided that (i) the final maturity date of any Incremental Term Loan shall be no earlier than the Latest Maturity Date with respect to Term Loans, (ii) the weighted average life to maturity of any Incremental Term Loan shall be no shorter than the remaining weighted average life to maturity of the then-existing Term Loans calculated as of the date of making such Incremental Term Loan, (iii) any prepayment (other than scheduled amortization payments) of Incremental Term Loans shall be made on a pro rata basis with all then existing Term Loans (and all other then-existing Incremental Term Loans and Specified Refinancing Term Loans requiring ratable prepayment), except that the Borrower and the lenders in respect of such Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis), (iv) the maturity date or commitment reduction date of any Incremental Revolving Loan shall be no earlier than the Latest Maturity Date with respect to Revolving Commitments, (vi) from the Effective Date to the date that is 18 months following the Acquisition Closing Date, if the initial yield over the applicable base rate (such calculation for both the Incremental Facility and the applicable Credit Facility, to include the upfront fees, any interest rate floors and any OID (as defined below) but excluding any arrangement, underwriting or similar fee paid to the Administrative Agent, the Commitment Parties under the Credit Facilities or relevant Persons under the Incremental Facility) in respect of any Incremental Term Loans and/or Incremental Revolving Commitments maturing on the maturity date of the existing applicable Credit Facility exceeds the initial yield for such existing applicable Credit Facility by more than 50 basis points (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity), the Applicable Margin for the existing applicable Credit Facility shall be increased so that the initial yield in respect of such Incremental Term Loans and/or Incremental Revolving Commitments is no more than 50 basis points higher than the initial yield for the existing applicable Credit Facility and (vii) to the extent an Incremental Revolving Facility is structured as an additional revolving facility under this agreement and not as an increase to the existing Revolving Commitment hereunder, (x) no more than three revolving facilities (including any revolving facility constituting Specified Refinancing Debt, shall be outstanding hereunder at any one time) and (y) the Administrative Agent may, in its reasonable discretion, take such actions as it deems advisable to allocate Letters of Credit and any participations therein between any revolving facilities. All terms and documentation with respect to Incremental Facilities which differ from those with respect to the Loans under the existing applicable Credit Facility shall be reasonably satisfactory to the Administrative Agent (except to the extent permitted by clauses (i) through (vii) above). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended as necessary

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or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers to effect the provisions of or be consistent with this Section 2.20. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) but without the consent of any other Lenders, and furnished to the other parties hereto.

(e) Notwithstanding the foregoing, no Incremental Term Loan may be made and no Incremental Revolving Commitment shall become effective under this Section 2.20 unless (i) on the date on which such Loan is made or of such effectiveness, (A) the conditions set forth in Section 4.03 shall be satisfied (it being understood that all references to “the occasion of any Borrowing” in Section 4.03 shall be deemed to refer to the Increased Amount Date) and (B) the Parent Borrower is in compliance with the Financial Covenants on a Pro Forma Basis, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Parent Borrower, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Assumption Agreement and consistent with those delivered on the Effective Date under Section 4.01; provided that if the proceeds of an Incremental Facility are to be used to finance a Permitted Acquisition, to the extent agreed to by the lenders providing such Incremental Facility, customary “SunGard” conditionality (including making determinations pursuant to the Permitted Acquisition Determination Method) may be implemented in lieu of the conditions set forth in this clause (e).

Section 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Suspension of Commitment Fees. Commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) Suspension of Voting. The Revolving Commitment, Revolving Exposure of, and the outstanding Term Loans held by, such Defaulting Lender shall not be included in determining whether Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) Participation Exposure. If any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) Reallocation. All or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (or in the case of Swingline Exposure and LC Exposure denominated in Canadian Dollars, their USD/CAD Applicable Percentage) but only to the extent (w) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments, (x) the sum of all non-Defaulting Lenders’ USD Only Revolving Exposures plus the allocable portion of such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ USD Only Revolving Commitments, (y) the sum of all non-Defaulting Lenders’ USD/CAD Revolving Exposures plus the allocable portion of such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ USD/CAD Revolving Commitments, (z) no Event of Default then exists;

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(ii) Payment and Cash Collateralization. If the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding or cannot be reallocated pursuant to clause (i) (it being understood that such amount (to the extent not applied as aforesaid) shall be returned in accordance with the procedures set forth in Section 2.05(j));

(iii) Suspension of Letter of Credit Fee. If the applicable Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.21(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) Reallocation of Fees. If the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages (or in the case of fees arising from Revolving Exposure denominated in Canadian Dollars, such Lenders’ USD/CAD Applicable Percentages); and

(v) Issuing Bank Entitled to Fees. If any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.21(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d) Suspension of Swingline Loans and Letters of Credit. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless (i) it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders, (ii) cash collateral will be provided by the applicable Borrower in accordance with Section 2.21(c), and/or (iii) participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) Setoff Against Defaulting Lender. Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any mandatory or voluntary prepayment and any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c) but excluding Section 2.19(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Parent Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Borrower or any

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Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, after termination of the Commitments to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.03 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender who is a Revolving Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage and/or USD/CAD Applicable Percentage, as applicable.

Notwithstanding the above, the Borrowers’ right to replace a Defaulting Lender pursuant to this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Borrowers against such Defaulting Lender under this Agreement, at law, in equity or by statute.

Section 2.22. Specified Refinancing Debt.

(a) The Borrowers may from time to time, add one or more new term loan facilities and new revolving credit facilities to the Credit Facilities (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrowers, to refinance (i) all or any portion of any Class of Term Loans then outstanding under this Agreement and (ii) all or any portion of any Class of Revolving Loans (and the unused Revolving Commitments with respect to such Class of Revolving Loans) then in effect under this Agreement, in each case pursuant to a Refinancing Amendment (it being agreed that in no event shall more than three Classes of revolving commitments be outstanding at any time under this Agreement); provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment as the other Loans and Commitments hereunder; (ii) will not be guaranteed by any Person that is not a Subsidiary Loan Party; (iii) will be (x) unsecured or (y) secured by the Collateral on a pari passu or junior basis with the Obligations (in each case pursuant to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent); (iv) will have such pricing and optional prepayment terms as may be agreed by the Parent Borrower and the applicable Lenders thereof; (v) (x) to the extent constituting revolving credit facilities, will not have a maturity date (or have mandatory commitment reductions or amortization) that is prior to the Revolving Maturity Date of the Revolving Commitment being refinanced and (y) to the extent constituting term loan facilities, will have a maturity date that is not prior to the date that is the scheduled maturity date of, and will have a weighted average life to maturity that is not shorter than the weighted average life to maturity of, the Loans being refinanced; (vi) any Specified Refinancing Term Loans shall share ratably in any prepayments of Term Loans pursuant to Section 2.11 (or otherwise provide for more favorable prepayment treatment for the then outstanding Classes of Term Loans other than Specified Refinancing Term Loans); (vii) each Revolving Borrowing (including any deemed Revolving Borrowings made pursuant to Section 2.04 or 2.05) shall be allocated pro rata among the Classes of Revolving Commitments (it being agreed that notwithstanding the foregoing, the Administrative Agent may, in its reasonable discretion, take such actions as it deems advisable to allocate Letters of Credit and participations therein between any revolving facilities); (vii) subject to clauses (iv) and (v) above, will have terms and conditions (other than pricing and optional prepayment and redemption terms) that are

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substantially identical to, or less favorable, when taken as a whole, to the lenders providing such Specified Refinancing Debt than, the terms and conditions of the Credit Facilities and Loans being refinanced (as reasonably determined by the Parent Borrower in good faith); and (ix) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced, in each case pursuant to Section 2.08 and 2.11, as applicable; provided, however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that are agreed among the Parent Borrower and the lenders thereof and applicable only during periods after the Latest Maturity Date of any of the Loans (and Commitments) that remain outstanding after giving effect to such Specified Refinancing Debt or the date on which all non-refinanced Obligations are paid in full and (y) shall not have a principal or commitment amount (or accreted value) greater than the Loans being refinanced (excluding accrued interest, fees, discounts, premiums or expenses).

(b) The Parent Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof. Any proposed Specified Refinancing Debt may be provided by existing Lenders or, subject to the approval of the Administrative Agent and, with respect to revolving commitments, the Issuing Bank (in each case, which approval shall not be unreasonably withheld, conditioned or delayed), Eligible Assignees in such respective amounts as the Parent Borrower may elect.

(c) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in clause (a) above and Section 4.03, and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Security Documents providing for such Specified Refinancing Debt to be secured thereby, consistent with those delivered on the Effective Date under Section 4.01 and, if applicable, on the Acquisition Closing Date under Section 4.02 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish any Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Specified Refinancing Debt, in each case on terms consistent with and/or to effect the provisions of this Section 2.22.

(d) Each Class of Specified Refinancing Debt incurred under this Section 2.20 shall be in an aggregate principal amount that is (i) (x) not less than $5,000,000 (or if applicable, $C5,000,000) and (y) an integral multiple of $1,000,000 (or if applicable, $C1,000,000) in excess thereof or (ii) the amount required to refinance all of the applicable Class of Loans and/or Commitments. Any Refinancing Amendment may provide for the making of Refinancing Revolving Loans to, the issuance of Letters of Credit for the account of the Borrowers or any Subsidiary, or the provision to the Borrowers of Swingline Loans, pursuant to any revolving credit facility established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Commitments.

(e) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate facilities hereunder and treated in a manner consistent with the Credit Facilities being refinanced, including for

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purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrowers, the Administrative Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of or be consistent with this Section 2.22. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participation in Letters of Credit expiring on or after the scheduled maturity date in respect of a Class of revolving commitments shall be reallocated from Lenders holding such revolving commitments to Lenders holding refinancing revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding refinancing revolving commitments, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

ARTICLE III.

Representations and Warranties

Each Borrower (other than, in respect of Sections 3.11, 3.12 and 3.14, which are made only by the Parent Borrower) party hereto represents and warrants (it being understood that the representations and warranties made in the Loan Documents on the Acquisition Closing Date shall be limited to the Specified Representations and shall otherwise be construed as though the Transactions (to be consummated on or about such date) have been consummated) to the Lenders that:

Section 3.01. Organization; Powers. Each of the Borrowers and their Restricted Subsidiaries (a) is validly existing under the laws of the jurisdiction of its organization or formation, except, in the case of a Restricted Subsidiary, where the failure to be so could not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (where relevant) in, its jurisdiction of organization or formation and every other jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. Each of the Parent Borrower and the Subsidiary Loan Parties has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. This Agreement has been duly executed and delivered by the Parent Borrower and, on the Canadian Borrower Joinder Date, the Canadian Borrower, and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Borrower or such other Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The execution, delivery and performance of the Loan Documents: (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) for immaterial consents, approvals, registrations, filing or other actions, (b) will not violate (i) any applicable law or regulation or (ii) in any material respect, the charter, by-laws or other organizational

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documents of such Borrower or any of its Restricted Subsidiaries or any order of any Governmental Authority binding on such Person, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Parent Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Parent Borrower or any of its Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent Borrower or any of its Restricted Subsidiaries, except Liens created under and Liens permitted by the Loan Documents, except to the extent such violation or default referred to in clause (b)(i) or (c) above could not reasonably be expected to result in a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Change.

(a) Financial Statements. The Parent Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal quarter ended June 29, 2013 and the fiscal year ended December 29, 2012. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) [Reserved].

(c) No Material Adverse Change. Since June 29, 2013, there has been no material adverse change in the business, assets, property, financial conditions or results of operation, of the Parent Borrower and its Restricted Subsidiaries, taken as a whole (it being understood that the consummation of the Transactions could not reasonably be expected to have such a material adverse change).

Section 3.05. Properties.

(a) Title. Each of such Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such title or interest could not reasonably be expected to result in a Material Adverse Effect, and none of the assets of such Borrower or any such Restricted Subsidiary is subject to any Lien except Liens permitted by Section 6.02.

(b) Intellectual Property. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each of such Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, service names, domain names, copyrights, patents and other intellectual property necessary for its business and (ii) to the knowledge of such Borrower, the use of any such intellectual property by such Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person and the intellectual property owned by any Loan Party is not being infringed by any other Person.

Section 3.06. Litigation and Environmental Matters.

(a) Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Borrower, threatened in writing against or affecting such Borrower or any of its Restricted Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that as of the Effective Date, involve any of the Loan Documents or the Transactions to be consummated on or about the Effective Date.

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(b) Environmental Matters. Except as could not reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect, neither such Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any pending or threatened claim with respect to any Environmental Liability or has knowledge of any event or circumstance that could reasonably be expected to give rise to such a claim, (iv) knows of any basis for, or that could reasonably be expected to give rise to, any Environmental Liability, or (v) has assumed or retained by contract or operation of law any obligations under Environmental Law or relating to Hazardous Materials.

Section 3.07. Compliance with Laws. Such Borrower and each of its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08. Investment Company Act Status. Neither such Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09. Taxes. Such Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes not overdue by more than 30 days or, if more than 30 days overdue, that are being contested in good faith by appropriate proceedings and for which such Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA; Canadian Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the fair market value of the assets of each Pension Plan was not materially less than the present value of the accumulated benefit obligation under such Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) as of the close of the most recent Plan year, as reported in the most recent financial statements reflecting such amounts. If all of the Pension Plans were terminated (disregarding any Pension Plans with surpluses), the unfunded liabilities with respect to the Pension Plans, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

The Canadian Loan Parties have a formal plan and commitment to establish one or more Canadian Defined Benefit Plans for the benefit of certain unionized, hourly non-union and salaried employees in connection with the closing of the Rothsay Acquisition. Applications for registration of these plans will be made following such closing. The Canadian Loan Parties do not, and have not ever, sponsored, administered, participated in or contributed to a Canadian Multi-Employer Plan, except as may be consented to by the Administrative Agent after the Effective Date (it being understood that at the Administrative Agent’s option it may also request the consent of the Required Lenders in connection with such determination). Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (i) all Canadian Benefit Plans are or will be, and have been (where applicable), established, registered (where required), amended, funded, invested and administered

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in material compliance with the terms of such Canadian Benefit Plans, all applicable laws and any applicable collective agreement; (ii) there is no investigation by a Governmental Authority or claim (other than routine claims for payment of benefits) pending or, to the knowledge of the Canadian Loan Parties, threatened involving any Canadian Benefit Plan or its assets, and no facts exist which could reasonably be expected to give rise to any such investigation or claim (other than routine claims for payment of benefits); (iii) all employer and employee payments, contributions and premiums required to be remitted, paid to or paid in respect of each Canadian Benefit Plan have been paid or remitted in accordance with its terms and all applicable laws; (iv) any Canadian Pension Plans are or will be (within the time period permitted by applicable law) duly registered under all applicable Canadian federal or provincial pension benefits standards legislation; (v) all material obligations of any Canadian Loan Party required to be performed in connection with the Canadian Pension Plans or the funding agreements therefor have been performed in a timely fashion; (vi) all reports and disclosures relating to the Canadian Pension Plans required by any applicable laws have been or will be filed or distributed in a timely fashion; (vii) no amount is due and owing by any of the Canadian Pension Plans under the Income Tax Act (Canada) or any provincial taxation or pension benefits statute; and (viii) no Canadian Pension Termination Event has occurred

Section 3.11. Disclosure. As of the Effective Date, neither the Information Memorandum nor any of the other written reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent (other than information of a general economic or industry specific nature, projected financial information or other forward looking information) in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished prior to the date on which this representation is made or deemed made), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that projections may vary from actual results and that such variances may be material).

Section 3.12. Subsidiaries. As of the Effective Date, Parent Borrower has no Subsidiaries other than those listed on Schedule 3.12 hereto. As of the Effective Date, Schedule 3.12 sets forth the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of Parent Borrower’s ownership of the outstanding Equity Interests of each Subsidiary directly owned by Parent Borrower, the percentage of each Subsidiary’s ownership of the outstanding Equity Interests of each other Subsidiary and the authorized, issued and outstanding Equity Interests of Parent Borrower and each Subsidiary. All of the outstanding capital stock of Parent Borrower and each Restricted Subsidiary has been, to the extent applicable, validly issued, is fully paid, and is nonassessable. As of the Effective Date, there are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into any Equity Interests of any Restricted Subsidiary.

Section 3.13. Labor Matters. As of the Effective Date, except as disclosed on Schedule 3.13, (a) there are no strikes, lockouts or slowdowns against the Parent Borrower or any Restricted Subsidiary pending or, to the knowledge of the Parent Borrower, threatened in writing, that would have a material impact on the operations of the Parent Borrower and the Restricted Subsidiaries and (b) except as could not reasonably be expected to result in a Material Adverse Effect, the hours worked by and payments made to employees of the Parent Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

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Section 3.14. Solvency. As of the Effective Date and the Acquisition Closing Date, immediately after the consummation of the Transactions to occur on the Effective Date and the Acquisition Closing Date, as applicable (a) the sum of the debt (including contingent liabilities) of the Parent Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the assets of the Parent Borrower and its Subsidiaries, on a consolidated basis, (b) the capital of the Parent Borrower and its Subsidiaries on a consolidated basis, is not unreasonably small in relation to the business of the Parent Borrower and its Subsidiaries, on a consolidated basis, contemplated as of the date hereof and (c) the Parent Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, (x) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) and (y) the term “present fair saleable value” means the amount that may be realized if the applicable company’s aggregate assets are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of a comparable business enterprises.

Section 3.15. Margin Securities. Neither the Parent Borrower nor any of its Restricted Subsidiaries, is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of Regulation X or that would entail a violation of Regulation U of the Board of Governors of the Federal Reserve System (and if required by such regulations or requested by a Lender, the Parent Borrower or such Restricted Subsidiary, as applicable, will provide any applicable Lender with a signed Form G-3 or U-1 or any successor form, as applicable, containing the information required to be provided on such form by such entity).

Section 3.16. Security Documents. The Security Documents are effective to create in favor of the Administrative Agent for its benefit and the ratable benefit of the Lenders a legal, valid, and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) perfected Lien (subject to Liens permitted by Section 6.02) on the Collateral as security for the relevant Obligations (it being understood that subsequent filings and recordings may be necessary to perfect Liens on the Collateral pursuant to Section 5.10) of each grantor described therein.

Section 3.17. Use of Proceeds. The proceeds of the Credit Facilities shall be used (a) to finance in part the Transactions (including working capital and/or purchase price adjustments), (b) to refinance certain existing indebtedness of the Parent Borrower and its Subsidiaries, (c) to pay fees and expenses related to the Transactions and related transactions (including any funding of original issue discount and upfront fees) and (d) for general corporate purposes (including, in the case of the Revolving Facility, the working capital needs, capital expenditures, acquisitions, other investments, Restricted Payments and any other purpose not prohibited under the Loan Documents) of the Parent Borrower and its Subsidiaries. Letters of Credit will be issued to support transactions entered into by the Parent Borrower or a Restricted Subsidiary in the ordinary course of business and, to the extent permitted or not prohibited hereby, to support transactions entered into by an Unrestricted Subsidiary in the ordinary course of business.

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Section 3.18. Patriot Act; OFAC; FCPA. (a) Each of the Parent Borrower and its Subsidiaries is in compliance in all material respects with the Patriot Act, and the Parent Borrower has provided to the Administrative Agent (within a reasonable time of the applicable request) all information related to the Parent Borrower and its Subsidiaries (including but not limited to names, addresses and tax identification numbers) reasonably requested by the Administrative Agent and required by the Patriot Act to be obtained by the Administrative Agent or any Lender.

(b) (i) Each of the Parent Borrower and its Subsidiaries is in compliance, in all material respects, with the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto; (ii) none of the Parent Borrower or any of its Subsidiaries nor, to the knowledge of the Borrowers, any director, officer, agent or employee of any of the foregoing is (x) a person on the list of “Specially Designated Nationals and Blocked Persons” or (y) currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrowers will not directly or, to the knowledge of the Borrowers, indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC, except to the extent licensed or otherwise approved by OFAC; and (iii) no part of the proceeds of any Loan will be used, directly or, to the knowledge of the Borrowers, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977, as amended or the Corruption of Foreign Public Officials Act (Canada).

ARTICLE IV.

Conditions

Section 4.01. Effective Date. The obligations of the Lenders to make Revolving Loans and any agreement of the Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) Execution and Delivery of This Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Legal Opinions. The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel (including, without limitation, local counsel) for the Loan Parties covering such matters relating to the Loan Parties and the Loan Documents as of the Effective Date as are customary for financings of this type. The Parent Borrower hereby requests such counsel to deliver such opinions.

(c) Corporate Authorization Documents; Solvency Certificate. The Administrative Agent shall have received (a) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions to be consummated in connection with the execution and delivery hereof and any other legal matters relating to the Loan Parties, the Loan Documents or such Transactions as are

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customary for financings of this type, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and (b) a Solvency Certificate dated the Effective Date and executed by a Financial Officer of the Parent Borrower substantially in the form of Exhibit F hereto.

(d) Closing Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Parent Borrower, confirming compliance with the conditions set forth in Section 4.01(g) and Sections 4.03(a) and (b) (which certificate shall include the making of the representations and warranties referred to in Section 4.03(a)).

(e) Fees. To the extent invoiced at least 1 Business Day prior to the Effective Date, the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f) Personal Property Security Documents. The Administrative Agent shall have received counterparts of the U.S. Security Agreement and Guaranty Agreement signed on behalf of each applicable Loan Party, together with the following:

(i) to the extent not already in the possession of the Administrative Agent, stock certificates representing all the outstanding shares of capital stock of each Restricted Subsidiary owned by or on behalf of any Loan Party as of the Effective Date (except that stock certificates representing shares of stock of a Foreign Subsidiary (or any Domestic Subsidiary to the extent substantially all of its assets consist of the debt or equity of one or more direct or indirect Foreign Subsidiaries) may be limited to 65% of the outstanding shares of stock of such Subsidiary), and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates;

(ii) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Documents;

(iii) the results of the search of the Uniform Commercial Code filings, tax Liens and judgment Liens made with respect to the Loan Parties and any predecessor company identified pursuant to the Security Agreement in each jurisdiction in which a Loan Party is organized; and copies of the financing statements (or other documents) disclosed by such search; and

(iv) subject to the terms of the Security Agreement, (A) such other executed documentation as the Administrative Agent may deem reasonably necessary to perfect and protect its Liens, including, without limitation, intellectual property security agreements for all intellectual property pledged as Collateral, and (B) all other Collateral the possession of which is necessary to perfect the Lien therein.

(g) Existing Indebtedness. After giving effect to the Transactions to be consummated in connection with the execution and delivery hereof, neither the Parent Borrower nor any of its Subsidiaries shall have any material Indebtedness for borrowed money other than (i) Indebtedness outstanding under this Agreement, (ii) the Pari Passu Notes, (iii) ordinary course (w) capital leases, (x) purchase money indebtedness, (y) equipment financings and (z) short-term working capital facilities in an aggregate amount not to exceed the amount of such Indebtedness permitted by the Parent Borrower’s Existing Credit Agreement and (iv) Indebtedness arising in connection with the Renewable Diesel Joint Venture in an aggregate amount not to exceed the amount of such Indebtedness permitted by the Parent Borrower’s Existing Credit Agreement.

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(h) Patriot Act. The Administrative Agent shall have received, at least 5 days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, with respect to the Loan Parties as of the Effective Date that has been reasonably requested by the Commitment Parties at least 10 days prior to the Effective Date.

The Administrative Agent shall notify the Parent Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02. Acquisition Closing Date. The obligations of the Lenders to make Loans and any agreement of the Issuing Bank to issue any Letters of Credit hereunder on the Acquisition Closing Date shall be subject solely to satisfaction of the following conditions (or the waiver of such conditions in accordance with Section 10.02):

(a) Specified Representations and Acquisition Agreement Representations. The Specified Representations and Acquisition Agreement Representations shall be true and correct; provided, that to the extent that any of the Acquisition Agreement Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be a Company Material Adverse Effect for purposes of any such representations and warranties made or deemed made on, or as of, the Acquisition Closing Date (or any date prior thereto);

“Acquisition Agreement Representations” shall mean the representations made by the Seller of Rothsay or Rothsay in the Rothsay Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to the Parent Borrower (or its Affiliates’) obligations to close under the Rothsay Acquisition Agreement or Parent Borrower has (or its Affiliate has) the right to terminate Parent Borrower’s obligations under the Rothsay Acquisition Agreement or decline to consummate the Rothsay Acquisition as a result of a breach of such representations in the Rothsay Acquisition Agreement.

“Specified Representations” means the representations and warranties in Sections 3.01(a) and (b), 3.02, 3.03(b)(ii), 3.08, 3.14, 3.15, 3.16, 3.17 and 3.18(a) of this Agreement.

(b) Closing Certificate; Solvency Certificate. The Administrative Agent shall have received (i) a Solvency Certificate dated the Acquisition Closing Date and executed by a Financial Officer of the Parent Borrower substantially in the form of Exhibit F hereto and (ii) a certificate, dated the Acquisition Closing Date and signed by a Responsible Officer of the Parent Borrower, confirming compliance with the conditions set forth in Sections 4.02(a), (c) and (d) (which certificate shall include the making of the representations and warranties referred to in Section 4.02(a)).

(c) Rothsay Acquisition. The Rothsay Acquisition shall be consummated pursuant to the Rothsay Acquisition Agreement, substantially concurrently with the occurrence of the Acquisition Closing Date, and no provision thereof shall have been amended or waived, and no consent shall have been given thereunder, in each case in any manner materially adverse to the interests of the Commitment Parties or the Lenders without the prior written consent of the Commitment Parties or, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any decrease in the purchase price shall not be materially adverse to the interests of the Commitment Parties or the Lenders so long as such decrease is allocated to reduce the Term Loans on a dollar-for-dollar basis and (b) any increase in the purchase price up to 20% shall not be materially adverse to the Commitment Parties or the Lenders);

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(d) No Company Material Adverse Effect. Since June 30, 2013, there shall not have been or occurred, and in either case, be continuing, any event, change or effect that, when taken together with all other events, changes and effects, is, or would reasonably be expected to result in a Company Material Adverse Effect.

(e) Acquisition Closing Date. The Acquisition Closing Date shall have occurred on or before the Expiration Date.

(f) Historical Financials. The Administrative Agent shall have received (a) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Rothsay, for the three most recently completed fiscal years ended at least 90 days before the Acquisition Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Rothsay for each fiscal quarter ended after March 31, 2013 and at least 45 days before the Acquisition Closing Date.

(g) Pro Forma Financials. The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Parent Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Acquisition Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income); it being understood that such pro forma financial statements need not be prepared in accordance with Regulation S-X.

(h) KYC Information. The Administrative Agent shall have received, at least 5 days prior to the Acquisition Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, with respect to the Loan Parties as of the Acquisition Closing Date, the PATRIOT Act that has been reasonably requested by the Administrative Agent at least 10 days prior to the Acquisition Closing Date.

(i) Fees and Expenses. To the extent invoiced at least 1 Business Day prior to the Acquisition Closing Date, the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Acquisition Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out of pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document (or any fee letter related thereto).

(j) Security Interest. All actions necessary to establish that the Administrative Agent will have a perfected first priority security interest in the Collateral (subject to Liens permitted under this Agreement and it being understood that, to the extent any Collateral is not or cannot be provided on the Acquisition Closing Date (other than the grant and perfection of security interests (i) that may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or PPSA or (ii) in capital stock owned by the Parent Borrower and its Subsidiaries with respect to which a Lien may be perfected by the delivery of a stock certificate) after the Parent Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision of such Collateral shall not constitute a condition precedent to the Acquisition Closing Date, but may instead be provided after the Acquisition Closing Date pursuant to arrangements to be mutually agreed between the Parent Borrower and the Administrative Agent).

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(k) Canadian Borrower Documentation. (i) The Canadian Borrower shall have delivered to the Administrative Agent an executed counterpart to the Canadian Security Agreement and an executed counterpart to a joinder agreement in form and substance reasonably acceptable to the Administrative Agent to each of this Agreement and the Guaranty Agreement (it being agreed that the Lenders hereby authorize the Administrative Agent to execute and deliver any such joinder agreement) and (ii) the Administrative Agent shall have received documents, certificates and other deliverables with respect to the Canadian Borrower and such joinders consistent in scope with such items delivered pursuant to Sections 4.01(b) and (c)(a) on the Effective Date with respect to the other Loan Parties.

The Administrative Agent shall notify the Parent Borrower and the Lenders of the Acquisition Closing Date, and such notice shall be conclusive and binding.

Section 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and any agreement of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, other than any Borrowing or issuance, amendment, renewal or extension of such Letter of Credit on the Acquisition Closing Date, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) Representations and Warranties. At the time of and immediately after giving effect to such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, in each case, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date.

(b) No Default. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.03.

ARTICLE V.

Affirmative Covenants

Until the Date of Full Satisfaction, the Parent Borrower (and each other Borrower to the extent applicable) covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Parent Borrower will furnish to the Administrative Agent:

(a) Annual Audit. Within 90 days after the end of each fiscal year of the Parent Borrower, its audited consolidated and unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for any such qualification pertaining to the maturity of any Credit Facility occurring within 12 months of the relevant audit or any breach or anticipated breach of any financial covenant) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

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(b) Quarterly Unaudited Financial Statements. Within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower, its unaudited consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) Compliance Certificate. Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate in substantially the form of Exhibit D hereto of a Financial Officer of the Parent Borrower (i) certifying as to whether a Default, which has not previously been disclosed or which has not been cured, has occurred and, if such a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Article VII and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Parent Borrower’s audited financial statements referred to in Section 3.04 which has not already been disclosed and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) Rothsay Financials. Promptly upon receipt of the same by the Parent Borrower, Rothsay’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of the fiscal years 2010, 2011 and 2012;

(e) Budget. Within 60 days after the end of the fiscal year ended December 31, 2013 and 45 days after the end of each fiscal year thereafter of the Parent Borrower, a detailed consolidated budget for the then current fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year) and setting forth the material assumptions used for purposes of preparing such budget;

(f) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(g) Additional Information. Promptly following any request therefor, material non-privileged information regarding the operations, business affairs and financial condition of the Parent Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request;

(h) ERISA Notices. Promptly upon reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall promptly make a request for any documents described in Section 101(k) and 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request of any Multiemployer Plans or notices from such administrator or sponsor and the Parent Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

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(i) Demand Letter. Promptly after the receipt thereof, a demand letter from the PBGC notifying the Parent Borrower, its Subsidiaries, or any ERISA Affiliates of its decision finding liability that could reasonably be expected to result in a Material Adverse Effect, a copy of such letter, together with a certificate of the president or a Financial Officer of the Parent Borrower setting forth the action which the Parent Borrower, its Subsidiaries or their respective ERISA Affiliates proposes to take with respect thereto; and

The information required to be delivered by clauses (a), (b) and (f) of this Section 5.01 shall be deemed to have been delivered on the date on which the Parent Borrower posts such information on its website on the Internet at www.darlingii.com or when such information is posted on the SEC’s website on the Internet at www.sec.gov (including within any Form 10-K or Form 10-Q); provided that the Parent Borrower shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Lenders); provided further, that the Parent Borrower shall deliver paper copies of any such information to the Administrative Agent if the Administrative Agent or any Lender requests the Parent Borrower to deliver such paper copies.

Section 5.02. Notices of Material Events. The Parent Borrower will furnish to the Administrative Agent prompt written notice of (and if applicable, in the case of clause (d) below, the items set forth in) the following:

(a) Default. The occurrence of any Default;

(b) Notice of Proceedings. The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Borrower or any Restricted Subsidiary that could reasonably be expected to result in a Material Adverse Effect;

(c) ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) Canadian Pensions. (i) (x) Copies of all actuarial reports and any other material reports which have been filed with a Governmental Authority with respect to each Canadian Defined Benefit Plan, promptly after filing and (y) any material direction, order, notice, ruling or opinion related to funding, windup or termination of any Canadian Defined Benefit Plan that any Canadian Loan Party may receive from a Governmental Authority with respect to any Canadian Defined Benefit Plan, promptly after receipt.

(ii) Promptly after any Responsible Officer of the Canadian Borrower obtains actual knowledge thereof, (v) a Canadian Pension Termination Event, (w) the failure in any material respect to make a required contribution to or payment under any Canadian Benefit Plan when due in accordance with its terms and applicable laws, (x) the occurrence of any event which is reasonably likely to result in any Canadian Loan Party incurring any liability, fine or penalty with respect to any Canadian Benefit Plan that could reasonably be expected to have a Material Adverse Effect, (y) the establishment of any new plan which, if it currently existed, would be a Canadian Defined Benefit Plan, or any change to an existing Canadian Defined Benefit Plan that could reasonably be expected to have a Material Adverse Effect or (z) the acquisition of an interest in any Person if such Person sponsors, administers, or participates in, or has any liability in respect of, any Canadian Defined Benefit Plan.

(e) Material Adverse Effect. Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

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Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence except, solely in the case of a Restricted Subsidiary, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transactions permitted under Section 6.03 or Section 6.05. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect all of its rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names unless the failure to preserve, renew and keep in full force and effect such rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks or trade names could reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transactions permitted under Section 6.03 or Section 6.05.

Section 5.04. Payment of Taxes. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, pay its Tax liabilities before the same shall become more than 30 days overdue, or if more than 30 days overdue, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Parent Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) such contest effectively suspends collection of the contested obligation and the foreclosure of any Lien securing such obligation or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05. Maintenance of Properties. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect or as otherwise expressly permitted by this Agreement.

Section 5.06. Insurance. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Parent Borrower will furnish to the Lenders, upon reasonable request of the Administrative Agent (but not more frequently than once per fiscal year), information in reasonable detail as to the insurance so maintained. Each general liability insurance policy shall name the Administrative Agent (or its agent or designee) as additional insured. Each insurance policy covering Collateral shall name the Administrative Agent (or its agent or designee) as loss payee and shall provide that such policy will not be canceled or materially changed without 30 days (or 10 days in the event of a payment default) prior written notice to the Administrative Agent.

Section 5.07. Books and Records; Inspection and Audit Rights. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in order to permit the preparation of its financial statements in accordance with GAAP. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as

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often as reasonably requested; provided that (a) the Parent Borrowers shall reimburse the Administrative Agent not more than once each fiscal year for visits, inspections, examinations and discussions conducted under this Section 5.07 if no Event of Default exists at the time thereof (and the Borrowers shall reimburse the Administrative Agent for all such visits, inspections, examinations and discussions conducted when an Event of Default exists) and (b) the Parent Borrowers shall have the opportunity to be present at any meeting with its independent accountants.

Section 5.08. Compliance with Laws. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.09. Environmental Laws. Each Borrower will, and will cause each of its Restricted Subsidiaries to:

(a) Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.10. Collateral Matters; Guaranty Agreement.

(a) Further Assurances. Subject to the terms of the Security Documents, the Parent Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

(b) Additional Restricted Subsidiaries. In furtherance of the foregoing, if any additional Subsidiary is formed or acquired after the Effective Date or any Unrestricted Subsidiary is designated as a Restricted Subsidiary after the Effective Date, or the Canadian Borrower Joinder Date occurs, as applicable, such Borrower will notify the Administrative Agent and the Lenders thereof and (a) if such Subsidiary is a Domestic Subsidiary that is not an Excluded Subsidiary, such Borrower will cause such Restricted Subsidiary to become a party to the Guaranty Agreement, pursuant to which such Domestic Subsidiary shall guarantee the Obligations (which include the Canadian Obligations), and the U.S. Security Agreement, in each case, promptly after such Restricted Subsidiary is formed, acquired or designated and promptly take such actions to create and perfect Liens on such Restricted Subsidiary’s assets to secure such Obligations, as the Administrative Agent shall reasonably request, (b) if such Subsidiary is a Canadian Subsidiary that is not an Excluded Subsidiary, the Parent Borrower will cause such Restricted Subsidiary to become a party to (A) the Guaranty Agreement, pursuant to which such Canadian Subsidiary shall guarantee the Obligations (until the Pari Passu Notes Repayment Date) and

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after the Pari Passu Notes Repayment Date, only the Canadian Obligations and (B) the Canadian Security Agreement, in each case, promptly after such Restricted Subsidiary is formed, acquired or designated and promptly take such actions to create and perfect Liens on such Restricted Subsidiary’s assets to secure the Obligations (until the Pari Passu Notes Repayment Date) and the Canadian Obligations, as the Administrative Agent shall reasonably request and (d) if any Equity Interest in any Restricted Subsidiary is acquired after the Effective Date by or on behalf of any Loan Party or any Unrestricted Subsidiary is designated as a Restricted Subsidiary after the Effective Date, the Parent Borrower will cause the Equity Interests of each such Restricted Subsidiary to be pledged pursuant to the Security Agreement and/or Canadian Security Agreement, as applicable, promptly after such Restricted Subsidiary is formed, acquired or designated (except that, if such Restricted Subsidiary is (i) a Domestic Subsidiary and substantially all of its assets consist of the debt or equity of one or more direct or indirect Foreign Subsidiaries (other than, after the Canadian Borrower Joinder Date and prior to the Pari Passu Notes Repayment Date, Canadian Subsidiaries; provided that in no event shall this parenthetical apply to any direct or indirect holding companies of any Canadian Subsidiaries which are Foreign Subsidiaries) or (ii) a Foreign Subsidiary (other than, prior to the Pari Passu Notes Repayment Date, Canadian Subsidiaries; provided that in no event shall this parenthetical apply to any direct or indirect holding companies of any Canadian Subsidiaries which are Foreign Subsidiaries), the Equity Interest in such Restricted Subsidiary to be pledged pursuant to the Security Agreement and/or the Canadian Security Agreement, as applicable, shall be limited to 65% of the outstanding Equity Interests of such Restricted Subsidiary). Notwithstanding anything to the contrary herein and in any other Loan Document, on and after the Pari Passu Notes Repayment Date the Canadian Loan Parties shall only guarantee the Canadian Obligations and the assets and property of the Canadian Loan Parties shall only secure the Canadian Obligations and the Lenders hereby authorize the Administrative Agent to take any actions and execute any documents in accordance with Section 9.10 as it reasonably determines are advisable to evidence or effect the guarantee and security structure contemplated by this sentence (such modified structure, the “Canadian Collateral Reallocation”).

(c) Excessive Cost. Notwithstanding the provisions of clauses (a) and (b) of this Section 5.10 or the terms of the U.S. Security Agreement or Canadian Security Agreement, (i) the Administrative Agent (or its designee) shall not take a Lien (or perfect a Lien) in an asset of a Loan Party if (A) the Administrative Agent and the Parent Borrower reasonably determine that the burden, difficulty, consequence or cost of granting or perfecting a Lien on such asset (including any stamp, intangibles or other tax) outweighs the benefit to the Lenders afforded by such Lien on such asset, (B) the granting of a security interest in such asset would be prohibited, in the case of a contract, by enforceable anti-assignment provisions in such contract or by applicable law or with respect to any other assets to the extent such a pledge would violate the terms of any contract governing the purchase, financing or ownership of such assets or would trigger termination pursuant to any “change of control” or similar provision under such contract (in each case, after giving effect to the relevant provisions of the Uniform Commercial Code or PPSA, as applicable, in effect in the applicable jurisdiction and other relevant legislation) or (C) a foreign (other than Canadian) security or pledge agreement would be required (except in the instance of a material Investment where the laws of the United States of America or any state thereof would not recognize a perfected lien on such asset under the laws of the United States of America or such state), (ii) Liens on the following assets shall not be required to be perfected: (A) cash and cash equivalents, deposit and securities accounts (including securities entitlements and related assets), in each case to the extent a security interest therein cannot be perfected by the filing of a financing or registration statement under the Uniform Commercial Code or PPSA, as applicable; (B) other assets requiring perfection through control agreements; and (C) commercial tort claims less than $10,000,000 and (iii) (A) no Liens on any fee owned or leased real property, vehicles, aircraft, watercraft, similar vehicles or any other assets subject to certificates of title of the Parent Borrower or any of its Subsidiaries shall be required (and for greater certainty, neither Borrower shall be required to make serial number registrations (or like registrations) against any serial number goods (or like concept) and (B) the Loan Parties shall not be required to seek any landlord waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement.

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(d) Designation of Immaterial Subsidiaries as Subsidiary Loan Parties. The Parent Borrower shall cause one or more of its Immaterial Subsidiaries that are not otherwise Excluded Subsidiaries to become a Subsidiary Loan Party (including by causing any such Immaterial Subsidiary to execute any applicable supplement or joinder to any applicable Security Document and to grant a security interest in any of its Collateral required to be so granted thereunder) to the extent necessary to reduce the EBITDA of the Immaterial Subsidiaries, individually or collectively, for the 4 fiscal quarter period ended most recently prior to such date to be not greater than 5% of the EBITDA of the Parent Borrower and its Subsidiaries taken as a whole. Upon becoming a Subsidiary Loan Party, such Immaterial Subsidiary shall cease to be designated an Immaterial Subsidiary.

(e) Timing of Actions and Deliverables. Notwithstanding anything to the contrary herein, all actions and deliverables required under this Section 5.10 shall be deemed taken or delivered promptly if such actions or deliverables are taken or delivered upon the later of (i) the next delivery date of the financials contemplated by Section 5.01(a) and 5.01(b) and (ii) the date expressly requested by the Administrative Agent acting in its reasonable discretion.

(f) Within the time periods set forth therein (or such later date as the Administrative Agent shall agree in its reasonable discretion) the Parent Borrower shall complete the items set forth on Schedule 5.10.

Section 5.11. Maintenance of Ratings. The Parent Borrower will use commercially reasonable efforts to cause to be maintained at all times (a)(i) a corporate family rating, in the case of Moody’s or (ii) an issuer credit rating, in the case of S&P, for the Parent Borrower and (b) credit ratings for the Credit Facilities from Moody’s and S&P.

Section 5.12. Canadian Benefit Plans. Each Canadian Loan Party shall, with respect to each Canadian Defined Benefit Plan: (i) in a timely fashion perform in all material respects all obligations (including funding, investment and administration obligations) required to be performed in connection with such Canadian Defined Benefit Plan; and (ii) pay all material contributions, premiums and payments when due in accordance in all material respects with its terms and all applicable laws.

ARTICLE VI.

Negative Covenants

Until the Date of Full Satisfaction, each Borrower covenants and agrees with the Lenders that:

Section 6.01. Indebtedness. Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness created under the Loan Documents (including with respect to Specified Refinancing Debt), (ii) Indebtedness of the Loan Parties evidenced by Refinancing Notes and any Permitted Refinancing Indebtedness in respect thereof and (iii) Indebtedness of the Loan Parties evidenced by Refinancing Junior Loans and any Permitted Refinancing Indebtedness in respect thereof;

(b) Indebtedness in respect of the Pari Passu Notes (including, for the avoidance of doubt, Permitted Refinancing Indebtedness in respect thereof as included in the definition of “Pari Passu Notes”);

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(c) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and amendments, modifications, extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except as otherwise permitted by this Section 6.01;

(d) Indebtedness among the Parent Borrower and its Subsidiaries; provided that, (i) all such Indebtedness of any Loan Party owing to an Excluded Subsidiary (and any Indebtedness of a Domestic Loan Party to a Canadian Loan Party from and after the Canadian Collateral Reallocation) must be expressly subordinated to such Loan Party’s Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, it being understood that payments may be made thereon unless an Event of Default has occurred and is continuing and (ii) any Indebtedness owing to the Parent Borrower or any Restricted Subsidiary by any Excluded Subsidiary (or if applicable, Indebtedness owing to a Domestic Loan Party from a Canadian Loan Party from and after the Canadian Collateral Reallocation) shall be subject to compliance with Section 6.04;

(e) Guarantees by the Parent Borrower of Indebtedness of any Subsidiary and by any Restricted Subsidiary of Indebtedness of the Parent Borrower or any other Subsidiary; provided that (i) Guarantees by the Parent Borrower or any Restricted Subsidiary of Indebtedness of any Excluded Subsidiary (and, if applicable, from and after the Canadian Collateral Reallocation, Guarantees by any Domestic Loan Party of any Indebtedness of any Canadian Loan Party) shall be subject to compliance with Section 6.04, (ii) Guarantees permitted under this clause (e) shall be subordinated to the Obligations of the applicable Restricted Subsidiary to the same extent and on terms not materially less favorable to the Lenders as the Indebtedness so Guaranteed is subordinated to the Obligations and (iii) no Pari Passu Notes, Refinancing Notes or any Refinancing Junior Loans shall be Guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary is a Loan Party that has Guaranteed the applicable Obligations or Canadian Obligations pursuant to a Guaranty Agreement;

(f) (i) Indebtedness of the Parent Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction, repair or improvement of any assets (including rolling stock), including Capital Lease Obligations, mortgage financings, purchase money indebtedness (including any industrial revenue bonds, industrial development bonds and similar financings), (ii) Indebtedness of the Parent Borrower or any Restricted Subsidiary assumed in connection with the acquisition of any assets or secured by a Lien on any assets prior to the acquisition thereof (provided that the Parent Borrower shall provide prior written notice to the Administrative Agent of any such assumption to the extent such assumed Indebtedness is in excess of $25,000,000), and (iii) any amendments, modifications, extensions, renewals and replacements of any such Indebtedness permitted by this clause (f) that do not increase the outstanding principal amount thereof except as otherwise permitted by this Section 6.01; provided that (A) in the case of clause (f)(i), such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, repair or improvement and (B) on a Pro Forma Basis after giving effect to the incurrence of any such Indebtedness, the Parent Borrower is in compliance with the Financial Covenants (which, if financing a Permitted Acquisition, shall be calculated in a manner consistent with the Permitted Acquisition Determination Method);

(g) Indebtedness arising in connection with Swap Agreements permitted by Section 6.07; provided that Guarantees by any Loan Party of such Indebtedness of any Excluded Subsidiary (and, if applicable, from and after the Canadian Collateral Reallocation, Guarantees by any Domestic Loan Party of any Indebtedness of any Canadian Loan Party) shall be subject to compliance with Section 6.04;

(h) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof and amendments, modifications, extensions, renewals and replacements thereof which do not increase the principal amount thereof (other than by unpaid interest, fees, expenses and any prepayment premium of make whole amount) except as otherwise permitted by this Section 6.01; provided that (i)

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such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (h) of this Section 6.01 shall not exceed $40,000,000 at any time outstanding;

(i) obligations in respect of workers compensation claims, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations or property, casualty or liability insurance and premiums related thereto, self insurance obligations, customs, surety, stay, appeal and performance bonds, and performance and completion guarantees and similar obligations incurred by the Parent Borrower or any Restricted Subsidiary, in each case in the ordinary course of business;

(j) to the extent constituting Indebtedness, contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to the real property of the Parent Borrower or any Restricted Subsidiary;

(k) to the extent constituting Indebtedness, customary indemnification and purchase price adjustments or similar obligations (including earn-outs) incurred or assumed in connection with Investments and Dispositions otherwise permitted hereunder;

(l) to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(m) to the extent constituting Indebtedness, deferred compensation payable to directors, officers, employees, members of management or consultants of the Parent Borrower and the Restricted Subsidiaries;

(n) Indebtedness in respect of repurchase agreements constituting Permitted Investments;

(o) Indebtedness consisting of promissory notes issued by the Parent Borrower or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Parent Borrower or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent Borrower permitted by Section 6.08;

(p) cash management obligations and Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary in respect of netting services, overdraft protections and similar arrangements, in each case entered into in the ordinary course of business in connection with cash management and deposit accounts;

(q) (i) Indebtedness consisting of the financing of insurance premiums and (ii) take-or-pay obligations constituting Indebtedness of the Parent Borrower or any Restricted Subsidiary, in each case, entered into in the ordinary course of business;

(r) Indebtedness incurred by a Loan Party constituting reimbursement obligations with respect to letters of credit (other than Letters of Credit issued pursuant to this Agreement), bank guarantees or similar instruments issued for the purposes described in Section 6.02(d), (e) and (k) or issued to secure trade payables, warehouse receipts or similar facilities entered into in the ordinary course

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of business and the obligations arising under drafts accepted and delivered in connection with a drawing thereunder; provided that (i) upon the drawing of any such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence and (ii) the aggregate outstanding face amount of all such letters of credit or bank guarantees does not exceed $10,000,000 at any time;

(s) obligations, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a Target or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby;

(t) Indebtedness of the type described in clause (e) of the definition thereof to the extent the related Lien is permitted under Section 6.02;

(u) [Reserved];

(v) other Indebtedness of the Parent Borrower and the other Loan Parties provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $50,000,000 at any time outstanding;

(w) Indebtedness in the form of (i) Guarantees of Indebtedness of the Renewable Diesel Joint Venture; provided that on a Pro Forma Basis after giving effect to the incurrence of such Guarantee, the Parent Borrower would have been in compliance with the covenant set forth in Section 7.02 as of the last day of the immediately preceding fiscal quarter and (ii) Guarantees of any obligation to make an Investment in the Renewable Diesel Joint Venture permitted to be made in accordance with Section 6.04;

(x) (i) additional Indebtedness to the extent that on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, the Parent Borrower is in compliance with the covenant set forth in Section 7.02 for the most recently ended fiscal quarter for which financial statements have been delivered at the time of the incurrence of such Indebtedness and (ii) Permitted Refinancings of debt referred to in clause (i).

(y) Indebtedness of Restricted Subsidiaries that are not Loan Parties in an amount not to exceed $100,000,000 in the aggregate provided such Indebtedness is either (x) unsecured (but which may be guaranteed by the Parent Borrower pursuant to Section 6.01(e))) or (y) secured by only the Equity Interests in or assets of such Restricted Subsidiary that is not a Subsidiary Loan Party; and

(z) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (y) above.

Section 6.02. Liens. Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents (including in respect of the Liens securing the Pari Passu Notes Obligations);

(b) Liens imposed by law for taxes, assessments and governmental charges (a) that are not overdue by more than 30 days or, if more than 30 days overdue, are being contested in a manner consistent with Section 5.04 or (b) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

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(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations (a) that are not overdue by more than 30 days or, if more than 30 days overdue, are being contested in a manner consistent with Section 5.04 or (b) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) pledges and deposits made in the ordinary course of business (i) in compliance with workers’ compensation, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations, property, casualty or liability insurance or premiums related thereto or self insurance obligations or (ii) to secure letters of credit, bank guarantees or similar instruments posted to support payment of items set forth in the foregoing clause (d)(i); provided that such letters of credit and bank guarantees are issued in compliance with Section 6.01;

(e) Liens securing the performance of, or granted in lieu of, contracts with trade creditors, contracts (other than in respect of debt for borrowed money), leases, bids, statutory obligations, customs, surety, stay, appeal and performance bonds, performance and completion guarantees and other obligations of a like nature, in each case entered into in the ordinary course of business and deposits securing letters of credit, bank guarantees or similar instruments posted to support payment of the items set forth in this clause (e); provided that (i) such letters of credit (other than the Letters of Credit), bank guarantees or similar instruments are issued in compliance with Section 6.01 and (ii) the Liens permitted by this clause (e) shall at no time encumber any assets other than (A) the amount of cash or marketable investments required to be pledged thereunder and (B) with respect to customs and surety bonds, performance bonds, and performance and completion guarantees or similar obligations, the specific assets in respect to which such bonds or guarantees are issued and which are customarily encumbered under similar bond and guarantee transactions;

(f) Liens in respect of judgments that do not constitute an Event of Default under clause (j) of Section 8.01;

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and other minor irregularities in title (including leasehold title), in each case, that do not materially and adversely interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary;

(h) Liens arising from filing UCC or PPSA financing statements regarding leases and consignment or bailee arrangements permitted or not prohibited by any of the Loan Documents and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee;

(i) any interest or title of a lessor, sublessor, licensee, sublicense, licensor or sublicensor under any lease or license agreement permitted or not prohibited by any of the Loan Documents and any leases, subleases, licenses or sublicenses granted in the ordinary course of business not interfering in any material respect with the business of the Parent Borrower or any Restricted Subsidiary;

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(j) the rights reserved to or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any of its Restricted Subsidiaries or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(k) Liens granted in the ordinary course of business to secure: (i) liabilities for premiums or reimbursement obligations to insurance carriers, (ii) liabilities in respect of indemnification obligations under leases or other Contractual Obligations, and (iii) letters of credit, bank guarantees or similar instruments posted to support payment of items set forth in this clause (k); provided that (x) such letters of credit, bank guarantees or similar instruments are issued in compliance with Section 6.01, (y) the Liens permitted by clause (k)(iii) shall at no time encumber any assets other than the amount of cash or marketable investments required to be pledged thereunder and (z) the Liens permitted by clause (k)(i) shall at no time encumber assets other than the unearned portion of any insurance premiums, the insurance policies and the proceeds thereof;

(l) Liens (i) of a collection bank arising under Section 4–210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set–off) and (iii) arising in connection with pooled deposit or sweep accounts of the Parent Borrower or any Restricted Subsidiary and consisting of the right to apply the funds held therein to satisfy overdraft obligations incurred in the ordinary course of business of such Person, in each case, which are within the general parameters customary in the banking industry;

(m) Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Parent Borrower or a Restricted Subsidiary provided such Lien encumbers only the related account and the property held therein;

(n) any Lien on any asset of the Parent Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Parent Borrower or any Restricted Subsidiary (other than the proceeds and products thereof and accessions thereto, except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates) and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and obligations not otherwise prohibited under the Loan Documents and amendments, modifications, extensions, renewals and replacements thereof (which, if such obligations constitute Indebtedness, are permitted by Section 6.01);

(o) any Lien existing on any equipment (including rolling stock), fixtures or real property or any assets subject to the Indebtedness permitted under clause (f) of Section 6.01, in each case, prior to the acquisition thereof by the Parent Borrower or any Restricted Subsidiary or existing on any such property or assets of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other assets of the Parent Borrower or any Restricted Subsidiary (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to the terms existing at the time of such acquisition (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition)); and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and any amendments, modifications, extensions, renewals or replacements thereof and if such obligations (or as

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applicable, any amendments, modifications, extensions, renewals or replacements thereof) are Indebtedness, such Indebtedness is otherwise permitted by Section 6.01 (it being understood for purposes of this clause (o) that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates);

(p) (i) Liens on specific assets (including rolling stock) acquired, constructed or improved by the Parent Borrower or any Restricted Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (A) such security interests secure Indebtedness permitted by clause (f) or clause (v) of Section 6.01, (B) in the case of Indebtedness incurred under Section 6.01(f)(i) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (C) such security interests shall not apply to any other assets of the Parent Borrower or any Restricted Subsidiary, and (ii) any amendments, modifications, extensions, renewals or replacements thereof and if such obligations (or as applicable, any amendments, modifications, extensions, renewals or replacements thereof) are Indebtedness, such Indebtedness is otherwise permitted by Section 6.01 (it being understood for purposes of this clause (p) that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates);

(q) Liens in favor of customs and revenue authorities arising as a matter of law in the ordinary course of business to secure payment of customs duties that (a) are not overdue by more than 30 days or, if more than 30 days overdue, are being contested in a manner consistent with Section 5.04 or (b) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(r) Liens (i) (A) on advances of cash or Permitted Investments in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment, and (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted and (ii) on cash earnest money deposits made by the Parent Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(s) Liens in favor of the Parent Borrower or any Restricted Subsidiary securing Indebtedness permitted under Section 6.01(d) or other obligations owed to the Parent Borrower or a Restricted Subsidiary; provided that any such Liens encumbering any Collateral shall be subordinated to the Liens of the Administrative Agent on terms and conditions reasonably satisfactory to the Administrative Agent;

(t) Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(u) Liens representing the interest of a purchaser of goods sold by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business under conditional sale, title retention, consignment, bailee or similar arrangements; provided that such Liens arise only under the applicable conditional sale, title retention, consignment, bailee or similar arrangements and such Liens only encumber the good so sold thereunder;

(v) Liens on repurchase agreements constituting Permitted Investments;

(w) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; provided that to the extent any Liens are

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incurred under this clause (w) to secure any Indebtedness for borrowed money with any of the Collateral, the Parent Borrower, the applicable Loan Parties and the Administrative Agent shall enter into a customary intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent providing for such Indebtedness to be secured with the applicable Obligations on, at the Parent Borrower’s option, a pari passu or junior basis to the Liens securing such Obligations (and the parties hereto hereby authorize the Administrative Agent to negotiate and enter into any such documentation); provided further, that a Lien securing Indebtedness or other obligations shall be deemed to exist pursuant to this clause (w) in an amount equal to the aggregate solvency deficits of all Canadian Defined Benefit Plans administered, maintained, participated in or contributed to, by the Canadian Loan Parties, determined by reference to the most recent valuation reports thereof required to be delivered to the applicable regulators;

(x) Liens on Equity Interests in joint ventures (including the Renewable Diesel Joint Venture) or Unrestricted Subsidiaries; provided such Liens secure Indebtedness of such joint venture or Unrestricted Subsidiary, as applicable;

(y) Liens on (i) the Equity Interests of the Renewable Diesel Joint Venture in favor of the holder of (A) any Indebtedness of the Renewable Diesel Joint Venture, (B) any Guarantee by the Parent Borrower or any Restricted Subsidiary of such Indebtedness otherwise permitted under this Agreement or (C) any Guarantee by the Parent Borrower or any Restricted Subsidiary of the commitment by the Parent Borrower or any Restricted Subsidiary to make an Investment in the Renewable Diesel Joint Venture permitted to be made under this Agreement and (ii) cash and cash equivalents to secure (A) obligations of the Parent Borrower or any Restricted Subsidiary to make an Investment in the Renewable Diesel Joint Venture permitted under this Agreement or (B) obligations in respect of a letter of credit posted to support obligations of the type set forth in the foregoing clause (y)(ii)(A); and

(z) Liens on property constituting Collateral of the Loan Parties securing obligations issued or incurred under (i) any Refinancing Notes and the Refinancing Notes Indentures related thereto and any Permitted Refinancing Indebtedness in respect thereof or (ii) any Refinancing Junior Loans and the Refinancing Junior Loans Agreements and any Permitted Refinancing Indebtedness in respect thereof, in each case, to the extent required by the documentation in respect of such notes or loans, as applicable; provided that (x) at the time of incurrence thereof such obligations are permitted to be secured pursuant to the definitions of Refinancing Notes, Refinancing Junior Loans or Permitted Refinancing Indebtedness in respect thereof, as applicable, and (y) such Indebtedness is subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent.

provided, however, that no reference herein to Liens permitted hereunder, including any statement or provision as to the acceptability of any Liens, shall in any way constitute or be construed as to provide for an implicit subordination of any rights of the Agents, the Lenders or other Secured Parties hereunder or arising under any of the other Loan Documents in favor of such Lien.

Section 6.03. Fundamental Changes. Such Borrower will not, nor will it permit any of its Restricted Subsidiaries to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve, except that: (a) any Subsidiary may merge with the Parent Borrower in a transaction in which the Parent Borrower is the surviving Person (or in the case of a transitory merger where the surviving Person assumes the Obligations in a manner reasonably acceptable to the Administrative Agent), (b) any Restricted Subsidiary may merge with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (x) if any party to such merger is a Domestic Subsidiary Loan Party, the surviving entity is a Domestic Subsidiary Loan Party (or the surviving Person assumes the Obligations of such non-surviving Domestic Subsidiary Loan Party in a manner reasonably acceptable to the Administrative Agent or such

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transaction shall constitute an Investment permitted by Section 6.04) and (y) if no party to such merger is a Domestic Subsidiary Loan Party but any party to such merger is a Foreign Subsidiary Loan Party, the surviving entity is a Foreign Subsidiary Loan Party (or the surviving Person assumes the Obligations of such non-surviving Foreign Subsidiary Loan Party in a manner reasonably acceptable to the Administrative Agent or such transaction shall constitute an Investment permitted by Section 6.04), (c) any Person may merge into the Parent Borrower in an Investment permitted by Section 6.04 in which the Parent Borrower is the surviving Person, (d) any Person may merge with a Restricted Subsidiary in an Investment permitted by Section 6.04 in which the surviving entity is a Subsidiary and (x) if any party to such merger is a Domestic Subsidiary Loan Party, the surviving entity is a Domestic Subsidiary Loan Party (or the surviving Person assumes the Obligations of such non-surviving Domestic Subsidiary Loan Party in a manner reasonably acceptable to the Administrative Agent or such transaction shall constitute an Investment permitted by Section 6.04) and (y) if no party to such merger is a Domestic Subsidiary Loan Party but any party to such merger is a Foreign Subsidiary Loan Party, the surviving entity is a Foreign Subsidiary Loan Party (or the surviving Person assumes the Obligations of such non-surviving Foreign Subsidiary Loan Party in a manner reasonably acceptable to the Administrative Agent or such transaction shall constitute an Investment permitted by Section 6.04); (e) any Subsidiary (other than a Borrower) may liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders; (f) in connection with the Disposition of a Subsidiary (other than a Borrower) or its assets permitted by Section 6.05, such Subsidiary may merge with or into any other Person; and (g) any Foreign Subsidiary may merge or amalgamate with the Canadian Borrower or any other Canadian Subsidiary in a transaction in which the Canadian Borrower or such Canadian Subsidiary is the surviving Person (or in the case of a transitory merger where the surviving Person assumes the Obligations of the Canadian Borrower or such other Canadian Subsidiary in a manner reasonably acceptable to the Administrative Agent). The Parent Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, complementary or ancillary thereto.

Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or substantially all of the assets of a division or branch of any Person of any Person (any one of the actions described in the foregoing provisions of this Section 6.04, herein an “Investment”), except:

(a) Investments in respect of the Rothsay Acquisition (including any intercompany transactions in connection therewith to permit the Canadian Borrower to pay the purchase price for Rothsay);

(b) Investments in the form of cash, Permitted Investments and Investments that were Permitted Investments when such Investments were made;

(c) Investments existing on, or contractually committed as of, the date hereof and set forth on Schedule 6.04 and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.04;

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(d) Investments among the Parent Borrower and its Subsidiaries (including in connection with the formation of Subsidiaries); provided that the sum of: (i) the aggregate amount of Investments by, without duplication (x) Loan Parties in or for the benefit of Excluded Subsidiaries plus (y) after the Canadian Collateral Reallocation, Domestic Loan Parties in or for the benefit of Foreign Subsidiary Loan Parties plus (ii) the aggregate amount of advances made under the permissions of Section 6.04(t) shall not exceed the greater of $50,000,000 and 3% of Consolidated Total Assets in the aggregate at any time outstanding;

(e) Guarantees constituting Indebtedness permitted by Section 6.01 and payments thereon or Investments in respect thereof in lieu of such payments; provided that (i) the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (d) above or clauses (s) or (y) below (it being understood that any such Guarantee in reliance upon the reference to such clauses (s) or (y) shall reduce the amount otherwise available under such clause (s) while such Guarantee is outstanding), (ii) if such Guarantee is by a non-Loan Party, such non-Loan Party would have been able to incur the Guaranteed Indebtedness directly under Section 6.01 (for the avoidance of doubt, without duplication of the primary and Guaranteed obligations with respect to underlying Indebtedness primary Indebtedness of a non-Loan Party) and (iii) if the Guaranteed Indebtedness is subordinated the Guarantee of such Indebtedness is subordinated on the same terms;

(f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts or disputes with or judgments against, any Person, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the ordinary course of business;

(g) notes and other non–cash consideration received as part of the purchase price of assets subject to a Disposition pursuant to Section 6.05;

(h) advances or extensions of trade credit in the ordinary course of business;

(i) Investments arising in connection with the Swap Agreements permitted by Section 6.07; provided that the aggregate amount of Investments by Loan Parties in or for the benefit of Excluded Subsidiaries shall be subject to the limitation set forth in clause (d) above and clause (s) below (it being understood that any such Investment in reliance upon the reference to such clause (s) shall reduce the amount otherwise available under such clause (s) while such Swap Agreement is outstanding);

(j) loans and advances to officers, directors, employees, members of management or consultants of the Parent Borrower and its Restricted Subsidiaries made (i) in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes and (ii) in connection with such Person’s purchase of Equity Interests of the Parent Borrower in an aggregate amount not to exceed $10,000,000 for all such loans and advances in the aggregate at any one time outstanding;

(k) Asset Swaps consummated in compliance with Section 6.05;

(l) Parent Borrower or a Restricted Subsidiary may purchase, hold or acquire (including pursuant to a merger, consolidation, amalgamation or otherwise) at least a majority of the Equity Interests of a Person (including with respect to an Investment in a Restricted Subsidiary that serves to increase the Parent Borrower’s or its Restricted Subsidiaries’ respective ownership of Equity Interests therein (an “Equity Accretive Investment”)) and may purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or all or substantially all of the assets of a division, line of business or branch of such Person, if, with respect to each such acquisition (a “Permitted Acquisition”):

(i) Event of Default. No Event of Default exists or would result therefrom on the date the definitive agreement for the Permitted Acquisition is entered into by the Parent Borrower and/or the Restricted Subsidiary, as applicable;

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(ii) Total Leverage Ratio; Investment Amounts. If on a Pro Forma Basis for such Permitted Acquisition, the Total Leverage Ratio as of the end of the most recent fiscal quarter for which financial statements were required to be delivered under Section 5.01(a) or (b) is more than 3.75 to 1.00 (calculated in a manner consistent with the Permitted Acquisition Determination Method), then the aggregate amount of Permitted Acquisitions consummated after the Effective Date when such condition is not met shall not exceed $25,000,000 in the aggregate;

(iii) Delivery and Notice Requirements. Parent Borrower shall provide to Administrative Agent, prior to the consummation of the Permitted Acquisition, the following: (A) notice of the Permitted Acquisition and (B) a certificate signed by a Financial Officer of the Parent Borrower certifying as to compliance with clauses (i) and (ii) above;

(iv) Similar Business. The Target or recipient of such Investment is involved in the same general type of business activities as the Borrower and the Restricted Subsidiaries or activities complementary, ancillary or reasonably related thereto;

(v) Non-Guarantors. The total consideration paid for (i) the Capital Stock of any Target that does not become a Subsidiary Loan Party, (ii) in the case of an asset acquisition, assets of any Target that are not acquired by the Borrower or any Subsidiary Loan Party and (iii) Equity Accretive Investments in Restricted Subsidiaries that do not in conjunction with such investments become Subsidiary Loan Parties, when taken together with the total consideration for all such Persons and assets so acquired after the Effective Date, shall not exceed the sum of (A) the greater of $100,000,000 and 6.0% of Consolidated Total Assets as of the last day of the most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, and (B) amounts otherwise available under clauses (q), (s) and (y) of Section 6.04; provided that the limitation described in this clause (v) shall not apply to any acquisition to the extent the Target so acquired (or the Person owning the assets so acquired) becomes a Subsidiary Loan Party even though such Person owns Capital Stock in Persons that are not otherwise required to become Subsidiary Loan Parties, if, in the case of this clause (y), not less than 80.0% of the Adjusted EBITDA of the Target(s) acquired in such acquisition is generated by Person(s) that will become Subsidiary Loan Parties (i.e., disregarding any Adjusted EBITDA generated by Restricted Subsidiaries of such Subsidiary Loan Parties that are not (or will not become) Subsidiary Loan Parties).

(vi) No Contested Acquisitions. The proposed Permitted Acquisition shall have been approved by the Board of Directors of the Target (or similar governing body if the Target is not a corporation);

(m) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions, sale leaseback transactions Swap Obligations, Restricted Payments and Affiliate transactions permitted under Sections 6.01, 6.02, 6.03, 6.05, 6.06, 6.07, 6.08 and 6.09, respectively;

(n) advances of payroll payments to employees in the ordinary course of business;

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(o) Guarantees by the Parent Borrower and the Restricted Subsidiaries of leases of the Parent Borrower and Restricted Subsidiaries (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case entered into in the ordinary course of business and payments thereon or Investments in respect thereof in lieu of such payments;

(p) Investments (i) consisting of endorsements for collection or deposit, (ii) resulting from pledges and/or deposits permitted by Sections 6.02(d), 6.02(e), 6.02(k) and 6.02(r) and (iii) consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements, in each case, in the ordinary course of business;

(q) the purchase, holding or other acquisition of Equity Interests in Persons who, after giving effect to such Investment will not be a Subsidiary, as long as:

(i) no Default exists or would result at the time such Investment is committed to be made and no Significant Default exists or would result at the time such Investment is actually made and for purposes hereof, a “Significant Default” shall means any Event of Default arising under Section 8.01 other than:

(A) an Event of Default under clause (e) of such Section arising as a result of the failure to comply with any of the covenants covered thereby except the covenants in Section 5.01(a), (b) and (c) (an Event of Default arising under Section 8.01(e) as a result of the failure to comply with Section 5.01(a), (b) or (c) being a “Significant Default”); and

(B) an Event of Default under clause (c) of such Section arising as a result of false representations, warranties or certifications if such representations, warranties or certifications relate to the subject matter of the covenants excluded as a Significant Default under clause (A) above (an Event of Default arising under Section 8.01(c) as a result of other false representations, warranties or certifications being a “Significant Default”)

provided that an Event of Default arising under clause (c) or (e) of Section 8.01 shall be a Significant Default if the Required Lenders shall have determined that the breach of the applicable covenant or the false representation, warranty or certification has had or is reasonably likely to have a Material Adverse Effect and shall have notified the Parent Borrower of such fact; and

(ii) on a Pro Forma Basis for such Investment, the Secured Leverage Ratio as of the end of the most recent fiscal quarter for which financial statements were required to be delivered under Section 5.01(a) or (b) is less than or equal to 2.75 to 1.00;

(r) the Parent Borrower may serve as an account party under a letter of credit or provide cash collateral to support obligations of Insurance Company of Colorado, Inc. as long as such support is required by, and is in the amount required by, applicable insurance regulations;

(s) in addition to the Investments otherwise permitted by this Section 6.04, the Parent Borrower and the Restricted Subsidiaries may make Investments in an aggregate amount not to exceed the greater of $50,000,000 and 3% of Consolidated Total Assets at any time outstanding; provided that as of the date of any such Investment and after giving effect thereto no Default shall exist or result therefrom;

(t) any advances to any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; provided that the sum of: (i) the aggregate amount of Investments made or existing under the permissions of Section 6.04(d)(i) plus (ii) the aggregate amount of advances made under the permissions of this clause (t) shall not exceed the greater of $50,000,000 and 3% of Consolidated Total Assets at any time outstanding;

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(u) Investments in respect of the Renewable Diesel Joint Venture in the form of (i) a Guarantee (or Guarantees) permitted by Section 6.01(w), (ii) Liens permitted by Section 6.02(y) and (iii) Investments of cash or Permitted Investments in an amount not to exceed $200,000,000 at any time outstanding; it being understood that the Parent Borrower and its Restricted Subsidiaries may also invest cash or Permitted Investments to satisfy obligations referred to in clause (i) of this clause (u); provided that as of the date of any such Investment and after giving effect thereto no Event of Default shall exist or result therefrom;

(v) any acquisition of assets or Equity Interests solely in exchange for, or out of the net cash proceeds received from, the substantially contemporaneous issuance of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower;

(w) endorsements of negotiable instruments and documents in the ordinary course of business;

(x) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Parent Borrower and its Restricted Subsidiaries in connection with such plans;

(y) in addition to the Investments otherwise permitted by this Section 6.04, the Parent Borrower and its Restricted Subsidiaries may make an Investment (i) at any time after the date hereof in an amount equal to the amount that, together with the aggregate amount of all other Investments made after the date hereof by the Parent Borrower and its Restricted Subsidiaries pursuant to this Section 6.04(y)(i), the aggregate amount of all Restricted Payments made by the Parent Borrower and its Restricted Subsidiaries pursuant to Section 6.08(a)(ix) and the aggregate amount of all payments or distributions made by the Parent Borrower and its Restricted Subsidiaries pursuant to Section 6.08(b)(v) after the date hereof, shall not exceed the Available Amount and (ii) at any time during any fiscal year in an amount that, together with the aggregate amount of all other Investments made at or prior to such time in such fiscal year by the Parent Borrower and its Restricted Subsidiaries pursuant to this Section 6.04(y)(ii) shall not exceed 25% of the Consolidated Net Income of the Parent Borrower and its Restricted Subsidiaries for the immediately preceding fiscal year, provided that if on a Pro Forma Basis the Total Leverage Ratio is greater than 2.25:1.00 at the time of such Investment, the amount in this clause (ii) shall be reduced (but not below zero) by the amount of Restricted Payments made pursuant to Section 6.08(x) during such fiscal year; and

(z) Investments in any Subsidiary that is not a Loan Party in an amount required to permit such Subsidiary to consummate a Permitted Acquisition substantially contemporaneously with the receipt by such Subsidiary of the proceeds of such Investment.

For purposes of this Section 6.04 the amount of any Investment shall be the initial amount invested without regard to write offs or write downs but after giving effect to all payments or repayments of, or returns on, such Investment.

Notwithstanding anything to the contrary contained herein, if any Person (including the Renewable Diesel Joint Venture but excluding any Borrower) in which an Investment is made pursuant to clause (q) or clause (u) above subsequently becomes or is deemed to be a Subsidiary of the Parent Borrower but is less than wholly owned, then at the option of the Parent Borrower, such Person shall be deemed to have been

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simultaneously designated by the Parent Borrower as an Unrestricted Subsidiary without regard to the requirements set forth in clause (d) above and the definition of “Unrestricted Subsidiary”. Any Investment in such Person on the date of such designation shall not be deemed to have utilized any other amounts available under clause (d) above solely as a result of such deemed designation. Any Investment in such Person after the date of such designation shall be subject to compliance with this Section 6.04.

Section 6.05. Asset Sales. Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it (each such sale, transfer, lease or other disposition herein a “Disposition”), nor will the Parent Borrower permit any of the Restricted Subsidiaries to issue any additional Equity Interest in such Subsidiary except:

(a) Dispositions of inventory, vehicles, obsolete, used, worn-out or surplus assets or property no longer useful to the business of such Person and Permitted Investments in the ordinary course of business;

(b) Dispositions by any Restricted Subsidiary of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or to any Restricted Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Loan Party, then either (i) (a) if the transferor is a Domestic Loan Party the transferee must be a Domestic Loan Party and (b) if the transferor is a Foreign Subsidiary Loan Party the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be an Investment permitted by Section 6.04;

(c) Dispositions of property subject to or resulting from casualty losses and condemnation proceedings (including in lieu thereof);

(d) Asset Swaps; provided that if the Secured Leverage Ratio as of the end of the most recent fiscal quarter for which financial statements were required to be delivered under Section 5.01(a) or (b), is more than 2.75 to 1.00, then the net effect of such Asset Swap shall not require the Parent Borrower or applicable Restricted Subsidiary to make a cash payment of more than $10,000,000 to the counterparty in connection with such Asset Swap;

(e) Dispositions in connection with any sale-leaseback or similar transaction; provided that the fair market value of all property so disposed of shall not exceed $10,000,000 from and after the Effective Date;

(f) Dispositions permitted by Sections 6.02 (and of the Liens thereunder), 6.03 (so long as any Disposition pursuant to a liquidation permitted pursuant to Section 6.03 shall be done on a pro rata basis among the equity holders of the applicable Subsidiary), 6.04, 6.06, 6.07 and 6.08;

(g) the issuance of Equity Interests by a Restricted Subsidiary to the Parent Borrower or to another Restricted Subsidiary (and each other equity holder on a pro rata basis) to the extent constituting an Investment permitted by Section 6.04;

(h) (i) Dispositions of Investments and accounts receivable in connection with the collection, settlement or compromise thereof in the ordinary course of business or (ii) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(i) Dispositions in the ordinary course of business consisting of (i) the abandonment of intellectual property which, in the reasonable good faith determination of the Parent Borrower, is not

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material to the conduct of the business of the Parent Borrower and Subsidiaries and (ii) licensing, sublicensing and cross-licensing arrangements involving any technology or other intellectual property or general intangibles of the Parent Borrower or its Subsidiaries;

(j) Dispositions of residential real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, members of management, employees or consultants of the Loan Parties;

(k) terminations of Swap Agreements;

(l) Dispositions identified to the Administrative Agent and the Lenders in writing on or prior to the Effective Date;

(m) Dispositions of Unrestricted Subsidiaries;

(n) Dispositions of the Investments entered into under the permissions of Section 6.04(q);

(o) Dispositions of assets that are not permitted by any other clause of this Section 6.05; provided that: (i) the Net Proceeds of such disposition shall be delivered to the Administrative Agent for repayment of the Term Loans in compliance with Section 2.11(c), (ii) no Default is continuing or would result therefrom and (iii) provided that for purposes of the 75.0% Cash consideration requirement (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Parent Borrower or a Restricted Subsidiary) of the Parent Borrower or any applicable Restricted Subsidiary (as shown on such Person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets and for which the Parent Borrower and its Restricted Subsidiaries shall have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by the Parent Borrower or any Restricted Subsidiary from such transferee that are converted by such Person into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of the greater of $20,000,000 and 1.5% of Consolidated Total Assets of the Parent Borrower, as of the last day of the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, in each case, shall be deemed to be cash);

(p) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(q) Dispositions of Investments in joint ventures (including the Renewable Diesel Joint Venture) to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in the joint venture agreement or similar binding agreements entered into with respect to such Investment in such joint venture;

(r) the expiration of any option agreement with respect to real or personal property;

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(s) repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise;

(t) leases, subleases, licenses or sublicenses of property in the ordinary course of business; and

(u) Dispositions of non-core assets (which may include real property) acquired in an acquisition permitted under this Agreement to the extent such acquisition was consummated within two years of such Disposition.

provided that (i) all Dispositions permitted hereby (other than those permitted by clauses (b), (c), (f), (g), (i), (m), (n), (q), (r), (s) and (t) above) shall be made for fair value and all Dispositions permitted hereby (other than those permitted by clauses (a), (b), (c), (d), (f), (g), (h), (i), (k), (m), (n), (p), (q), (r), (s) and (t) above) shall be made for at least 75% cash consideration and (ii) all Dispositions permitted by clauses (n) and (q) above shall be made for either (A) fair value and for at least 75% cash consideration or (B) such other consideration as is specified in any buy/sell or similar contractual arrangement entered into with respect to such Investment as long as such arrangement was not entered into in contemplation of the specific Disposition.

Section 6.06. Sale and Leaseback Transactions. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale and leaseback of any assets if (a) the sale is made under the permissions of Section 6.05, (b) the sale and leaseback is consummated within 180 days after the Parent Borrower or such Subsidiary acquires or completes the construction of such asset and (c) any Indebtedness incurred under the leaseback is permitted by Section 6.01.

Section 6.07. Swap Agreements. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent Borrower or any Restricted Subsidiary has actual or potential exposure (other than those in respect of Equity Interests of the Parent Borrower or any of its Restricted Subsidiaries), including to hedge or mitigate foreign currency risks and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest–bearing liability or Investment of the Parent Borrower or any Restricted Subsidiary.

Section 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) Such Borrower will not, nor will it permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except:

(i) such Borrower and its Restricted Subsidiaries may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests;

(ii) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(iii) to the extent constituting Restricted Payments, the Parent Borrower and its Restricted Subsidiaries may enter into transactions expressly permitted by Sections 6.03, 6.05 or 6.09;

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(iv) repurchases by Parent Borrower of partial interests in its Equity Interests for nominal amounts which are required to be repurchased in connection with the exercise of stock options or warrants to permit the issuance of only whole shares of Equity Interests;

(v) the Parent Borrower may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent Borrower (including related stock appreciation rights or similar securities) held by any future, present or former director, officer, member of management, employee or consultant of the Parent Borrower or any of its Subsidiaries (or the estate, heirs, family members, spouse or former spouse of any of the foregoing); provided that (A) at the time of any such repurchase, retirement or other acquisition or retirement for value no Default exists or would result, (B) the aggregate amount of Restricted Payments made under this clause (v) in any fiscal year does not exceed (x) $3,000,000 (the “Yearly Limit”) plus (y) the portion of the Yearly Limit from each of the immediately preceding four fiscal years (not including any fiscal year ending prior to 2010) which was not expended by Parent Borrower for Restricted Payments in such fiscal years (the “Carryover Amount” and in calculating the Carryover Amount for any fiscal year, the Yearly Limit applicable to the previous fiscal years shall be deemed to have been utilized first by any Restricted Payments made under this clause (v) in such fiscal year) plus (z) an amount equal to the cash proceeds from the sale of Equity Interests to directors, officers, members of management, employees or consultants of the Parent Borrower or of its Subsidiaries (or the estate, heirs, family members, spouse or former spouse of any of the foregoing) in such fiscal year;

(vi) the repurchase of Equity Interests of the Parent Borrower that occurs upon the cashless exercise of stock options, warrants or other convertible securities as a result of the Parent Borrower accepting such options or warrants as satisfaction of the exercise price of such Equity Interests;

(vii) such Borrower and its Subsidiaries may make any Restricted Payment in connection with the Rothsay Acquisition as contemplated by the Rothsay Acquisition Agreement;

(viii) repurchase of Equity Interests deemed to occur upon the non-cash exercise of Equity Interests to pay taxes;

(ix) the Parent Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount that, together with (A) the aggregate amount of all other Restricted Payments made by the Parent Borrower and its Restricted Subsidiaries pursuant to this Section 6.08(a)(ix) after the date hereof, (B) the aggregate amount of all Investments made by the Parent Borrower and its Restricted Subsidiaries pursuant to Section 6.04(y)(i) after the date hereof and (C) the aggregate amount of all payments or distributions made by the Parent Borrower and its Restricted Subsidiaries pursuant to Section 6.08(b)(v) after the date hereof, shall not exceed the Available Amount; provided that as of the date of any such Restricted Payment and after giving effect thereto no Default shall exist or result therefrom; and

(x) the Parent Borrower may make additional Restricted Payments; provided that (A) no Default shall exist or result therefrom and (B) if the Total Leverage Ratio on a Pro Forma Basis as of the end of the most recent fiscal quarter for which financial statements were required to be delivered under Section 5.01(a) or (b) is greater than 2.25 to 1.00, then the aggregate amount of Restricted Payments made under this clause (x) in respect of a fiscal year (including the Restricted Payment in question) shall not at any time exceed (A) 25% of the Consolidated Net Income of the Parent Borrower and its Restricted Subsidiaries for the immediately preceding fiscal year minus (B) the amount of Investments made pursuant to Section 6.04(y)(ii) during such fiscal year (which amount shall not be less than zero).

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(b) Such Borrower will not, nor will it permit any of its Restricted Subsidiaries to, make any payment, directly or indirectly, in respect of any purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness or any Indebtedness issued in lieu of or representing a refinancing or replacement of any Indebtedness in respect of the Pari Passu Notes outstanding on the Effective Date (but, for the avoidance of doubt not the Pari Passu Notes existing on the Effective Date themselves) (such Indebtedness, collectively, “Restricted Indebtedness”), or any other payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Indebtedness or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) refinancings of Restricted Indebtedness to the extent permitted by Section 6.01;

(ii) (A) any payment or other distribution in respect of principal or interest on, or payment or other distribution on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, Restricted Indebtedness, in each case in exchange for, or out of the net proceeds of, the substantially concurrent sale of Equity Interests (other than Disqualified Equity Interests and so long as no Change of Control would result therefrom) of the Parent Borrower, or (B) the conversion of any Restricted Indebtedness to Equity Interests (other than Disqualified Equity Interests).

(iii) payments or other distributions in respect of the purchase, redemption, retirement, acquisition, cancellation or termination of, Restricted Indebtedness, in an aggregate amount not to exceed $25,000,000; provided that (x) at the time of any such payment or other distribution, no Default shall have occurred and be continuing or would result therefrom and (y) at the time of such payment or other distribution and after giving effect thereto and to any borrowing in connection therewith, the Parent Borrower is in compliance, on a pro forma basis, with the Financial Covenants;

(iv) payments or other distributions in respect of principal or interest on, or payment or other distribution on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, Restricted Indebtedness, if on a Pro Forma Basis the Secured Leverage Ratio as of the end of the most recent fiscal quarter for which financial statements were required to be delivered under Section 5.01(a) or (b) is less than the greater of (A) 2.75 to 1.00 and (B) 0.50 to 1.00 less than the applicable Secured Leverage Ratio under the Financial Covenants for the most recently ended fiscal quarter for which financial statements have been delivered at the time of such payment or other distribution, and in each case, the Parent Borrower has delivered to the Administrative Agent a certificate of a Financial Officer, together with all relevant financial information reasonably requested by the Administrative Agent demonstrating compliance with this clause (iv);

(v) payments or other distributions in respect of the purchase, redemption, retirement, acquisition, cancellation or termination of, Restricted Indebtedness, in an aggregate amount that, together with (A) the aggregate amount of all other such payments or other distributions made by the Parent Borrower and its Restricted Subsidiaries pursuant to this Section 6.08(b)(v) after the date hereof, (B) the aggregate amount of all other Restricted Payments made by the Parent Borrower and its Restricted Subsidiaries pursuant to Section 6.08(a)(ix) after the date hereof and (C) the aggregate amount of all Investments made by the Parent Borrower and its Restricted Subsidiaries pursuant to Section 6.04(y)(i) after the date hereof, shall not exceed the Available Amount; provided that as of the date of any such payments or distribution and after giving effect thereto no Default shall exist or result therefrom.

Notwithstanding the foregoing, the making of any dividend, payment or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of such

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dividend, payment or other distribution or giving of the redemption notice, as applicable, will not be prohibited if, at the date of declaration or notice such dividend, payment or other distribution or redemption would have complied with the terms of this Agreement.

Section 6.09. Transactions with Affiliates. Such Borrower will not, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except

(a) transactions that are at prices and on terms and conditions not less favorable to such Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties,

(b) transactions between or among the Loan Parties not involving any other Affiliate,

(c) any Restricted Payment permitted by Section 6.08,

(d) the payment of reasonable and customary fees and expenses to directors of such Borrower and the other Restricted Subsidiaries and the provision of customary indemnification to directors, officers, employees, members of management and consultants of the Parent Borrower and the Subsidiaries,

(e) sales or issuances of Equity Interests to Affiliates of the Parent Borrower which are otherwise permitted or not restricted by the Loan Documents,

(f) loans and other transactions by such Borrower and the Restricted Subsidiaries to the extent permitted under this Article VI,

(g) the consummation of and the payment of all fees, expenses, bonuses and awards related to the Transactions,

(h) transactions with joint ventures (including the Renewable Diesel Joint Venture) for the purchase or sale of goods and services entered into in the ordinary course of business,

(i) employment and severance arrangements (including options to purchase Equity Interests of the Parent Borrower, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans) between such Borrower and any Restricted Subsidiary and their directors, officers, employees, members of management and consultants in the ordinary course of business,

(j) the existence of, and the performance of obligations of such Borrower or any of its Restricted Subsidiaries under the terms of any agreement to which such Borrower or any of its Restricted Subsidiaries is a party as of or on the Effective Date and identified on Schedule 6.09, as these agreements may be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time; provided, however, that any future amendment, restatement, amendment and restatement, supplement, extension, renewal or other modification entered into after the Effective Date will be permitted to the extent that its terms are not more disadvantageous to the Lenders than the terms of the agreements on the Effective Date,

(k) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into such Borrower or its Restricted Subsidiaries pursuant to

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the terms of this Agreement; provided that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect in the good faith judgment of the Parent Borrower when taken as a whole as compared to such agreement as in effect on the date of such acquisition or merger), and

(l) transactions in which such Borrower or any of its Restricted Subsidiaries delivers to the Administrative Agent an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm of national standing that the terms of such transaction are not materially less favorable than those that might reasonably have been obtained by such Borrower or such Restricted Subsidiary in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate.

Section 6.10. Restrictive Agreements. Such Borrower will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Borrower or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Administrative Agent (or its agent or designee) for the benefit of the Secured Parties securing any of the Obligations, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to such Borrower or any other Restricted Subsidiary or to Guarantee the Obligations or any part thereof; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation or order or by any Loan Document, Pari Passu Notes Document or document governing Refinancing Notes or any Refinancing Junior Loans, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof (but shall apply to any extension or renewal of, refinancings of or any amendment or modification in each case materially adverse to the interests of the Lenders taken as a whole under this Agreement or any other Loan Document), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to Dispositions permitted by Section 6.05 pending such Dispositions, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (including any refunding, replacement or refinancing thereof) if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Persons obligated thereon, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof (including the granting of any Lien), (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business, (vii) the foregoing shall not apply if such restrictions and conditions were binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary (other than a Restricted Subsidiary that was a Restricted Subsidiary on the Effective Date), so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary, (viii) clause (a) of the foregoing shall not apply to Liens permitted by this Agreement, (ix) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures (including the Renewable Diesel Joint Venture) permitted under Section 6.04 and applicable solely to such joint ventures (including the Equity Interests therein) and (x) clause (b) of the forgoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness incurred by non-Loan Parties permitted by this Agreement (including any refunding, replacement or refinancing thereof); provided that to the extent any such agreements are entered into in reliance on this clause (x), such Indebtedness shall be required to be incurred under, and shall be in an amount permitted by, Section 6.01(y).

Section 6.11. Amendment of Material Debt Documents. The Parent Borrower will not, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under any Pari Passu Notes Document or Subordinated Indebtedness Document in any manner materially adverse to the interest of the Lenders taken as a whole that has not been approved by the Administrative Agent.

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Section 6.12. Change in Fiscal Year. Parent Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal year is calculated, in each case, without the prior written consent of the Administrative Agent.

ARTICLE VII.

Financial Covenants

Until the Loan Obligations have been Fully Satisfied, the Parent Borrower covenants and agrees with the Lenders that:

Section 7.01. Interest Coverage Ratio. As of the last day of each fiscal quarter commencing with the first full fiscal quarter following the Effective Date, the Parent Borrower shall not permit the Interest Coverage Ratio to be less than 3.00 to 1.00.

Section 7.02. Total Leverage Ratio. As of the last day of each fiscal quarter commencing with the first full fiscal quarter following the Effective Date, the Parent Borrower shall not permit the Total Leverage Ratio to exceed 4.00 to 1.00.

Section 7.03. Secured Leverage Ratio. As of the last day of each fiscal quarter commencing with the first full fiscal quarter following the Effective Date, the Parent Borrower shall not permit the Secured Leverage Ratio to exceed, on any applicable testing date prior to the consummation of the Rothsay Acquisition, 3.00 to 1.00 and, subject to the following proviso, following the consummation of the Rothsay Acquisition, 3.50:1.00, provided that following the consummation of the Rothsay Acquisition, such ratio shall be 3.25 to 1.00 for the third fiscal quarter ending in 2014 and each fiscal quarter thereafter until the third fiscal quarter of 2015 and thereafter, when such ratio shall be 3.00 to 1.00.

ARTICLE VIII.

Events of Default

Section 8.01. Events of Default; Remedies. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or any Borrower shall fail to pay any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, and such failure with respect to such reimbursement obligations shall continue unremedied for a period of three days;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 8.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation, warranty or certification made or deemed made by or on behalf of any Borrower or any Restricted Subsidiary in or in connection with any Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document, shall prove to have been materially inaccurate when made or deemed made;

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(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a) or in Article VI or in Article VII of this Agreement;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section 8.01), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Parent Borrower;

(f) any Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond any applicable grace period or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits, after giving effect to any applicable grace period, the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to (i) secured Indebtedness that becomes due as a result of the Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness or (ii) Guarantees of Indebtedness that are satisfied promptly on demand;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership, arrangement or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, undischarged or unbonded for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership, arrangement or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any such Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(i) any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by insurance as to which the insurer has not denied coverage) shall be rendered against any Borrower, any Restricted Subsidiary or any combination thereof and there is a period of 60 consecutive days during which a stay of enforcement of such judgment by reason of a pending appeal or otherwise is not in effect;

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(k) (i) an ERISA Event shall have occurred, (ii) a Canadian Loan Party fails to make a required contribution to or payment under any Canadian Benefit Plan when due or (iii) with respect to any Canadian Defined Benefit Plan, the occurrence of any Canadian Pension Termination Event; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect;

(l) other than with respect to items of Collateral not exceeding $5,000,000 in the aggregate, any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any Collateral, except (i) as a result of the Disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements or PPSA renewal statements or amendments;

(m) any of the Guaranty Agreement (other than in respect of an Immaterial Subsidiary), the Security Agreement or the Canadian Security Agreement (other than the Security Agreement or the Canadian Security Agreement in respect of Collateral not exceeding $5,000,000 in the aggregate) shall for any reason cease to be in full force and effect and valid, binding and enforceable in accordance with its terms after its date of execution, or any Borrower or any other Loan Party shall so state in writing; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) of this Section 8.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of any Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (g) or (h) of this Section 8.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of any Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Borrower. In addition, if any Event of Default shall occur and be continuing, the Administrative Agent may (and if directed by the Required Lenders, shall) foreclose or otherwise enforce any Lien granted to the Administrative Agent, for the benefit of the Secured Parties, to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents and exercise any and all rights and remedies afforded by applicable law, by any of the Loan Documents, by equity, or otherwise.

Section 8.02. Performance by the Administrative Agent. If any Loan Party shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents which constitutes an Event of Default, the Administrative Agent may, at the direction of the Required Lenders, perform or attempt to perform such covenant or agreement on behalf of the applicable Loan Party. In such event, each Borrower shall, at the request of the Administrative Agent promptly pay any amount expended by the Administrative Agent or the Lenders in connection with such performance or attempted

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performance to the Administrative Agent, together with interest thereon at the interest rate provided for in Section 2.13(c) from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Loan Party under any Loan Document.

ARTICLE IX.

The Administrative Agent

Section 9.01. Appointment. Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, N.A. as agent on its behalf, and on behalf of each of its Affiliates who are owed Obligations (each such Affiliate by acceptance of the benefits of the Loan Documents hereby ratifying such appointment) and authorizes the Administrative Agent to take such actions on its behalf and on behalf of such Affiliates and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 9.03. Limitation of Duties and Immunities. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Parent Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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Section 9.04. Reliance on Third Parties. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06. Successor Agent. Subject to the appointment and acceptance of a successor to the Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, subject to the consent of the Parent Borrower (which consent shall not be unreasonably withheld); provided that the Parent Borrower’s consent shall not be required if a payment or bankruptcy Event of Default exists. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, subject to the consent of the Parent Borrower (which consent shall not be unreasonably withheld); provided that the Parent Borrower’s consent shall not be required if a payment or bankruptcy Event of Default exists. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (other than with respect to its obligations under Section 10.12). The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 9.07. Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.08. Other Agents. Neither the Documentation Agents nor the Syndication Agents shall have any duties or responsibilities hereunder in their capacity as such. Bank of Montreal, acting

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under its trade name BMO Capital Markets, BBVA Compass Bank, Cooperatieve Central Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland” New York Branch and Citibank, N.A. are hereby each appointed a Syndication Agent hereunder and CoBank, ACB, Comerica Bank, Bank of America, N.A, The Royal Bank of Scotland PLC, HSBC Bank USA, N.A., TD Bank, N.A., Fifth Third Bank and Regions Bank, are hereby each appointed Documentation Agent hereunder, and each Lender hereby authorizes such entities to act as Syndication Agent or to act as Documentation Agent, as applicable, in accordance with the terms of this Agreement and the other Loan Documents. The Syndication Agent or any Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Effective Date, neither the entities set forth in this paragraph above in their capacity as Syndication Agent or Documentation Agent, as applicable, shall have any obligations but shall be entitled to all benefits of this Article IX, Section 10.03 and the last paragraph of Section 10.01. Any Syndication Agent or Documentation Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Parent Borrower. The provisions of this Article IX (other than in the case of Section 9.01, 9.06, 9.10 and 9.13) are solely for the benefit of the Administrative Agent, each Syndication Agent, each Documentation Agent and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof (other than with respect to Section 9.01, 9.06, 9.10 and 9.13 as to which the Loan Parties shall have the benefit and the right to enforce).

Section 9.09. Powers and Immunities of Issuing Bank. Neither the Issuing Bank nor any of its Related Parties shall be liable to the Administrative Agent or any Lender for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with any Loan Document except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, the Issuing Bank (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee or fiduciary for any Lender or for the Administrative Agent, (b) shall not be required to initiate any litigation or collection proceedings under any Loan Document, (c) shall not be responsible to any Lender or the Administrative Agent for any recitals, statements, representations, or warranties contained in any Loan Document, or any certificate or other documentation referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of any Loan Document or any other documentation referred to or provided for therein or for any failure by any Person to perform any of its obligations thereunder, (d) may consult with legal counsel (including counsel for the Borrowers), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts, and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by any Loan Document, the Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the Administrative Agent; provided, however, that the Issuing Bank shall not be required to take any action which exposes it to personal liability or which is contrary to any Loan Document or applicable law.

Section 9.10. Permitted Release of Collateral and Subsidiary Loan Parties.

(a) Automatic Release. If any Collateral is the subject of a Disposition (other than to another Loan Party) which is permitted under Section 6.05, the Liens in the Collateral granted to the Administrative Agent under the Loan Documents shall automatically terminate and the Collateral will be disposed of free and clear of all Liens of the Administrative Agent.

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(b) Written Release. The Administrative Agent is authorized to release of record, and shall release of record, any Liens encumbering any Collateral that is the subject of a Disposition described in clause (a) above upon an authorized officer of the Parent Borrower certifying in writing to the Administrative Agent that the proposed Disposition of Collateral is permitted under Section 6.05. To the extent the Administrative Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Administrative Agent shall do so promptly upon request of the Parent Borrower without the consent or further agreement of any Secured Party. If the Disposition of Collateral is not permitted under or pursuant to the Loan Documents, the Liens encumbering the Collateral may only be released in accordance with the other provisions of this Section 9.10 or the provisions of Section 10.02.

(c) Other Authorized Release and Subordination. The Administrative Agent is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party to: (i) subordinate or release the Liens granted to the Administrative Agent to secure the Obligations with respect to any property which is permitted to be subject to a Lien of the type described in clauses (d) (to the extent such property constitutes cash or Permitted Investments), (e), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (r)(i)(A), (r)(ii), (u), (v), (w) (to the extent such Lien arises in connection with Indebtedness permitted by clause (h), or, if utilized for Indebtedness of the type specified in clause (f) or (h) of Section 6.01, (v) of Section 6.01), (x) or (y) of Section 6.02, (ii) release the Administrative Agent’s Liens upon the Date of Full Satisfaction, (iii) release and/or modify the Administrative Agent’s Liens on the Collateral of the Canadian Loan Parties on or after the Pari Passu Notes Repayment Date so that such Liens only secure the Canadian Obligations and (iv) release the Canadian Loan Parties from their guarantee of the Obligations (other than the Canadian Obligations) on and after the Pari Passu Notes Repayment Date; provided that any subordination or release of property pursuant to clause (i) above in reliance on Section 6.02(w) shall be limited to property which may secure Indebtedness of the type specified in Section 6.01(f), or property securing Indebtedness permitted under or of the type permitted under Section 6.01(h) as of the date of the acquisition of the Person owning such property; provided further that if as of the date of the requested release under clause (i) or, solely with regard to the condition in clause (A), (iii) above: (A) any Borrower is subject to a proceeding of the type described in clauses (g) or (h) of Section 8.01, or (B) the Administrative Agent is applying the proceeds of Collateral in accordance with Section 2.18(f), then the Administrative Agent shall not release its Liens until the Date of Full Satisfaction.

(d) Authorized Release of Subsidiary Loan Party. If the Administrative Agent shall have received a certificate of a Responsible Officer of the Parent Borrower requesting the release of a Subsidiary Loan Party, certifying that the Administrative Agent is authorized to release such Subsidiary Loan Party because either: (1) the Equity Interest issued by such Subsidiary Loan Party or the assets of such Subsidiary Loan Party have been disposed of to a non-Loan Party in a transaction permitted by Section 6.05 (or with the consent of the Required Lenders pursuant to Section 10.02(b)) or (2) such Subsidiary Loan Party has been designated as an Unrestricted Subsidiary in accordance with the designation provisions of the definition of the term “Unrestricted Subsidiary”; provided that no such release shall occur if such Subsidiary Loan Party continues to be a guarantor in respect of any Refinancing Notes or any Refinancing Junior Loans of any Loan Party or any Permitted Refinancing of any of the foregoing;

then the Administrative Agent is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party to release the Liens granted to the Administrative Agent to secure the Obligations in the assets of such Subsidiary Loan Party and release such Subsidiary Loan Party from all obligations under the Loan Documents. To the extent the Administrative Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Administrative Agent shall do so promptly upon request of the Parent Borrower without the consent or further agreement of any Secured Party; and

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(e) the Administrative Agent is authorized to enter into any intercreditor agreement contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such intercreditor agreement, an “Additional Agreement”), and the parties hereto acknowledge that any Additional Agreement is binding upon them. Each Lender and Issuing Bank (a) hereby agrees that it will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into any Additional Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Additional Agreement.

Section 9.11. Perfection by Possession and Control. The Administrative Agent hereby appoints each of the other Lenders to serve as bailee to perfect the Administrative Agent’s Liens in any Collateral (other than deposit, securities or commodity accounts) in the possession of any such other Lender and each Lender possessing any such Collateral agrees to so act as bailee for the Administrative Agent in accordance with the terms and provisions hereof.

Section 9.12. Lender Affiliates Rights. By accepting the benefits of the Loan Documents, any Affiliate of a Lender that is owed any Obligation is bound by the terms of the Loan Documents. But notwithstanding the foregoing: (a) neither the Administrative Agent, any Lender nor any Loan Party shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any Affiliate of any Lender; and (b) no Affiliate of any Lender that is owed any Obligation shall be included in the determination of the Required Lenders or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. The Administrative Agent shall not have any liabilities, obligations or responsibilities of any kind whatsoever to any Affiliate of any Lender who is owed any Obligation. The Administrative Agent shall deal solely and directly with the related Lender of any such Affiliate in connection with all matters relating to the Loan Documents. The Obligation owed to such Affiliate shall be considered the Obligation of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.

Section 9.13. Actions in Concert. Notwithstanding anything contained in any of the Loan Documents, each Borrower, the Administrative Agent and each Lender hereby agree that (A) no Lender shall have any right individually to realize upon any of the Collateral under any Security Documents or to enforce the guarantee set forth in the Guaranty Agreement, it being understood and agreed that all powers, rights and remedies under the Guaranty Agreement and the other Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof and (B) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

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Section 9.14. Certain Canadian Matters. For greater certainty, and without limiting the powers of the Administrative Agent or any other person acting as an agent, attorney-in-fact or mandatory for the Administrative Agent under this Agreement or under any of the other Loan Documents, and for the purposes of holding any security granted by a Borrower or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by a Borrower or any Loan Party, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Lenders as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Lender hereby irrevocably appoints and authorizes the Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity. The Substitution of the Administrative Agent pursuant to the provisions of this Article 8 shall also constitute the substitution of the Attorney and the Custodian.

ARTICLE X.

Miscellaneous

Section 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone or other means, all notices and other communications provided for herein shall be in writing and (to the extent permitted by the applicable notice provision) shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email, as follows:

(i) if the Parent Borrower or any other Loan Party, to it at 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, Attention of Colin Stevenson, Chief Financial Officer, (Telecopy No.: 972.281.4449); email: ctstevenson@darlingii.com, with a copy to Brad Phillips, Vice President and Treasurer (Telecopy: 972.281.4449); email: bphillips@darlingii.com.

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 S. Dearborn – IL1-0010, Chicago, IL 60603; attention: Hiral Patel; Telephone: 312.732.6221; Telecopy: 888-303-9732; with a copy to JPMorgan Chase Bank, N.A., 2200 Ross Avenue, Eighth Floor, Dallas, Texas 75201, Attention: Laura F. Simmons, Telephone: 214.965.4062; Telecopy: 214.965.2946; email: jpm.agency.servicing.1@jpmchase.com.

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

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Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent or each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the gross negligence, bad faith or willful misconduct of, or a material breach of any obligations under the Loan Documents by, any agent hereunder, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Platform and any Approved Electronic Communications are provided “as is” and “as available” and none of the agents party hereto nor any of their Related Parties warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the agents party hereto nor any of their Related Parties in connection with the Platform or the Approved Electronic Communications.

Section 10.02. Waivers; Amendments.

(a) No Waiver; Rights Cumulative. No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) pursuant to an Incremental Assumption Agreement executed in accordance with the terms and conditions of Section 2.20 and (ii) in the case of this Agreement and any circumstance other than as described in clause (i) pursuant to an agreement or agreements in writing entered into by or with the consent of the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing

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entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto in each case with the consent of the Required Lenders; provided that no such agreement shall, (A) without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders) (1) increase the Commitment of any Lender (it being understood that a waiver of any condition precedent in Section 4.01, Section 4.02, or Section 4.03 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not be an increase of a Commitment of any Lender), (2) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest accruing pursuant to Section 2.13(c) or a waiver thereof), extend the scheduled date of any interim amortization of any Loan or reduce any fees payable hereunder, (it being understood that any change to the definition of “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate of interest or fees thereon), (3) postpone the scheduled date of payment of any interest on any Loan or LC Disbursement (other than interest accruing pursuant to Section 2.13(c) or a waiver thereof), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, (4) postpone the final scheduled date of payment of the principal amount of any Loan or LC Disbursement or (5) postpone the scheduled date of expiration of any Commitment (it being understood that a waiver of any condition precedent in Section 4.01, Section 4.02 or Section 4.03 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not be an extension of a Commitment of any Lender) and (C) without the written consent of each Lender (1) change any of the provisions of this Section (or for the avoidance of doubt any provision that requires the consent of all Lenders or all directly affected Lenders) or the definition of “Required Lenders,” (2) release all or substantially all of the value of the Guarantees of the Obligations by the Subsidiary Loan Parties (it being understood that the Canadian Collateral Reallocation shall not be deemed a release of Guarantees), (3) release all or substantially all of the Collateral from the Liens of the Security Documents (it being understood that (A) the determination that any assets acquired after the Effective Date shall not constitute Collateral and (B) the Canadian Collateral Reallocation, in each case, shall not be deemed a release of Collateral) or (4) change Section 2.18(b), (c) or (f) in a manner that would alter the pro rata sharing of payments required thereby (except that modifications to such pro rata sharing provisions in connection with (x) loan buy back or similar programs, (y) “amend and extend” transactions or (z) adding one or more tranches of Loans (which may but are not required to be new money tranches of Loans), which, in each case, shall only require the written consent of the Required Lenders and each Lender participating in such transaction); provided further that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (2) notwithstanding the terms of clause (ii) above, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Lenders) or the Term Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by the Borrowers and requisite percentage in interest of the affected Class of Lenders.

Notwithstanding anything in this Agreement (including, without limitation, this Section 10.02(b)) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an incremental facility or refinancing facility pursuant to Section 2.20 or 2.22 (and the Administrative Agent and the Borrowers may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the terms of any such incremental facility or refinancing facility); (ii) no Lender consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to

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effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 10.03. Expenses; Indemnity; Damage Waiver.

(a) Expenses. Each Borrower shall pay, within 30 days of a written demand therefor (together with reasonable backup documentation supporting such reimbursement request), (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel (limited to one primary counsel for the Administrative Agent and the Lenders, taken as a whole, and one additional counsel in each relevant material jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 10.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of counsel (limited to one counsel to the Administrative Agent and the Lenders, taken as a whole, one additional counsel in each jurisdiction in which any Collateral is located or any proceedings are held and, in the case of an actual or perceived conflict of interest, one additional counsel to the Lenders, taken as a whole), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 10.03, or in connection with the Loans made or Letters of Credit issued hereunder.

(b) Indemnity. EACH BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE

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(LIMITED TO ONE COUNSEL TO THE INDEMNITEES, TAKEN AS A WHOLE, AND ONE ADDITIONAL COUNSEL IN EACH JURISDICTION IN WHICH ANY COLLATERAL IS LOCATED OR ANY PROCEEDINGS ARE HELD AND, IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST, ONE ADDITIONAL COUNSEL TO THE INDEMNITEES, TAKEN AS A WHOLE), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE SYNDICATION OF THE COMMITMENTS OR THE LOANS, THE EXECUTION OR DELIVERY OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES TO THE LOAN DOCUMENTS OF THEIR RESPECTIVE OBLIGATIONS THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS, ANY OTHER ACQUISITION PERMITTED HEREBY OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE PARENT BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE PARENT BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF, OR A MATERIAL BREACH OF ANY OBLIGATION UNDER THE LOAN DOCUMENTS BY, SUCH INDEMNITEE AS DETERMINED BY A FINAL, NON-APPEALABLE JUDGEMENT OF A COURT OF COMPETENT JURISDICTION OR ANY DISPUTE SOLELY AMONG THE INDEMNITEES (OTHER THAN A COMMITMENT PARTY, AN ARRANGER OR THE ADMINISTRATIVE AGENT ACTING IN THEIR RESPECTIVE CAPACITY AS SUCH) AND NOT ARISING OUT OF ANY ACT OR OMISSION OF THE PARENT BORROWER, ROTHSAY, THE SELLER OF ROTHSAY OR ANY OF THEIR AFFILIATES OR RELATED TO THE PRESENCE OR RELEASE OF HAZARDOUS MATERIALS OR VIOLATIONS OF ENVIRONMENTAL LAWS THAT FIRST OCCUR AT A PROPERTY OWNED OR LEASED BY PARENT BORROWER OR ITS SUBSIDIARIES AFTER SUCH PROPERTY IS TRANSFERRED TO AN INDEMNITEE OR ITS SUCCESSORS OR ASSIGNS BY WAY OF A FORECLOSURE, DEED–IN–LIEU OF FORECLOSURE OR SIMILAR TRANSFER. NOTWITHSTANDING THE FOREGOING, EACH INDEMNITEE SHALL BE OBLIGATED TO REFUND AND RETURN ANY AND ALL AMOUNTS PAID BY YOU UNDER THIS PARAGRAPH TO SUCH INDEMNITEE FOR ANY SUCH FEES, EXPENSES OR DAMAGES TO THE EXTENT SUCH INDEMNIFIED PERSON IS NOT ENTITLED TO PAYMENT OF SUCH AMOUNT IN ACCORDANCE WITH THE TERMS HEREOF.

(c) Lender’s Agreement to Pay. To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 10.03, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

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(d) Waiver of Damages. To the extent permitted by applicable law, none of parties hereto shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Payment. Unless otherwise specified, all amounts due under this Section 10.03 shall be payable not later than 30 days after written demand therefor.

Section 10.04. Successors and Assigns.

(a) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender except as otherwise permitted under Section 6.03 (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit and any Secured Party related to any Lender), Participants (to the extent provided in paragraph (c) of this Section 10.04) and, to the extent expressly contemplated hereby, the Secured Parties and other Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders), any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignment. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (except to the Parent Borrower, any Subsidiary or a Disqualified Institution (to the extent a list of Disqualified Institutions has been posted to all Lenders) or any readily identifiable Affiliate of such Disqualified Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Parent Borrower; provided that no consent of the Parent Borrower shall be required for (1) an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default under Sections 8.01(a), (b), (g) or (h) exists, an assignment to any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) to the extent the assignment relates to the Revolving Facility, any Issuing Bank that has issued Letters of Credit in an aggregate face amount in excess of $5,000,000.

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(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (1) $1,000,000 in the case of the Term Facility and (2) $5,000,000 in the case of the Revolving Facility unless each of the Parent Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld, delayed or conditioned);

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

Any assignment by a Lender without the Parent Borrower’s consent to any Disqualified Institutions who have been identified as such to all Lenders (and any readily identifiable Affiliate of such Disqualified Institutions, or, to the extent the Parent Borrower’s consent is required under the terms hereof (and not obtained), to any other Person, shall be void ab initio, and the Parent Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Parent Borrower at law or at equity.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders

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shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice (it being understood that no Lender shall be entitled to view any information in the Register except such information contained therein with respect to the Class and amount of Obligations owing to such Lender).

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.04 and any written consent to such assignment required by paragraph (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(c) or (d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (v).

(c) Participations. (i) Any Lender may, without the consent of any other Person, sell participations to one or more banks or other entities (except the Parent Borrower, any Subsidiary or a Disqualified Institution (to the extent a list of Disqualified Institutions has been posted to all Lenders) or any readily identifiable Affiliate of such Disqualified Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 10.04, each Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

Any participation by a Lender without the Parent Borrower’s consent to any Disqualified Institutions who have been identified as such to all Lenders (and any readily identifiable Affiliate of such Disqualified Institutions, or, to the extent the Parent Borrower’s consent is required under the terms hereof (and not obtained), to any other Person, shall be void ab initio, and the Parent Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Parent Borrower at law or at equity.

(ii) Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers solely for United States federal tax purposes, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated

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interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(d) Pledge. Any Lender may, in accordance with applicable law, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. For the avoidance of doubt, if any entity ceases to be a Lender under this Agreement pursuant to an Assignment and Acceptance, such entity shall be entitled to the benefits of the surviving provisions in the previous sentence but only with respect to the period during which such entity was a Lender under this Agreement.

Section 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY SEPARATE LETTER AGREEMENTS WITH RESPECT TO FEES PAYABLE TO THE ADMINISTRATIVE AGENT EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto (which may be sent on pages designated only as “Signature Pages to Credit Agreement”, “Signature Pages to Darling International Inc. Credit Agreement,” or similar descriptions without page numbers or other identifying information), and

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thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email or other electronic means (including a “.pdf” or “.tif” file) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the Loan Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each party exercising rights under this Section 10.08 shall promptly notify the applicable Borrower (with a copy to the Administrative Agent) after any such exercise; provided that the failure to give such notice shall not effect the validity of such right. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of law principles; provided that (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof either the Parent Borrower or its applicable Affiliate has the right to terminate its obligations under the Rothsay Acquisition Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Rothsay Acquisition has been consummated in accordance with the terms of the Rothsay Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of the Province of Ontario, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Jurisdiction. EACH LENDER, EACH LOAN PARTY AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT (EXCLUDING THE ENFORCEMENT OF THE SECURITY DOCUMENTS TO THE EXTENT SUCH SECURITY DOCUMENTS EXPRESSLY PROVIDE OTHERWISE), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF SUCH PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF SUCH PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

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(c) Venue. Each Loan Party and each other party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each Loan Party and each other party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10. WAIVER OF JURY TRIAL. EACH LOAN PARTY AND EACH OTHER PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH LOAN PARTY AND EACH OTHER PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Related Parties, including accountants, legal counsel and other advisors on a “need-to-know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent, the Issuing Bank and the Lenders shall be responsible for the compliance with this paragraph by its Related Parties), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case, to the extent permitted by law, the party in receipt of such request shall promptly inform the Parent Borrower in advance other than in connection with any examination of the financial condition or other routine examination of such Lender), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions not less restrictive than those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (but excluding any Disqualified Institution (to the extent a list of Disqualified Institutions has been posted to all Lenders) or any readily identifiable Affiliate of such Disqualified Institution) or (ii) any actual or prospective direct or indirect counterparty (or its

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advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the written consent of the Parent Borrower (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.12 or (i) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake to preserve the confidentiality of any confidential Information relating to the Loan Parties received by it from such Person. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and any customary information about this Agreement required for league table or similar credit. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS. ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO EACH BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW. Notwithstanding anything in this Section 10.12 to the contrary, to the extent any legal counsel, independent auditors, professionals and other experts or agents of a Lender receives any Information, such legal counsel, independent auditors, professionals and other experts or agents shall sign an undertaking that they will treat such Information as confidential (subject to certain customary exceptions) unless there are established and enforceable codes of professional conduct governing the confidential treatment of such Information so received.

Section 10.13. Maximum Interest Rate.

(a) Limitation to Maximum Rate; Recapture. No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate (the “Contract Rate”) for any obligation under the Loan Documents shall exceed the Maximum Rate, thereby causing the interest accruing on such obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such obligation shall not reduce the rate of interest on such obligation below the Maximum Rate until the aggregate amount of interest accrued on such obligation equals the aggregate amount of interest which would have accrued on such obligation if the Contract Rate for such obligation had at all times been in effect. As used herein, the term “Maximum Rate” means, at any time with respect to any Lender, the maximum rate of nonusurious interest under applicable law that such Lender may charge applicable Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to any Borrower at the time of such change in the Maximum Rate. For purposes of determining the Maximum Rate under Texas law, the applicable rate ceiling shall be the weekly rate ceiling described in, and computed in accordance with, Chapter 303 of the Texas Finance Code.

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(b) Cure Provisions. No provision of any Loan Document shall require the payment or the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section 10.13 shall govern and prevail and neither any Borrower nor the sureties, guarantors, successors, or assigns of any Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the obligations outstanding hereunder, and, if the principal of the obligations outstanding hereunder has been paid in full, any remaining excess shall forthwith be paid to the applicable Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, each Borrower and each Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the obligations outstanding hereunder so that interest for the entire term does not exceed the Maximum Rate.

(c) Chapter 346 of the Texas Finance Code. The provisions of Chapter 346 of the Finance Code of Texas are specifically declared by the parties hereto not to be applicable to this Agreement or to the transactions contemplated hereby.

(d) Canadian Interest Limitation. Notwithstanding anything in this Section 10.13 or otherwise in this Agreement, the provisions of this clause (d) shall apply to the Canadian Loan Parties. If any provision of this Agreement or of any of the other Loan Documents would obligate any Canadian Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under Section 2.13, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by Section 347 of the Criminal Code (Canada), the Canadian Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Canadian Borrower. Any amount or rate of interest referred to in Section 2.13 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the date this Agreement is terminated and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

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Section 10.14. Limitation of Liability. None of Loan Parties, the Administrative Agent, any Lender, or any of their respective Related Parties shall have any liability with respect to, and each Borrower, the Administrative Agent and each Lender and, by the execution of the Loan Documents to which it is a party, each other Loan Party, hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by such party in connection with, arising out of, or in any way related to any of the Loan Documents, or any of the transactions contemplated by any of the Loan Documents.

Section 10.15. No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Administrative Agent or any Lender shall have the right to act exclusively in the interest of the Administrative Agent and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Borrower, any other Loan Party, any of the Parent Borrower’s shareholders or any other Person.

Section 10.16. No Fiduciary Relationship. The relationship between the Loan Parties on the one hand and the Administrative Agent, each other agent party hereto and each Lender on the other is solely that of debtor and creditor, and neither the Administrative Agent, nor any other agent party hereto nor any Lender has any fiduciary or other special relationship with any Loan Party, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Loan Parties on the one hand and the Administrative Agent, each other agent party hereto and each Lender on the other to be other than that of debtor and creditor. In addition, the Administrative Agent, each other agent party hereto and each Lender and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with the transactions contemplated hereby.

Section 10.17. Construction. Each Loan Party, the Administrative Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

Section 10.18. USA Patriot Act and Canadian Anti-Money Laundering Legislation. (a) Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

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(b) Each Borrower acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws in each relevant jurisdiction (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Borrowers, their respective Related Parties, the Transactions and any other transactions contemplated hereby. The Borrowers shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender, any Issuing Bank or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(i) If the Administrative Agent has ascertained the identity of any Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:

(A) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(B) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(ii) Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any such authorized signatory in doing so.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DARLING INTERNATIONAL INC., as Parent
Borrower

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By:
Name:
Title:

SIGNATURE PAGE TO DARLING INTERNATIONAL INC. CREDIT AGREEMENT

Name of Institution: [ ]

By:
Name:
Title:

SIGNATURE PAGE TO DARLING INTERNATIONAL INC. CREDIT AGREEMENT